Exhibit 4.15








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                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                              TERRA NETWORKS, S.A.

                                       and


                           DAUM COMMUNICATIONS, CORP.









                            DATED AS OF JULY 30, 2004




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




                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I            DEFINITIONS...............................................1

         Section 1.1       Definition of Certain Terms.........................1
         Section 1.2       Construction........................................8

ARTICLE II           SALE AND PURCHASE OF SHARES...............................9

         Section 2.1       Place and Date......................................9
         Section 2.2       Purchase............................................9
         Section 2.3       Post-Closing Adjustment of Purchase Price..........10
         Section 2.4       Exclusion of Certain Assets........................11
         Section 2.5       Transition Services Agreement......................11
         Section 2.6       Work for Hire Agreement............................11
         Section 2.7       Service Agreement..................................12

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF SELLER.................12

         Section 3.1       Seller's Status and Authorization..................12
         Section 3.2       Company's Status and Authorization.................12
         Section 3.3       Capital Stock of the Company.......................13
         Section 3.4       Subsidiaries; Investments..........................13
         Section 3.5       No Conflicts, etc..................................14
         Section 3.6       Financial Statements...............................14
         Section 3.7       Absence of Undisclosed Liabilities;
                           Sufficiency of Assets..............................15
         Section 3.8       Accounts Receivable................................15
         Section 3.9       Bank Accounts......................................15
         Section 3.10      Taxes..............................................15
         Section 3.11      Absence of Changes.................................16
         Section 3.12      Litigation.........................................18
         Section 3.13      Compliance with Laws; Governmental Approvals
                           and Consents.......................................19
         Section 3.14      Title..............................................19
         Section 3.15      Leases.............................................19
         Section 3.16      Contracts..........................................19
         Section 3.17      Intellectual Property..............................20
         Section 3.18      Privacy Matters....................................21
         Section 3.19      Insurance..........................................21
         Section 3.20      Environmental Matters..............................21
         Section 3.21      Employees, Labor Matters, etc......................22
         Section 3.22      Employee Benefit Plans and Related Matters.........22
         Section 3.23      Dealings with Affiliates...........................23
         Section 3.24      Brokerage..........................................23
         Section 3.25      Lycos Asia.........................................23

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF BUYER..................24

         Section 4.1       Corporate Status...................................24
         Section 4.2       Authorization, etc.................................24

                                Table of Contents
                                -----------------
                                   (continued)

                                                                            Page
                                                                            ----

         Section 4.3       No Conflicts, etc..................................24
         Section 4.4       Litigation.........................................24
         Section 4.5       Ability to Perform Obligations.....................25
         Section 4.6       Independent Investigation..........................25
         Section 4.7       Financing..........................................25
         Section 4.8       Securities Matters.................................25

ARTICLE V            COVENANTS................................................25

         Section 5.1       Covenants of Seller................................25
         Section 5.2       Covenants of Buyer.................................28
         Section 5.3       HSR Act Filing.....................................30
         Section 5.4       Books and Records..................................30
         Section 5.5       Employee and Employee Benefit Matters..............30
         Section 5.6       Tax Matters........................................32
         Section 5.7       Intercompany Arrangements..........................33
         Section 5.8       Directors' and Officers' Insurance.................34

ARTICLE VI           CONDITIONS PRECEDENT.....................................34

         Section 6.1       Conditions to Obligations of Each Party............34
         Section 6.2       Conditions to Obligations of Buyer.................34
         Section 6.3       Conditions to Obligations of Seller................35

ARTICLE VII          TERMINATION..............................................36

         Section 7.1       Termination........................................36
         Section 7.2       Effect of Termination..............................36
         Section 7.3       Dispute Resolution.................................36

ARTICLE VIII         INDEMNIFICATION..........................................37

         Section 8.1       Survival of Obligations............................37
         Section 8.2       Seller's Obligation to Indemnify...................37
         Section 8.3       Buyer's Obligation to Indemnify....................38
         Section 8.4       Limitations on Indemnification.....................38
         Section 8.5       Procedures Relating to Indemnification.............39
         Section 8.6       Losses relating to the CMU License and
                           Retained Assets....................................40
         Section 8.7       Exclusive Remedy...................................41

ARTICLE IX           MISCELLANEOUS............................................41

         Section 9.1       Summaries, Memoranda not Representations or
                           Warranties.........................................41
         Section 9.2       Expenses...........................................41
         Section 9.3       Severability.......................................41
         Section 9.4       Notices............................................41
         Section 9.5       Attorneys' Fees....................................42
         Section 9.6       Headings...........................................42
         Section 9.7       Entire Agreement...................................42

                                Table of Contents
                                -----------------
                                   (continued)

                                                                            Page
                                                                            ----

         Section 9.8       Counterparts.......................................43
         Section 9.9       Drafting History...................................43
         Section 9.10      Governing Law, etc.................................43
         Section 9.11      Service of Process.................................43
         Section 9.12      Binding Effect.....................................44
         Section 9.13      Assignment.........................................44
         Section 9.14      No Third Party Beneficiaries.......................44
         Section 9.15      Amendment; Waivers, etc............................44
         Section 9.16      Transfer, Sales, Documentary, Stamp and Other
                           Similar Taxes......................................44
         Section 9.17      Failure to Close...................................44
         Section 9.18      No Solicitation....................................45

                                    SCHEDULES


Schedule 1.1(a)     Company Intellectual Property

Schedule 1.1(b)     Short Term Investments

Schedule 2.2(b)     Certificate on Working Capital, Debt and Accrued Tax
                    Liabilities

Schedule 2.2(b)(i)  Certificate on Restricted Cash

Schedule 2.4        Exclusion of Certain Assets

Schedule 3.2(b)     Company's Status and Authorization

Schedule 3.4        Company Subsidiaries and Investments

Schedule 3.5        No Conflicts, Etc.

Schedule 3.6(a)     Financial Statements

Schedule 3.6(b)     Pro Forma Statements

Schedule 3.8        Accounts Receivable

Schedule 3.9        Bank Accounts

Schedule 3.10       Tax Returns

Schedule 3.11       Absence of Changes

Schedule 3.12       Litigation

Schedule 3.13(b)    Compliance with Laws; Governmental Approval and Consents

Schedule 3.14       Permitted Liens

Schedule 3.15       Leases

Schedule 3.16       Contracts

Schedule 3.17       Intellectual Property

Schedule 3.18       Privacy Matters

Schedule 3.19       Insurance

Schedule 3.21       Employees, Labor Matters, etc.

Schedule 3.22       Employee Benefit Plans and Related Matters

Schedule 3.23       Dealing with Affiliates

Schedule 3.25       Lycos Asia

Schedule 5.1(b)     Conduct of Business

Schedule 5.5(b)     Employee and Employee Benefit Matters

Schedule 5.7        Intercompany Arrangements

Schedule 6.1(b) Conditions to Obligations of Each Party; All Requisite Governmental Approvals

Schedule 6.2(e)     Conditions to Obligations of Buyer; Good Standings

Schedule 8.6        Losses relating to the CMU License and Retained Assets

                                    EXHIBITS



Transition Services Agreement                             Exhibit A

Work for Hire Agreement                                   Exhibit B

Lycos Service Agreement                                   Exhibit C

Software License Agreement                                Exhibit D

     STOCK PURCHASE AGREEMENT dated as of July 30, 2004 between Terra Networks, S.A., a corporation organized and existing under the laws of Spain ("Seller"), and Daum Communications, Corp., a corporation organized and existing under the laws of Korea ("Buyer"). The Seller and Buyer are referred to collectively as the "Parties" and sometimes individually referred to as a "Party".

                                R E C I T A L S :

     A. WHEREAS, Seller owns all the issued and outstanding shares of common stock, $0.01 par value per share (the "Shares"), of Lycos, Inc., a company incorporated in the Commonwealth of Virginia (the "Company").

     B. WHEREAS, the Company develops and maintains an Internet portal and is in the business of providing products and services over the Internet to consumers and businesses.

     C. WHEREAS, Buyer wishes to purchase all of the Purchased Shares (as defined herein) from Seller and Seller wishes to sell all of the Purchased Shares to Buyer.

     D. WHEREAS, as an integral part of the sale of Purchased Shares pursuant to this Agreement, which shall be binding on both Parties, on or immediately prior to the Closing Date, but in any event prior to the Closing, the Company shall transfer to Seller all of the Retained Assets (as defined herein).

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement.

     "Accrued Tax Liabilities": means, collectively, accrued tax liability line items as of the Closing Date, including but not limited to the following line items as of the Closing Date, all as determined in accordance with GAAP, consistent with the past practice of the Company: (a) "Accrued Sales & Use Tax",
(b) "Accrued Tax Fees", (c) "Accrued Property Tax", (d) "Accrued Business Tax",
(e) "Accrued MA Use Tax", (f) "Accrued CA Use Tax", (g) "Accrued FL Use Tax",
(h) "Accrued Foreign Tax", (i) "Accrued ER Option Taxes", and (j) "Accrued State Intangibles Tax".

     "Acquiring Corporation": has the meaning set forth in Section 5.2(e).

     "Affiliate": of a specified Person means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. For purposes of this Agreement all references to Affiliates of Seller shall exclude the Company, the Company Subsidiaries and their respective directors and officers.

     "Agreement": means this Stock Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended or supplemented as provided herein.

     "Applicable Law": means any and all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     "Arbitrator": has the meaning set forth in Section 2.3(b).

     "Buyer": has the meaning set forth in the first paragraph of this Agreement.

     "Buyer Indemnified Persons": has the meaning set forth in Section 8.2.

     "Capitalized Lease Obligations": means all capitalized lease obligations of the Company and the Company Subsidiaries set forth on the Interim Financial Statements which are outstanding as of the Closing Date, determined in accordance with GAAP consistent with past practice of the Company.

     "Cash": means cash, including Restricted Cash.

     "Claim": has the meaning set forth in Section 3.12(a).

     "Closing": has the meaning set forth in Section 2.1.

     "Closing Balance Sheet": has the meaning set forth in Section 2.3(a).

     "Closing Date": has the meaning set forth in Section 2.1.

     "CMU License": has the meaning set forth in Section 8.6.

     "Code": means the Internal Revenue Code of 1986, as amended.

     "Company": has the meaning set forth in Recital A at the head of this Agreement.

     "Company Business": means the business of the Company and its Subsidiaries as currently conducted, other than that of the Retained Assets.

     "Company Intellectual Property": means Intellectual Property held for use or used in the Company Business as currently conducted and that certain Intellectual Property in development within the Company or at its direction as set forth on Schedule 1.1(a).


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     "Company Owned IP": means Intellectual Property owned by the Company.

     "Company Subsidiaries": means the Subsidiaries of the Company other than the Retained Assets.

     "Confidentiality Agreement": means that certain Letter Agreement, dated April 2, 2004, executed by Buyer.

     "Consent": means any consent, approval, authorization, stipulation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

     "Contracts": has the meaning set forth in Section 3.16(a).

     "Current Accounts Payable": means all accounts payable of the Company and the Company Subsidiaries as of the Closing Date, determined in accordance with GAAP consistent with the past practice of the Company, for which the Company or a Company Subsidiary received an invoice for services rendered and which have not been paid prior to the Closing Date, other than any such payables to Seller or its Affiliates which are not set forth on Schedule 5.7.

     "Current Accounts Receivable" means all accounts receivable of the Company and the Company Subsidiaries as of the Closing Date, determined in accordance with GAAP, consistent with the past practice of the Company, less (i) accounts receivable from Overture or any of its Affiliates, and (ii) allowance for doubtful accounts determined in accordance with GAAP and the Company's past practice.

     "Current Assets" means (a) Current Accounts Receivable, and (b) items set forth under the line item "Prepaid and Other Current Assets".

     "Current Liabilities" means (a) Current Accounts Payable, (b) items set forth under line item "Accrued Expenses" other than accruals for (i) the Overture Litigation, and (ii) Accrued Tax Liabilities, and (c) items set forth under the line item "Deferred Revenue".

     "Debt": means, as to any Person, any and all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed, and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay; for the avoidance of doubt Capitalized Lease Obligations shall not be included in the definition of Debt.

     "Determination": has the meaning set forth in Section 2.3(b).

     "Disputed Matter": has the meaning set forth in Section 2.3(b).

     "Dollars" or "$": means lawful money of the United States of America.

     "Employee Benefit Plans": has the meaning set forth in Section 3.22(a).

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     "Environmental Laws": shall mean any Applicable Law relating to: (a)
releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) the current use, occupancy or operation of the facilities and business of the Company; or (d) otherwise relating to pollution, protection or preservation of human health or the environment.

     "ERISA": means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate": shall mean any trade or business, whether or not incorporated, that together with the Company or any Subsidiary or any predecessor thereof would be deemed a "single employer" within the meaning of
Section 4001(b) of ERISA.

     "Financial Statements": has the meaning set forth in Section 3.6.

     "GAAP": means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Approval": means any Consent of, with or to any Governmental Authority.

     "Governmental Authority": means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any court, tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

     "Hazardous Substance": means (i) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; (ii) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law; or (iii) chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, and radon.

     "HSR Act": means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

     "Indemnified Party": has the meaning set forth in Section 8.5(a).

     "Indemnifying Party": has the meaning set forth in Section 8.5(a).

     "Intellectual Property": means trademarks, service marks, trade names, Internet domain names, key words and other electronic commerce identifiers, designs, insignia, logos, slogans, other similar descriptions of source or origin and general intangibles of like nature, together with all goodwill symbolized by any of the foregoing and registrations and applications relating to the foregoing (collectively, "Trademarks"); patents, including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing, as well as invention disclosures (collectively "Patents"); copyrights (including registrations, applications and renewals for any of the foregoing, and common law copyrights) (collectively, "Copyrights"); computer programs (whether in source code or object code form), including any and all software implementations of algorithms, models and methodologies, databases and compilations, including any and all collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the text and graphics contained on any Web site (collectively, "Software"); and trade secrets and other proprietary information, including technology, know-how, inventions (patentable or not) methods, processes, formulae, algorithms, models and methodologies (collectively, "Proprietary Information").

     "Interim Financial Statements": has the meaning set forth in Section 3.6.

     "IRS": means the Internal Revenue Service.

     "Lease": has the meaning set forth in Section 3.15.

     "Lien": means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.

     "Losses": has the meaning set forth in Section 8.2.

     "Lycos Europe Agreements": means, collectively, the Inter-company Sales Commission Agreement, effective as of March 15, 2002, between Lycos Europe GmbH and Lycos, Inc; Sections 8 and 9 of the Shareholders Agreement by and among Lycos, Inc., Bertelsmann Internet Holding GmbH, Christoph Mohn Internet Holding GmbH, Fireball Internet GmbH, dated as of February 18, 2000, as amended; the License Agreement (Lycos Search Service), dated as of February 16, 2000 and amended November 26, 2001 between Lycos, Inc. and Lycos Europe, N.V.; the European License Agreement (Tripod), dated as of February 29, 2000 between Tripod, Inc. and Lycos Europe, N.V.; the European License Agreement (Angelfire), dated as of February 29, 2000 between WhoWhere, Inc. and Lycos Europe, N.V.; the European License Agreement (Hotbot), dated as of February 29, 2000 and amended November 26, 2001 between Lycos, Inc. and Lycos Europe, N.V.; the License Agreement (Sonique), dated as of February 29, 2000 between Internet Music Distribution, Inc. and Lycos Europe, N.V.; the European License Agreement (MyLycos), dated as of February 18, 2000 between Lycos, Inc. and Lycos Europe, N.V.; the Preferred Promotion and Linking Agreement (Lycos Gamesville), dated as of February 18, 2000 between Lycos, Inc. and Lycos Europe, N.V.; and the Waiver and Agreement (Lycos Search and Logo), dated as of June 4, 2003 between Lycos, Inc. and Lycos Europe, N.V.

     "Lycos Service Agreement": has the meaning set forth in Section 2.7.

     "Material Adverse Effect": means any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that any such events, circumstances, occurrences, developments, facts, conditions, changes or effects resulting from or attributable to any of the following will be disregarded for this purpose:
(a) the announcement of (i) this Agreement and (ii) the transactions and matters contemplated hereby, (b) any officers or employees of the Company who resign from their respective positions on or prior to the Closing, (c) any event, act or occurrence that disrupts the U.S. or global securities, capital and financial markets, including any suspension of trading or banking moratorium, (d) general economic or business conditions involving the United States, and (e) changes affecting the industries in which the Company and the Company Subsidiaries operate.

     "Notice": has the meaning set forth in Section 9.4.

     "Overture Litigation" means Lycos, Inc. v. Overture Services, Inc. v. FindWhat.com, Inc.

     "Parties" or "Party": has the meaning set forth in the first paragraph of this Agreement.

     "Pension Plan": has the meaning set forth in Section 3.22(d).

     "Permitted Investments" means:

     (i) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States or any agency thereof, in either case having a final maturity of 30 days or less;

     (ii) certificates of deposit, bankers' acceptances, time deposits or demand deposits issued or held by any domestic or foreign commercial bank having outstanding unsecured indebtedness that is rated A-1 or better by Standard & Poors and P-1 or better by Moody's and having a final maturity of 30 days or less;

     (iii) commercial paper rated A-1 or better by Standard & Poors and P-1 or better by Moody's, or rated A-1 or P-1 or better by one of such credit rating agencies if only one of such credit rating agencies has rated such commercial paper (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), with a final maturity of 30 days or less; and

     (iv) any other type of investment in which the Restricted Cash is held by the Company or its Subsidiaries as of the Closing Date or approved in writing by the Seller from time to time.

     "Person": means any natural person, firm, partnership, association, corporation, company, limited liability company, joint venture, trust, business trust, Governmental Authority or other entity.

     "Pro Forma Adjustments": has the meaning set forth in Section 3.6(b).

     "Pro Forma Statements": has the meaning set forth in Section 3.6(b).

     "Purchase Price": has the meaning set forth in Section 2.2.

     "Purchased Shares": means all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company after giving effect to the redemption of the Redeemed Shares pursuant to Section 2.4.

     "Redeemed Shares": has the meaning set forth in Section 2.4.

     "Restricted Cash": means cash set forth on the line item "Restricted Cash" as of the Closing Date in a manner consistent with the Interim Financials and consistent with past practice.

     "Retained Assets": has the meaning set forth in Section 2.4.

     "Securities Act": means the United States Securities Act of 1933, as amended, or any successor law thereto.

     "Seller": has the meaning set forth in the first paragraph of this Agreement.

     "Seller Indemnified Persons": has the meaning set forth in Section 8.3.

     "Seller's Dispute Report": has the meaning set forth in Section 2.3(b).

     "Shares": has the meaning set forth in Recital A at the head of this Agreement.

     "Short Term Investments": means the investments set forth on Schedule
1.1(b).

     "Stock Plans": means, collectively, the Terra Networks, S.A., U.S. Program under Phase II of the Terra Networks, S.A. Stock Option Plan; the Lycos, Inc. 2000 Stock Option Plan; the Lycos, Inc. 1996 Stock Option Plan; the Gamesville.com, Inc. 1999 Stock Option and Incentive Plan; the Matchmaker.com, Inc. 1999 Incentive Stock Plan; the Quotecom, Incorporated 1996 Stock Option Plan; the Valent Software Corporation 1998 Stock Option/Stock Issuance Plan; the Whowhere? Inc. 1995 Stock Plan; the Tripod, Inc. 1995 Stock Option Plan; the Wisewire Corporation 1995 Amended and Restated Stock Option Plan; Wisewire Corporation 1996 Amended and Restated Non-Employee Stock Option Plan; and any other equity compensation or incentive program of Seller and its Affiliates under which the Company, Seller or any of its Affiliates has granted (or assumed) awards to any employee or former employee of the Company or any of the Company Subsidiaries that are based on, convertible into, exchangeable for or relating to shares of Seller's capital stock.

     "Straddle Period": means any Taxable period or year beginning before and ending after the Closing Date.

     "Subsidiary": means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

     "Tax": means any federal, state, local or foreign net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, social security, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, transfer, value added, alternative minimum, estimated or other tax, fee, charge or customs duties, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or assessed or charged by any Governmental Authority (domestic or foreign).

     "Tax Return": means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     "Third Party Claim": has the meaning set forth in Section 8.5(b).

     "Transition Services Agreement": has the meaning set forth in Section 2.5.

     "Transferred Employee": has the meaning set forth in Section 5.5(a).

     "Work for Hire Agreement": has the meaning set forth in Section 2.6.

     "Working Capital" means (i) Current Assets less (ii) Current Liabilities. Working Capital shall not include any intercompany accounts between the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, other than those relating to Lycos Europe, N.V., Telefonica Data USA, Inc. and OneTravel.com, Inc.

     "Year 2003 Financial Statements": has the meaning set forth in Section 3.6.

     Section 1.2 Construction. Words such as "herein," "hereinafter," "hereto," "hereby," "hereof" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. The words "include," "includes," "included" and "including" shall be construed as if followed by the phrase "without being limited to." Reference to "business days" means days other than a Saturday or Sunday on which banking institutions in each of New York, New York, Boston, Massachusetts, Seoul, Korea and Madrid, Spain are open for business. Unless otherwise stated or the context requires otherwise:
(a) all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require; (b) references to a Schedule or an Exhibit are to a Schedule or an Exhibit attached to this Agreement, each of which is made a part of this Agreement for all purposes; (c) references to a law are to such law as it may be amended from time to time, and references to particular provisions of a law include all corresponding provisions of any succeeding law; and (d) references to agreements and contracts include any amendments, restatements and supplements executed from time to time.

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

     Section 2.1 Place and Date. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller will sell the Purchased Shares to Buyer, and Buyer will purchase the Purchased Shares from Seller. The closing of the sale and purchase of the Purchased Shares (the "Closing") shall take place at 10:00 a.m. Eastern Daylight Saving Time at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York, as soon as practicable (but not more than three business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VI (other than those conditions which can only be satisfied at the Closing), or such other time and place upon which the Parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date". At the Closing, against payment in full (subject to Section 2.3) of the Purchase Price, Seller shall deliver to Buyer all certificates for the Purchased Shares, accompanied by duly executed stock powers and any other instruments required to effect the transfer of the Purchased Shares to Buyer, registered in the name of Buyer, free and clear of all Liens.

     Section 2.2 Purchase.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay to Seller an aggregate of Ninety-Five Million Dollars ($95,000,000), subject to adjustment at the Closing as provided for below in paragraph (b) and after the Closing as provided for below in Section
2.3 (the "Purchase Price"). The Purchase Price shall be paid by Buyer at the Closing by wire transfer of immediately available funds to a bank account designated in writing by Seller to Buyer at least three (3) days prior to the Closing; provided that, with respect to the amount of the Purchase Price that is equal to the amount of the Restricted Cash, in lieu of funds wired at Closing, Buyer shall pay such amount of the Purchase Price to Seller by wire transfer of immediately available funds, to a bank account designated in writing by Seller to Buyer, in the following amounts and on the following dates:


                  Date                               Amount
                  ----                               ------

                  October 1, 2004                    $4,061,257

                  December 1, 2004                   $2,715,743

                  June 30, 2005                      $1,017,521

                  December 31, 2005                  $1,052,825

                  June 30, 2006                      $1,088,748

In the event that a portion of the Restricted Cash becomes unrestricted, the amounts listed above will be adjusted on the Closing Date to reflect the amounts set forth on Schedule 2.2(b)(i). In addition, on each of the dates described in the proviso to the second preceding sentence, Buyer shall also to pay to Seller, in cash, by wire transfer as described above, all interest and investment amounts earned on the Restricted Cash for the period from the Closing Date through the applicable date.

     (b) Not later than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a certificate in the form attached hereto as Schedule 2.2(b) setting forth an estimate as of the Closing Date of Working Capital, Debt, and Restricted Cash of the Company after giving effect to the transfer of the Retained Assets in accordance with Section 2.4, which certificate shall be certified as of the Closing Date by the Chief Financial Officer or, if not available, an authorized representative of the Company. Seller shall also deliver to Buyer a certificate in the form attached as Schedule 2.2(b)(i) setting forth the dates when Restricted Cash becomes unrestricted. At the Closing, the amount of the Purchase Price shall be (i) increased by the Restricted Cash, (ii) decreased by the amount of Debt, and (iii) increased or decreased, as the case may be, by the amount Working Capital is greater or less than, as the case may be, $-6,593,613.

     Section 2.3 Post-Closing Adjustment of Purchase Price.

     (a) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a consolidated balance sheet of the Company and the Company Subsidiaries as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Buyer in good faith and in accordance with GAAP and shall include the amount of Working Capital, Debt and Restricted Cash as of the Closing Date. Seller shall cooperate with Buyer in the preparation of the Closing Balance Sheet.

     (b) Buyer shall cooperate with Seller and shall allow Seller and its agents and representatives such access as Seller may reasonably request to the books, records, accounts and information of the Company to allow Seller to examine the accuracy of the Closing Balance Sheet. Within 30 days after the date that the Closing Balance Sheet is delivered by Buyer to Seller, Seller may deliver to Buyer a written report setting forth any proposed adjustments to the Working Capital, Debt or Restricted Cash set forth on the Closing Balance Sheet (the "Seller's Dispute Report").

          (i) If Seller notifies Buyer of its acceptance of the amount of the Working Capital, Debt and Restricted Cash as of the Closing shown on the Closing Balance Sheet, or if Seller fails to deliver a report of proposed adjustments to the Working Capital, Debt or Restricted Cash set forth on the Closing Balance Sheet within the 30-day period specified in the preceding sentence, the amount of the Working Capital, Debt and Restricted Cash as of the Closing shown on the Closing Balance Sheet shall be conclusive and binding on the parties as of the last day of such 30-day period.

          (ii) Buyer and Seller shall use good faith efforts to resolve any dispute involving the amount of the Working Capital, Debt and Restricted Cash as of the Closing (each a "Disputed Matter"), and any resolution between them as to a Disputed Matter shall be final, binding and conclusive on the parties hereto.

          (iii) If, after 30 days following the receipt by Buyer of Seller's Dispute Report, Buyer and Seller are unable to resolve any Disputed Matter, such Disputed Matter shall be referred to an internationally recognized independent accounting firm reasonably acceptable to both Buyer and Seller (the "Arbitrator") for resolution. The Arbitrator shall be instructed to use every reasonable effort to make its determination with respect to such Disputed Matter (the "Determination") within 45 days of the submission to the Arbitrator of such Disputed Matter. Buyer shall give the Arbitrator access at all reasonable times to the books, records, accounts and facilities of the Company used to prepare the Closing Balance Sheet or as otherwise reasonably requested by the Arbitrator for the purpose of making a Determination. After completing the Determination, the Arbitrator shall deliver notice of the Determination to Buyer and Seller and upon receipt thereof, the Determination shall be final, binding and conclusive on the parties hereto with respect to such Disputed Matter. The costs, fees and expenses of the Arbitrator shall be shared equally by Buyer and Seller.

     (c) If the total amount of the Working Capital less the Debt plus the Restricted Cash as of the Closing Date as finally determined in accordance with this Section 2.3 is less than the total amount of the Working Capital less the Debt plus the Restricted Cash set forth on the certificate delivered pursuant to
Section 2.2(b), then Seller shall pay to Buyer the amount of such difference. If the total amount of the Working Capital less the Debt plus the Restricted Cash as of the Closing Date as finally determined in accordance with this Section 2.3 is greater than the total amount of the Working Capital less the Debt plus the Restricted Cash set forth on the certificate delivered pursuant to Section 2.2(b), then Buyer shall pay to Seller the amount of such difference. All amounts due under this Section 2.3(c) shall be paid by Buyer or Seller, as the case may be, by wire transfer of immediately available funds, within two (2) business days after the date on which the Working Capital, Debt and Restricted Cash as of the Closing Date are finally determined in accordance with this
Section 2.3.

     Section 2.4 Exclusion of Certain Assets. The Parties acknowledge and agree that the Company's interests in the assets listed on Schedule 2.4 are intended to and shall be retained by Seller and not acquired by Buyer as a result of the purchase and sale of the Purchased Shares pursuant to this Agreement. Accordingly, as an integral part of the sale of Purchased Shares pursuant to this Agreement, on or immediately prior to the Closing Date, but in any event prior to the Closing, the Company shall transfer to Seller, and Seller will assume, all of the Company's assets, properties and rights, subject to the liabilities and obligations related thereto, set forth on Schedule 2.4, subject to any changes thereto arising in the ordinary course of business between the date hereof and the Closing Date (the "Retained Assets"). In consideration for the transfer to Seller of the Retained Assets, the Company will redeem that number of shares (the "Redeemed Shares") of the Company which bears the same ratio to the total number of Shares as the value of the Retained Assets bears to the total value of the Company immediately prior to such redemption; the Parties shall reasonably cooperate to determine such relative values.

     Section 2.5 Transition Services Agreement. At Closing, Seller or its designee and the Company shall enter into a Transition Services Agreement (the "Transition Services Agreement"), substantially in the form of Exhibit A attached hereto.

     Section 2.6 Work for Hire Agreement. Prior to Closing, Seller and the Company shall enter into a Work for Hire Agreement (the "Work for Hire Agreement") substantially in the form of Exhibit B attached hereto.

     Section 2.7 Service Agreement. At Closing, the Company and Seller will enter into a Service Agreement whereby the Company will provide Seller with back-end assistance with respect to Seller's search service for a period of six months following the Closing (the "Lycos Service Agreement") substantially in the form of Exhibit C attached hereto.

     Section 2.8 Software License Agreement. Prior to Closing, the Company and Seller will enter into a Software License Agreement substantially in the form of Exhibit D attached hereto.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, as though made on the Closing Date (or, if made as of a specified date, as of such date):

     Section 3.1 Seller's Status and Authorization.

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Spain.

     (b) Seller has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform fully its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the board of directors of Seller and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the transaction contemplated hereby.

     (c) This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law).

     Section 3.2 Company's Status and Authorization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where its business is conducted.

     (b) The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities requires such qualification, except (i) as of the date hereof as set forth on Schedule 3.2(b); and (ii) where the failure to be so qualified, licensed or in good standing does not, and could not reasonably be expected to, have a Material Adverse Effect. Set forth on

Schedule 3.2(b) is a list of all states and foreign jurisdictions in which the Company is qualified to conduct business.

     (c) Complete and correct copies of the respective articles of incorporation, as amended, and bylaws as in effect on the date hereof of the Company and the Company Subsidiaries have been previously delivered to Buyer. The stock books of the Company, which have been made available to Buyer for its inspection, are true and complete. The minute books of the Company, as previously made available to Buyer, contain accurate records of all meetings of and resolutions of, or written consents by, the stockholders or Board of Directors of the Company since the date of the Company's organization.

     Section 3.3 Capital Stock of the Company.

     (a) The Company's authorized capital stock consists of 10,000 shares of common stock, $0.01 par value, of which 1,107 shares are issued and outstanding. The Shares are duly authorized, validly issued, fully paid and non-assessable. There are no options, warrants, calls, convertible or exchangeable notes, agreements, commitments, evidence of indebtedness, assets, or other rights presently outstanding that would obligate the Company to issue, deliver, convey, transfer or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, convertible or exchangeable note, agreement, commitment, evidence of indebtedness, asset or other right. Other than this Agreement, the Shares are not subject to any voting commitment or understanding restricting or otherwise relating to voting, dividend rights or the disposition of the Shares or otherwise.

     (b) Seller is the sole record and beneficial owner of the Shares, and has good and valid title to the Shares, free and clear of all Liens. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by Seller to Buyer at the Closing will effectively vest in Buyer good, valid and marketable title to all of the Purchased Shares free and clear of all Liens, except restrictions on transfer imposed by the Securities Act and state securities laws.

     Section 3.4 Subsidiaries; Investments.

     (a) Schedule 3.4(a) sets forth the name, jurisdiction of incorporation and authorized capital of each Company Subsidiary and percentage ownership of the Company Subsidiaries and the jurisdiction in which each Company Subsidiary is qualified to do business. All the outstanding capital stock of each Company Subsidiary that is owned directly or indirectly by the Company, is owned free and clear of all Liens, and is validly issued, fully paid and nonassessable. Each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has full corporate power and authority to carry on its business and to own its respective properties and assets; and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction where the character of its properties owned or held under lease or the nature of its activities requires such qualification, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

     (b) Except as set forth on Schedule 3.4(b), neither the Company nor any Company Subsidiary owns or controls, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any Person.
Schedule 3.4(b) sets forth a true and complete list of each such interest, including the name, percentage interest, cost of the investment and all agreements governing the rights and obligations relating to such investment.

     Section 3.5 No Conflicts, etc. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under or require any consent, approval or notice under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien on any of the properties or assets of the Company or the Company Subsidiaries under (i) the articles of incorporation or bylaws of Seller, Company or any Company Subsidiary, (ii) any Applicable Law applicable to the Company, the Company Subsidiaries or any of their respective properties or assets, or (iii) any Contract or Lease to which any of Seller, the Company or Company Subsidiaries is a party or by which any of them or any of their respective properties are bound, which, in the case of subclauses (ii) and (iii), would have a Material Adverse Effect. Except as required under the HSR Act and except as set forth on Schedule 3.5, Seller, the Company and the Company Subsidiaries, as the case may be, have obtained any and all Governmental Approvals and Consents required to be obtained by Seller, the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.6 Financial Statements.

     (a) Seller has delivered to Buyer a true and complete copy of (i) the audited consolidated balance sheet of the Company at December 31, 2003 and related audited consolidated statements of income and statements of cash flow for the fiscal year ended December 31, 2003, certified without qualification by Deloitte & Touche, its independent accounting firm (the "Year 2003 Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company at June 30, 2004, and the related unaudited consolidated statements of income and statements of cash flow of the Company for the six-month period ended June 30, 2004 attached hereto as Schedule 3.6(a) (the "Interim Financial Statements") (all of the foregoing being collectively herein referred to as the "Financial Statements"). The Financial Statements have been prepared from, are in accordance with and separately reflect, the books and records of the Company, have been prepared in accordance with GAAP (except for the absence of footnotes and normal year end adjustments in the case of the Interim Financial Statements) on a consistent basis throughout the period indicated, present fairly, in all material respects, the financial position and operating results of the Company at the dates, and for the periods, indicated therein.

     (b) Seller has delivered to Buyer a copy of the unaudited pro forma consolidated balance sheets of the Company at December 31, 2003 and June 30, 2004, and the related unaudited pro forma consolidated statements of income and statements of cash flow of the Company for the period then ended, after taking into account the transfer of the Retained Assets provided for in Section 2.4 as if such transfer had occurred as of January 1, 2003 or January 1,

2004, respectively attached hereto as Schedule 3.6(b) (collectively, the "Pro Forma Statements"). The Pro Forma Statements indicate each pro forma adjustment made from the respective Financial Statements (the "Pro Forma Adjustments") and such Pro Forma Adjustments are reasonable (taking into account the Retained Assets), have been prepared from and are in accordance with the books and records of the Company.

     Section 3.7 Absence of Undisclosed Liabilities; Sufficiency of Assets. To the knowledge of Seller and the Company, the Company and the Company Subsidiaries have no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, that would be required to be disclosed in financial statements prepared in accordance with GAAP and the subject of a non-qualified audit opinion, except (a) to the extent disclosed or reserved against in the Financial Statements, and (b) non-material liabilities and obligations that were incurred after March 31, 2004 in the ordinary course of business. After giving effect to the transfer of the Retained Assets provided for in Section 2.4, the assets of the Company and the Company Subsidiaries include all of the assets that are sufficient to conduct the Company Business, except for any assets the absence of which would not have a Material Adverse Effect.

     Section 3.8 Accounts Receivable. Except as set forth on Schedule 3.8, all accounts receivable of the Company or any Company Subsidiaries, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business.

     Section 3.9 Bank Accounts. Schedule 3.9 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $5,000 and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     Section 3.10 Taxes.

     (a) Except as set forth on Schedule 3.10(a):

          (i) the Company and its Subsidiaries have timely filed all Tax Returns for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and such Tax Returns are true, correct and complete in all material respects. All material Taxes, whether or not shown as due and payable in respect of such Tax Returns, have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate Governmental Authority all Taxes which they are required to withhold from amounts paid or owing to any employee, creditor or other third party;

          (ii) the Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force;

          (iii) no federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and no additional issues, deficiencies or claims for additional Taxes are being asserted against the Company or any of its Subsidiaries in connection with any existing audits of the Company or any of its Subsidiaries;

          (iv) the assessment of any additional Taxes for periods ending on or prior to the date of the Interim Financial Statements shall not materially exceed the recorded liability therefor on the Interim Financial Statements (excluding any amount recorded which is attributable solely to timing differences between book and Tax income). Since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business;

          (v) no material claim has been made in writing to the Company or any Subsidiary of the Company by a Tax authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction;

          (vi) neither the Company nor any of its Subsidiaries is liable for the Taxes of another Person (i) under Section 1.1502-6 of the Treasury Regulations (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract or indemnity;

          (vii) neither the Company nor any Subsidiary is a party to any Tax sharing agreement; and

          (viii) the Company will not be required to pay or withhold any Taxes as a result of the transfer of Retained Assets described in Section 2.4.

     (b) Schedule 3.10(b) sets forth, for the preceding Taxable year and on an estimated basis for the current Taxable year (taking into account the distribution of the Retained Assets described in Section 2.4), the amount of federal and applicable state net operating losses of the Company and its Subsidiaries, and the extent to which the use of such Tax attributes are disallowed, limited or reduced by Applicable Law (including by reason of Section 382 of the Code or the separate return limitation year provisions of Section 1.1502-15, -21(c) and -22(c) of the Treasury Regulations or any applicable predecessor provision of such Treasury Regulation) since the October 27, 2000 acquisition of the Company by Seller.

     Section 3.11 Absence of Changes. Except as set forth on Schedule 3.11, since December 31, 2003, the Company Business has been conducted only in the ordinary course and neither the Company nor any Company Subsidiary has:

     (a) suffered any Material Adverse Effect;

     (b) incurred, assumed, guaranteed or discharged any claim, debt, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness (including any indebtedness for borrowed funds), except as contemplated by this Agreement or current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business;

     (c) mortgaged, pledged or subjected to any other Lien, any property, business or assets, tangible or intangible other than standard or customary Liens arising in the ordinary course of business that are not, individually or in the aggregate, material to the Company or the Company Subsidiaries;

     (d) sold, transferred, leased to others or otherwise disposed of any assets other than pursuant to this Agreement, except for such licenses and leases granted in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

     (e) received any notice of termination of any Contract, the termination of which would have a Material Adverse Effect;

     (f) suffered any significant adverse change in the relationship with its material customers, suppliers and business partners;

     (g) except with respect to non-material Company Intellectual Property, (i) disposed of or permitted to lapse any material rights of the Company or the Company Subsidiaries to the use of any Company Intellectual Property in material markets (North America, Europe and East Asia), or (ii) to the knowledge of Seller disposed of or disclosed to any Person any trade secret formula, process, know-how or other Company Intellectual Property not theretofore a matter of public knowledge, other than to representatives of Buyer or any other Person in connection with the current sale of the Company or in the ordinary course of business pursuant to a confidentiality agreement substantially in the form attached hereto as Schedule 3.11(g);

     (h) suffered any material damage, destruction or loss (whether or not covered by insurance) or waived any right of substantial value;

     (i) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Company except in the ordinary course of business;

     (j) made any single capital expenditure or commitment in excess of $500,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $2,000,000 for additions to property, plant, equipment or intangible capital assets;

     (k) except as specifically provided for in this Agreement, declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

     (l) except as set forth on Schedule 3.11(l), made or rescinded any Tax election other than in the ordinary course of business or made any change in the accounting or auditing methods, practices or principles of the Company other than as required by accounting rules and regulations;

     (m) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

     (n) amended its articles of incorporation or bylaws or merged with or into or consolidated with any other Person, subdivided, combined or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

     (o) except as provided for in this Agreement, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors except for directors' fees and compensation to officers in the ordinary course of business; or

     (p) agreed or consented, whether in writing or otherwise, to take any action described in this Section 3.11.

     Section 3.12 Litigation. Except as set forth on Schedule 3.12:

     (a) (i) there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity (each, a "Claim"), pending against or relating to the Company or the Company Subsidiaries seeking damages in excess of $300,000 or any injunctive or other equitable relief sought;

     (ii) to the knowledge of Seller, there is no Claim threatened against or relating to the Company or the Company Subsidiaries seeking damages in excess of $300,000 or any injunctive or other equitable relief sought;

     (b) there are no judgments unsatisfied against the Company or the Company Subsidiaries or consent decrees or injunctions to which any of them is subject that is likely to have a Material Adverse Effect;

     (c) there is no Claim pending, or to the knowledge of Seller, threatened, by or against or affecting Seller, the Company or the Company Subsidiaries in connection with or relating to the validity of this Agreement or the transactions contemplated by this Agreement;

     (d) with respect to each Claim included on Schedule 3.12, except as otherwise noted, the Company has filed a notice with its insurance provider and, to Seller's knowledge, the Company has not received written notification from any insurance company denying coverage of any material Claim asserted by the Company in connection with any of the policies maintained by the Company.

     Section 3.13 Compliance with Laws; Governmental Approvals and Consents.

     (a) Each of the Company and the Company Subsidiaries has complied in a timely manner and in all respects with all Applicable Laws and the Company is not in violation of any Applicable Law except for violations the existence of which would not have a Material Adverse Effect.

     (b) Except as set forth on Schedule 3.13(b), the Company has all Governmental Approvals and Consents necessary for the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted, except for such Governmental Approvals and Consents the absence of which would not have a Material Adverse Effect.

     Section 3.14 Title. The Company and the Company Subsidiaries have good and marketable title (fee or leasehold) to all of their respective properties and assets that they purport to own or use; and none of such properties or assets is subject to any mortgage, pledge, Lien, restriction, encumbrance or security interest, except (i) minor imperfections of title, none of which materially detracts from the value of or impairs the use of the affected properties or impairs any operations of the Company or the Company Subsidiaries (b) Liens for current taxes not yet due and payable, (c) indicate mechanic's and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's Liens arising in the ordinary course of business or (d) as disclosed on Schedule 3.14 (collectively, "Permitted Liens").

     Section 3.15 Leases. Schedule 3.15 contains each lease pursuant to which the Company or any Company Subsidiary leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $200,000 per annum) (each, a "Lease"). A true and complete copy of each Lease has heretofore been made available to Buyer. To the knowledge of Seller, the leasehold estate created by each Lease is free and clear of all Liens that would inhibit the ability of the lessee thereof to use the property in any material respect. To the knowledge of Seller and the Company, there are no existing payment defaults or material defaults by the Company or the Company Subsidiaries under any of the Leases.

     Section 3.16 Contracts.

     (a) Schedule 3.16(a) lists all written and binding oral agreements, contracts, commitments, indentures, orders, licenses, leases or other instruments or arrangements (collectively, "Contracts") to which the Company or a Company Subsidiary is a party:

          (i) which involve payments to or from the Company in excess of $300,000 per annum;

          (ii) which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

          (iii) relating to capital expenditures in excess of $300,000;

          (iv) which is a management or consulting contract, the total contract value of which exceeds $300,000;

          (v) which is a guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person or entity;

          (vi) limiting the Company or any of the Company Subsidiaries from engaging in any line of business or competing with any other Person or entity or pursuant to which the Company has granted another Person an exclusive right to use or perform a service;

          (vii) granting or receiving material rights to material Company Intellectual Property in a material market (North America, Europe or East
     Asia); or

          (viii) providing for the Company or a Company Subsidiary to grant a most favored nation or similar pricing.

     (b) Except as set forth on Schedule 3.16(b) hereto, (i) all Contracts constitute valid and binding agreements of the Company or the Company Subsidiaries, as applicable, and, to the knowledge of Seller, each other party thereto, (ii) with respect to the Contracts there are no existing material defaults by the Company or the Company Subsidiaries, as applicable, or to the knowledge of Seller, by any other party thereto and there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event including the consummation of the transactions contemplated hereby) would constitute a material default under the Contracts by the Company or the Company Subsidiaries, as applicable, or, to the knowledge of Seller, by any other party thereto, and (iii) with respect to the Contracts set forth as items 1, 2, 3, 4, 5, 6, 7, 16, 17, 19, 20, 21, 22, 25 and 26 on Schedule 3.23,
there are no existing defaults by the Company or the Company Subsidiaries, as applicable, or to the knowledge of Seller, by any other party thereto and there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event including the consummation of the transactions contemplated hereby) would constitute a default under such Contracts by the Company or the Company Subsidiaries, as applicable, or, to the knowledge of Seller, by any other party thereto,

     Section 3.17 Intellectual Property.

     (a) Except as set forth on Schedule 3.17(a)(i), the Company and the Company Subsidiaries own good and marketable title to, the Company Owned IP, free and clear of all Liens. Except as previously disclosed to Buyer, Seller and the Company are not aware of any material information that any Company Intellectual Property set forth on Schedule 3.17(a)(ii) is or is likely invalid or unenforceable. The Company and the Company Subsidiaries, as applicable, have paid all fees, annuities and all other payments which have heretofore become due to any Governmental Authority for the registration thereof with respect to the registration, or application for registration, of any Patents, Trademarks and Copyrights that are the subject of such registration or application for registration.

     (b) Schedule 3.17(b) sets forth a complete and accurate list of the following Company Owned IP and other material Company Intellectual Property: (A) all registered Patents and applications to register Patents; (B) all registered Trademarks and applications to register Trademarks and material unregistered Trademarks; and (C) all registered Copyrights and all applications to register Copyrights including Copyrights related to the Software.

     (c) Except as set forth in Schedule 3.17(c) and, with respect to Patents to the knowledge of Seller and the Company, (i) there is not now, and has not been during the past six (6) years, any infringement, misappropriation, or other violation by the Company or any Company Subsidiary of any Intellectual Property that is owned by any third party, and (ii) there is not now, and there has not been during the past three (3) years, any existing or, to the knowledge of Seller, threatened material Claim against the Company or any Company Subsidiary of infringement, misappropriation, or other violation of any Intellectual Property by any third party which has not been resolved without materially limiting the Company's business, and (iii) there is no, and there has not been during the past three (3) years, any pending or threatened material Claim by the Company against others for infringement, misappropriation, or other violation of any Company Intellectual Property which has not been resolved without materially limiting the Company's business, nor to knowledge of Seller is there any basis for any such Claim.

     (d) Except as set forth in Schedule 3.17(d), Seller and its Affiliates do not own any rights, title or interest in or to the Company Intellectual Property.

     (e) Except as set forth in Schedule 3.17(e), no university, government agency (federal or state) or other organization sponsored any research or development conducted by the Company or the Company Subsidiaries or has any right, title or interest in or to, or any Lien on, any Company Intellectual Property.

     Section 3.18 Privacy Matters. Except as set forth on Schedule 3.18, the Company has not received notice of any material Claims and no material Claims have been brought or, to the knowledge of Seller, threatened against the Company or any Company Subsidiary with respect to any violation by the Company or a Company Subsidiary of any rules, policies and procedures established by the Company relating to privacy, data protection and the collection and use of personal information gathered or used by the Company and the Company Subsidiaries or in connection with any such rules, policies and procedures or in connection with any Software placed by the Company or any Company Subsidiary on any computing device.

     Section 3.19 Insurance. All material properties and risks associated with the business of the Company and the Company Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards in the Company's industry. Schedule 3.19 contains a complete list of all material liability, property, accident, casualty, fire, flood, workers' compensation, key man group life or health or other insurance policies and arrangements affecting or relating to the ownership, use or operations of the assets or the Company Business.

     Section 3.20 Environmental Matters. The Company currently holds all the permits, licenses and approvals of Governmental Authorities required under Environmental Laws, except for such permits, licenses and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not in violation of any of such permits, licenses, and approvals, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not in violation of any

Environmental Laws, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.21 Employees, Labor Matters, etc. The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company. Except as set forth on Schedule 3.21, there are currently no labor disputes for which a grievance, arbitration or litigation has been filed and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee of the Company that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A true and complete copy of the Company's Employee Handbook has been made available to Buyer.

     Section 3.22 Employee Benefit Plans and Related Matters.

     (a) Schedule 3.22(a) contains a list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, deferred compensation plans and arrangements and other employee fringe benefit plans and any individual employment, severance, consulting or similar arrangement, in any case, maintained or contributed to, or required to be contributed to, or entered into, by the Company or any Company Subsidiary for the benefit of any current or former employee of the Company or any Company Subsidiary (all of the foregoing, collectively, "Employee Benefit Plans"). The Company has made available to Buyer true, correct and complete copies of all plan documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody all Employee Benefit Plans, the most recent filings required to be made with any governmental authority with respect to any Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, plus descriptions of any Employee Benefit Plans that have not been reduced to writing.

     (b) All Employee Benefit Plans have been administered in compliance in all material respects with their terms and all Applicable Laws, including ERISA and the Code. No material default exists with respect to the obligations of the Company or any Subsidiary under any Employee Benefit Plan.

     (c) No material liability relating to any Employee Benefit Plan has been or is expected to be incurred by the Company or any Subsidiary under or pursuant to the Code or Title I of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA.

     (d) Each Employee Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (each, a "Pension Plan") that is intended to meet the requirements of Section 401(a) of the Code meets such requirements, and nothing has occurred and no condition exists that is reasonably likely to adversely affect the qualified status of any such Pension Plan. The IRS has issued a favorable determination letter with respect to the qualification under the Code of each such Pension Plan and the IRS has not taken any action to revoke any such letter. Moreover, nothing has occurred and no condition has existed since the date of the most recent IRS favorable determination letter that would reasonably be expected to cause the loss of such qualification.

     (e) At no time during the past six years has the Company or any ERISA Affiliate contributed to or been required to contribute to any pension plan subject to Title IV of ERISA or any multiemployer plan as defined in Section 3(37) of ERISA.

     (f) Except as set forth in Schedule 3.22(f), there are no investigations, currently in progress or, to the knowledge of Seller, expected to be instituted in the future, relating to any Employee Benefit Plan, by any administrative agency, whether local, state or federal.

     (g) Except as set forth on Schedule 3.22(g), no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (h) Except as set forth on Schedule 3.22(h), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No amounts payable under the Employee Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

     Section 3.23 Dealings with Affiliates. Schedule 3.23 sets forth a complete list (including the parties) of all written contracts, arrangements or other agreements in excess of $300,000 between the Company or any Company Subsidiary or any of their respective Affiliates, officers or directors, on the one hand, and Seller, the Retained Assets or any of their respective Affiliates, on the other hand, existing at any time since the date of the Company's formation. Seller heretofore has delivered or made available to Buyer true and complete copies of each such contract, arrangement or other agreement.

     Section 3.24 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or any of the Company Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 3.25 Lycos Asia. Except as set forth on Schedule 3.25, there are no contractual obligations preventing the Company and the Company Subsidiaries from engaging in any line of business or competing with any other Person or entity in China, Japan, Korea and Southeast Asia.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as of the date of this Agreement (or, if made as of a specified date, as of such date), and as of the Closing Date as though made on the Closing Date:

     Section 4.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea.

     Section 4.2 Authorization, etc.

     (a) Buyer has the requisite power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the board of directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (b) This Agreement has been duly and validly executed by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law).

     Section 4.3 No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien on any of the properties or assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or assets, or (iii) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except for violations and defaults that, individually and in the aggregate, are not reasonably likely to materially impair the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Except as required under the HSR Act and the Foreign Exchange Transaction Law of Korea, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     Section 4.4 Litigation. There is no Claim pending, or to Buyer's knowledge threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     Section 4.5 Ability to Perform Obligations. Buyer is not a party to, subject to, or bound by any agreement or Applicable Law that would be reasonably likely to prevent or materially impair (i) the performance of its obligations under this Agreement, or (ii) the consummation of the sale and purchase of the Purchased Shares.

     Section 4.6 Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Company (including Buyer's own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Company). Buyer confirms to Seller that Buyer is sophisticated, knowledgeable and is capable of evaluating the matters set forth above.

     Section 4.7 Financing. Buyer has, and at the Closing will have, sufficient cash resources and binding financing commitments in each case reasonably satisfactory to Seller that provide sufficient funds in the aggregate to pay in cash any and all amounts necessary to consummate the transactions contemplated in this Agreement.

     Section 4.8 Securities Matters.

     (a) The Shares are being purchased for Buyer's own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or any applicable state securities laws. Buyer understands that the Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated transfer in a transaction exempt from the registration requirements thereof and that the reliance of Seller upon such exemption is predicated in part on Buyer's representations herein. No other Person has any right with respect to or interest in the Shares acquired by Buyer, nor has Buyer agreed to give any Person any such interest or right in the future.

     (b) Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and Buyer is able to bear the economic risk of its investment in the Company (including a complete loss of its investment). Buyer represents it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

     (c) Buyer recognizes that no public market exists for the Shares, and no representation has been made to Buyer that any such public market will exist in the future. Buyer understands that it must bear the economic risk of its investment in the Company indefinitely unless the Purchased Shares are registered pursuant to the Securities Act or an exemption from such registration is available.

                                   ARTICLE V
                                    COVENANTS

     Section 5.1 Covenants of Seller.

     (a) Public Announcements. Seller shall not, and shall not permit the Company, the Company's Affiliates or any of Seller's Affiliates or representatives to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer except as required by Applicable Law (in which case Buyer will be provided prior notice and shall be allowed reasonable time to comment on any such announcement prior to dissemination to the public).

     (b) Conduct of Business. From the date hereof to the Closing Date, except as set forth on Schedule 5.1(b) or as otherwise contemplated by this Agreement or as otherwise consented to by Buyer in writing, Seller shall cause the Company and the Company Subsidiaries to:

          (i) carry on the Company Business in the ordinary course;

          (ii) not enter into any new employment agreement or collective bargaining agreement or commitment or make any material changes to employment terms (including, but without limitation, any commitment to pay retirement or employee benefits other than those relating to the Stock Plans) to or with any of the employees of the Company, except in the ordinary course of business;

          (iii) not (A) enter into or terminate any Lease, (B) create any Liens on any of the assets of the Company or the Company Subsidiaries except Permitted Liens, or (C) enter into, or make any modifications of or changes in or terminate, any material Contract if such action would be adverse to the Company, unless such modification, change or termination has been consented to by Buyer (such consent not to be unreasonably withheld);

          (iv) not sell, transfer, lease to others or otherwise dispose of any assets other than as expressly provided in this Agreement, except for such licenses and leases granted in the ordinary course of business and consistent with past practice or canceled or compromise any debtor claim, or waive or release any right of substantial value;

          (v) not dispose of or permit to lapse any material rights to the use of any material Company Intellectual Property in material markets (North America, Europe and East Asia), or dispose of or disclose to any Person any trade secret, formula, process, know-how or other Company Intellectual Property not theretofore a matter of public knowledge other than to representatives of Buyer or any other Person in connection with the current sale of the Company or in the ordinary course of business pursuant to a confidentiality agreement substantially in the form attached hereto as
     Schedule 3.11(g);

          (vi) not make any commitment for capital expenditures;

          (vii) not make any change in the accounting or auditing methods, practices or principles of the Company or make or rescind any Tax election or change any method of accounting for Tax purposes other than as required by accounting rules and regulations;

          (viii) maintain in full force and effect the existing insurance described on Schedule 3.19.

          (ix) not cause any change in the composition of its board of directors and its officers, except as set forth on Schedule 5.1(b);

          (x) not write-off or take any action to accelerate the payment of accounts receivable, including the grant of discounts, waivers or offsets as an incentive to payment of such amounts except in the ordinary course of business and consistent with past business practice;

          (xi) pay all trade payables of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

          (xii) not take any action to obtain a refund of any prepaid expenses;

          (xiii) not enter into any transactions with Seller or its Affiliates except as expressly provided for in Article II hereof; and

          (xiv) not agree or consent, whether in writing or otherwise, to take any action in violation of this Section 5.1.

     (c) Further Actions. As promptly as practicable, Seller shall use commercially reasonable efforts: (i) to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date; and (ii) to use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the transactions contemplated pursuant to this Agreement.

     (d) Further Assurances. Following the Closing, Seller shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. At Buyer's expense for Seller's reasonable third party expenses and at Buyer's reasonable request, for a period not to exceed 12 months from the date of the Closing, Seller shall cooperate with Buyer, including by providing Buyer and Buyer's accountants reasonable access during normal business hours to information and to Seller's accountants, in the preparation of any financial statements required to be prepared by the Company or Buyer in connection with Buyer's filings and with any Governmental Authority.

     (e) Dividends, Issuance of, or Changes in Securities. Except as contemplated by Section 2.4, Seller will not and will not allow the Company to:
(i) declare or pay any dividends on or make other distributions to Seller (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any securities convertible into or exchangeable for its capital stock, or any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating the Company to issue any such shares or other convertible or exchangeable securities; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

     (f) Governing Documents. From the date hereof to the Closing, Seller shall not allow the Company or any Company Subsidiary to amend its articles of incorporation or by-laws or merge with or into or consolidate with any other Person or change or agree to change in any manner the rights of its outstanding capital stock or the character of its business.

     (g) Access to Information. From the date hereof to Closing, Seller shall afford Buyer, at reasonable times, with access to all books, records, data and information as may be reasonably requested in connection with the transactions contemplated herein, provided that all information received by Buyer and given by or on behalf of Seller, the Company or the Company Subsidiaries in connection with this Agreement and the transactions contemplated hereby will be held by Buyer and its Affiliates, agents and representatives as Confidential Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

     (h) No Other Negotiation. From the date hereof to the Closing Date, Seller and its directors, officers, employee, agents and representation shall not directly or indirectly (i) engage in negotiations with third parties or respond to solicitations by third parties relating to the sale of the Shares or the assets or properties of the Company or Company Subsidiaries, other than Retained Assets; provided, however, that nothing in this provision shall prohibit Lehman Brothers from contacting former bidders to apprise them of the transactions contemplated herein, provided, further, that Lehman Brothers shall not disclose the identity of Buyer or the terms and conditions of this Agreement unless otherwise disclosed by the parties hereto in a press release or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions.

     (i) Notice of Certain Matters. Seller shall give notice to Buyer promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure by Seller, the Company or any Company Subsidiary or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.2 Covenants of Buyer.

     (a) Public Announcements. Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller except as required by Applicable Law (in which case Seller shall be provided prior notice and be allowed reasonable time to comment prior to dissemination to the public).

     (b) Further Actions. As promptly as practicable, Buyer shall (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date; and (ii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the transactions contemplated pursuant to this Agreement. Buyer shall use its commercially reasonable efforts, following Closing and thereafter, to eliminate or reduce the amount of Taxes as to which Seller may otherwise have an obligation to indemnify Buyer or the Company, provided, that Buyer shall not take any action without the consent of Seller which might jeopardize the interest of Seller, provided further, that Buyer and the Company shall not be required to expend any money to accomplish such efforts or pay such Taxes and, provided, further, that the provisions of Section 5.6(c) shall govern contests, audits and proceedings described in such section.

     (c) Further Assurances. Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. At Seller's expense for Buyer's reasonable third party expenses and at Seller's reasonable request, for a period not to exceed 12 months from the date of the Closing, Buyer shall cooperate with Seller, including by providing Seller and Seller's accountants reasonable access during normal business hours to information and to Buyer's accountants, in the preparation of any financial statements required to be prepared by Seller in connection with Seller's filings and with any Governmental Authority.

     (d) Representations and Warranties. From the date hereof to the Closing Date, Buyer shall not take any action or omit to take any action that would cause any of the representations or warranties contained in Article IV not to be true and correct at any time between the date hereof and the Closing Date.

     (e) Acquiring Corporation. Buyer shall cause there to be organized a corporation under the laws of a State of the United States to directly acquire the shares of the Company from Seller ("Acquiring Corporation"). For the taxable period commencing immediately after the end of the day which is the Closing Date (within the meaning of Treasury Regulation Section 1.1502-76(b)(1)(ii)), Acquiring Corporation will include the Company in a consolidated return which will be filed by the Acquiring Corporation. In furtherance thereof, Acquiring Corporation shall cause the Company to file a Form 1122 to be attached to the consolidated return for the taxable year commencing on the day immediately following the Closing Date filed by the Acquiring Corporation in accordance with the requirements of Regulation Section 1.1502-75T(h)(2). For any period prior to the inclusion of the Company in the consolidated group of the Acquiring Corporation, Acquiring Corporation will not permit the Company or the Company Subsidiaries to generate any income or earnings and profits, other than in the ordinary course of the Company's or Company Subsidiaries' trade or businesses. Not in limitation of the foregoing, Buyer shall not permit the Company or the Company Subsidiaries to file an election pursuant to Section 338(g) of the Code.

     (f) Restricted Cash. Buyer covenants and agrees that, commencing on the Closing Date, Buyer shall not, and shall not permit the Company or, to the extent within Buyer's or the Company's control, any third party to, create, incur, assume or permit to exist any Lien upon the Restricted Cash, the bank account where the Restricted Cash is held, or any Permitted Investments in respect of the Restricted Cash, or upon the Company's, the Buyer's or Seller's rights with respect to the Restricted Cash, the bank account where the Restricted Cash is held, or any Permitted Investments in respect of the Restricted Cash, or sell or assign Buyer's, Seller's or the Company's interest in the Restricted Cash, the bank account where the Restricted Cash is held, or any Permitted Investments in respect of the Restricted Cash, other than any Lien that exists upon the Restricted Cash, the bank account where the Restricted Cash is held, or any Permitted Investments in respect of the Restricted Cash on the Closing Date. In addition, Buyer covenants and agrees that, commencing on the Closing Date and for as long as it controls investment decisions with respect to Restricted Cash, the Restricted Cash will be invested solely in Permitted Investments, until such time as the balance of the Purchase Price is paid to Seller pursuant to the provisions of Section 2.2(a) hereof; provided that, in investing the Restricted Cash in Permitted Investments, no such investment shall cause the Restricted Cash to be insufficient for Buyer to pay to Seller amounts specified in Section 2.2(a) hereof as when such amounts become due and payable.

     Section 5.3 HSR Act Filing. In addition to and without limiting Seller's and Buyer's covenants contained in Sections 5.1 and 5.2, respectively, each of Seller and Buyer shall promptly, but in no event later than ten (10) business days from the date of this Agreement, make the filings required of Seller and Buyer, respectively, under the HSR Act, comply at the earliest practicable date with any request for additional information received by Seller or Buyer from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and cooperate with each other in connection with the other's filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice.

     Section 5.4 Books and Records. Buyer shall, following the Closing, give Seller and its authorized representatives such reasonable access, during normal business hours and upon prior notice, to books and records of the Company (including without limitation all tax records) for periods ending on or before the Closing Date as Seller may reasonably request. Buyer shall preserve all such books and records for a period of seven years after the Closing; provided, however, that Buyer shall have the right at any time to return any of such books and records to Seller.

     Section 5.5 Employee and Employee Benefit Matters.

     (a) As of the Closing Date, Buyer shall cause the Company and each of the Company Subsidiaries to continue the employment of each of their respective employees, regardless of whether or not actively employed on the immediately preceding business day (each a "Transferred Employee"). For the one-year period immediately following the Closing Date, Buyer shall provide the Transferred Employees with base salary, commissions and employee benefits (including health and welfare benefits and retirement programs) that are, in the aggregate, no less favorable than those provided to the Transferred Employees as of the date hereof. To the extent a Transferred Employee is entitled to any bonus payment in accordance with the bonus plan in effect as of the date hereof, Buyer shall cause the Company to pay such bonus payment, pro rated as of the Closing Date, in accordance with the terms of the plan. Nothing in this Agreement shall be construed as prohibiting Buyer or any of its Affiliates from terminating the employment of any Transferred Employee for any reason (or for no reason) following the Closing Date, provided that Buyer shall be fully responsible, and shall indemnify Seller, for any liability or obligation arising from such termination, including any liability and or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") arising in whole or in part as a result of such termination.

     (b) Severance.

          (i) Effective as of the Closing Date and for at least one year thereafter, Buyer shall cause the Company or a Company Subsidiary to provide to each Transferred Employee other than those listed on Schedule 5.5(b) whose employment is terminated severance benefits and payments that are no less favorable than the severance benefit and payment arrangements to which such Transferred Employee is entitled as of the date hereof.

          (ii) Effective as of and following the Closing, Seller shall pay and shall assume all of the obligations of the Company and the Company Subsidiaries under the agreements listed on Schedule 5.5(b). Seller and its successors and assigns shall indemnify and hold harmless Buyer, the Company and their Affiliates for any and all claims relating to such obligations.


     (c) Vacation. Buyer shall cause the Company or a Company Subsidiary to provide each Transferred Employee with any accrued and unused vacation days that he or she is eligible to take in calendar year 2004 in accordance with the vacation policy of the Company or the relevant Subsidiary as in effect as of the date hereof and calculated up to immediately prior to the Closing Date to the extent that such accrued and unused vacation time is properly accrued for on the Company's balance sheet.

     (d) Stock Plans. The parties hereto each acknowledge and agree that none of the Stock Plans, and no award issued thereunder, is to be assumed by Buyer in connection with the transactions contemplated hereby, and all obligations and liabilities under such plans and such awards shall remain the sole responsibility of Seller and its Affiliates. Notwithstanding the foregoing, at Seller's sole cost and expense and provided that in no event shall Buyer, the Company or their Affiliates be obligated to pay or have to incur any liability with respect thereto, Buyer shall cause the Company to take all commercially reasonable steps at the written instruction of Seller to facilitate and process any exercises after the Closing of options granted under the Stock Plans to the extent such options are then exercisable (the determination of such exercisability to be made by Seller and communicated to the Company). Such steps shall include, but shall not be limited to, appropriate communications with optionees, the acceptance and processing of exercise notices and payments, and the delivery of Seller ADSs pursuant to the exercise of such options (provided, however, that the Company shall not be required to deliver a cumulative number of ADSs on and after the Closing Date that exceeds the number of ADSs held in custody as of the Closing Date and provided to the Company). Buyer shall cause the Company to transmit to Seller any proceeds received by the Company from the exercise of such options as soon as practicable after the receipt thereof.

     Section 5.6 Tax Matters.

     (a) Seller shall cause the Company to prepare and file on a timely basis all Tax Returns of the Company and its Subsidiaries due on or prior to the Closing Date. Seller shall, at the reasonable cost and expense of the Company, prepare (and, to the extent permitted by law, timely file) all income Tax Returns of the Company and its Subsidiaries (and any other Tax Return of the Company for which the Tax obligation is determined at the shareholder level) that are due after the Closing Date, but which relate to taxable periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice and in accordance with the requirements of Applicable Law. To the extent any Tax Return prepared by Seller pursuant to the preceding sentence is required to be filed by the Company, Seller shall deliver such Tax Return to the Company no later than ten (10) business days prior to the date such Tax Return is due, together with any Taxes required to be paid in connection with such Tax Return, and Buyer shall remit such Taxes and cause the Company to file such Tax Return on a timely basis. Buyer shall cause the Company and the Company Subsidiaries to prepare and file on a timely basis all Tax Returns that relate to taxable periods ending after the Closing Date; provided that Seller shall be liable for Taxes of the Company and the Company Subsidiaries relating to the portion of any Straddle Period ending on the Closing Date, and shall pay all such Taxes to Buyer no later than five (5) days after receipt of a copy of the Tax Return to be filed in connection with such Taxes; provided, further, that such Straddle Period Tax Returns shall be prepared in a manner consistent with past practice and in accordance with the requirements of Applicable Law. To the extent any Tax Return prepared by the Company pursuant to the preceding sentence is required to be filed by the Company, Buyer shall deliver such Tax Return to Seller no later than ten (10) business days prior to the date such Tax Return is filed. Buyer shall not amend a Tax Return for any tax years ending on or before the Closing Date without the prior written permission of Seller (which will not be unreasonably withheld).

     (b) Buyer, the Company and Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer, the Company and Seller will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

     (c) As soon as practicable after Buyer or the Company receives official notice of any Tax contest, audit, or other proceeding of the Company for any period for which Seller may be required to indemnify Buyer or the Company pursuant to this Agreement, but in all events within five (5) business days of the receipt of notice, Buyer shall notify or cause the Company to notify

Seller in writing of such contest, audit, or other proceeding. In any case where the Company is responsible under Applicable Law for the defense of such contest, audit, or other proceeding, provided that Seller acknowledges in writing its liability under this Agreement to hold Buyer and the Company harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, Seller shall have the right to conduct the defense at its expense, whether such contest, audit, or other proceeding commenced before or commences after the Closing, provided that Buyer shall be entitled to participate in such audit or proceeding with a representative at Buyer's cost. Notwithstanding Seller's obligations under this Agreement, Seller shall have no obligation to pay or to indemnify or hold Buyer or the Company harmless from any Tax imposed or assessed (1) in the event of a failure of Buyer or the Company to notify Seller as required by this paragraph, or (2) in the event that Buyer or the Company shall take any action with respect to any contest, audit, or other proceeding without Seller's written consent, but only to the extent Seller is prejudiced by such failure to notify or such action. If Seller does not assume the defense of any such audit or proceeding, Buyer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving ten (10) days' prior written notice to Seller setting forth the terms and conditions of settlement. Neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed, unless the party proposing to enter into such compromise or settlement indemnifies the other party against such adverse effect.

     (d) All refunds, plus interest thereon, for Taxes for periods ending on or before the Closing Date shall be property of Seller and such refunds, plus any interest earned in connection with the refund, shall be paid to Seller by the Company promptly upon receipt, to the extent not attributable to Tax losses generated in any period ending after the Closing Date.

     (e) Seller shall indemnify, defend and hold harmless Buyer, the Company and the Company Subsidiaries against, and shall reimburse Buyer, the Company and the Company Subsidiaries for, any and all Losses arising out of, based upon or relating or attributable to (without duplication) all Taxes imposed on the Company and the Company Subsidiaries relating or attributable to any tax period ending prior to the Closing Date and the portion of any Straddle Period ending immediately prior to the Closing, except to the extent that such amounts are specifically taken into account in determining the Purchase Price, as such Purchase Price is adjusted pursuant to the provisions of Sections 2.2 and 2.3. The amount of Losses for which indemnification is available hereunder shall be determined based upon the principles of Section 8.5(d).

     Section 5.7 Intercompany Arrangements. Except as set forth on Schedule 5.7, on or prior to the Closing Date, all intercompany accounts between the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, shall be paid off or otherwise eliminated. In addition, except as otherwise contemplated by the Transition Services Agreement or as set forth in Schedule 5.7, all agreements and commitments, whether written or oral, which are solely between the Company and the Company Subsidiaries, on the one hand, and Seller, its Affiliates and the Retained Assets, on the other hand, shall be terminated and of no further effect, simultaneously with the Closing and without any further action or liability on the part of the parties thereto. For the avoidance of doubt, each such Contract set forth in Schedule 5.7 shall remain in full force and effect.

     Section 5.8 Directors' and Officers' Insurance. During the five-year period following the Closing Date, Buyer shall cause the Company: (i) to maintain run-off directors' and officers' liability insurance policies (including directors' and officers' liability, employee practice liability, and pension trust liability) for the past and current officers and directors of the Company and the Company Subsidiaries who are employees of the Company or any Company Subsidiary at any time prior to the Closing Date with terms and coverage amounts at least as favorable as the terms and coverage amounts of the directors' and officers' insurance applicable to such past and current officers and directors as of the date hereof; provided, however, that in no event shall Buyer or the Company be required to pay aggregate premiums for insurance under this Section
5.8 in excess of 200% of the aggregate premiums paid for such insurance by Seller or the Company, provided, further, that if such insurance is unavailable at such cost, Buyer or the Company shall purchase the maximum insurance coverage that is available at such cost, and (ii) not to amend the certificate of incorporation, by-laws or analogous organizational document of the Company or its Subsidiaries in any way to reduce or eliminate the level of indemnification provided by any Company or Company Subsidiary to such past and current officers and directors of the Company or any Company Subsidiary. As soon as practicable, Buyer shall cause the Company to provide Seller with a copy of such insurance policies or evidence of such coverage and renewals thereof.



                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     Section 6.1 Conditions to Obligations of Each Party. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (a) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

     (b) All Requisite Governmental Approvals. All Governmental Approvals necessary to permit the consummation of the transactions contemplated by this Agreement and which are set forth on Schedule 6.1(b) shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

     Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions:

     (a) Representations; Performance. The representations and warranties of Seller set forth in this Agreement shall be true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect contained in any particular representation or warranty, as of the date of this Agreement and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date) except to the extent any such breach together with all other such breaches would not have a Material Adverse Effect.

     (b) Officers' Certificates. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its Chairman or Chief Executive Officer, in a form reasonably satisfactory to both Parties, and a certificate, dated the Closing Date and executed by the Secretary or an Assistant Secretary, in a form reasonably satisfactory to both Parties.

     (c) Consents. Seller shall have obtained and shall have delivered to Buyer copies of all Governmental Approvals and Consents required to be obtained by Seller in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby the absence of which would have a Material Adverse Effect.

     (d) Resignations. The sole director of the Company shall have tendered his resignation, effective as of the Closing.

     (e) Good Standing. Buyer shall have received a certificate of the State Corporation Commission of the Commonwealth of Virginia dated as of a recent date as to the due incorporation and good standing of the Company and the payment of all excise taxes by the Company. Buyer shall have received a certificate from the jurisdiction of incorporation of each Company Subsidiary listed on Schedule 6.2(e) dated as of a recent date as to the due incorporation and good standing of such Company Subsidiary and the payment by it of all excise taxes.

     Section 6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

     (a) Representations; Performance. The representations and warranties of Buyer set forth in this Agreement shall be true and correct, without giving effect to any qualification as to knowledge, materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty, as of the date of this Agreement and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date) except to the extent any such breach together with all other such breaches could not reasonably be expected to materially impair Buyer's ability to consummate the transactions contemplated by this Agreement.

     (b) Officers' Certificates. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its President, in a form reasonably satisfactory to both Parties.

     (c) Consents. Buyer shall have obtained and shall have delivered to Seller copies of all Governmental Approvals and Consents required to be obtained by Buyer in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VII
                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by the written agreement of Buyer and Seller;

     (b) by Seller or Buyer by written notice to the other Party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Eastern Daylight Saving Time on October 1, 2004, provided that the terminating Party shall not be in breach of this Agreement;

     (c) by Buyer by written notice to Seller if any of the conditions set forth in Section 6.1 or 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Eastern Daylight Saving Time on October 1, 2004, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

     (d) by Seller by written notice to Buyer if any of the conditions set forth in Section 6.1 or 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Eastern Daylight Saving Time on October 1, 2004, unless such failure shall be due to the failure of either Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

     Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 7.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except (x) for any liability resulting from such party's breach or default of this Agreement, or (y) the provisions of Sections 5.1(a), 5.2(a) and 7.3, Article VIII and Article IX and this Section 7.2 will survive any such termination.

     Section 7.3 Dispute Resolution. It is the intention of the Parties to settle amicably by negotiation all disagreements and differences of opinion on matters of performance, procedure and management arising out of this Agreement. Accordingly it is agreed that the following procedure shall be followed prior to the serving of written notice terminating this Agreement in accordance with this
Article VII or resorting to litigation in relation to any matter of dispute between the Parties hereto concerning performance, procedure or management. Subject to the provisions of Article VIII, in the event that any disagreement or difference of opinion arises out of this Agreement the matter shall be disposed of thus:

     (a) the General Counsels and/or Chief Executive Officers of both Seller and Buyer, shall meet to attempt resolution. Should they not meet within ten (10) days of the date on which either Party requests a meeting to resolve the matter or should they not be able to resolve the matter within ten (10) days of their first meeting, then

     (b) the matter shall promptly be referred by either Party to the Chief Executive Officer or Executive Chairman of Seller and Buyer, respectively, for immediate resolution. If, within ten (10) days of the matter first having been referred to Chief Executive Officer or Executive Chairman of Seller and Buyer, no agreement has been reached as to the resolution of the matter in dispute, the dispute resolution process shall be deemed to have been exhausted in respect of the matter in dispute, and each Party shall be free to pursue the rights granted to it by this Agreement in respect of such matter without further reference to the dispute resolution process.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1 Survival of Obligations.

     (a) Except as set forth in paragraph (b) below, the representations, warranties, covenants and agreements in this Agreement or any certificate delivered pursuant hereto shall survive the Closing for a period of one year and shall terminate and be of no further force or effect as of the date that is one year after the Closing Date, except that (i) the representations and warranties set forth in Sections 3.1, 3.2(a), 3.3, shall not terminate, (ii) the representations and warranties set forth in Sections 3.10(a) shall survive the Closing and shall terminate 90 days following the expiration of the relevant statute of limitations, and (iii) covenants that by their terms survive the Closing shall survive the Closing in accordance with their terms.

     (b) Notwithstanding Section 8.1(a), (i) following the Closing, for as long as such representations and warranties survive, any representation or warranty that speaks as of a particular date shall continue to address matters only as of such date and all other representations and warranties shall continue to address matters as of the date hereof and as of the Closing Date and (ii) any claims made pursuant to this Article VIII prior to the termination of any representation and warranty but not resolved upon such termination shall survive with respect to such claim until resolution of such claim.

     (c) No investigation by, or furnishing of information to, either Party shall affect the right of the other Party to rely on the representations, warranties, covenants and agreements of the other Party set forth herein.

     Section 8.2 Seller's Obligation to Indemnify. Subject to the provisions of this Article VIII, subsequent to the Closing Seller shall indemnify and hold harmless Buyer, the Company, the Company Subsidiaries and their respective directors, officers, employees, agents, Affiliates and assigns (collectively, the "Buyer Indemnified Persons") from and against all losses, liabilities, damages, deficiencies, Taxes, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, accountants fees or other expert witnesses, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, "Losses") suffered or incurred by any Buyer Indemnified Person based upon, arising out of or otherwise in respect of (a) any inaccuracy in or breach of any representation or warranty of Seller in this Agreement or in any document or certificate delivered pursuant hereto, (b) any breach of any covenant or agreement of Seller in this Agreement, or (c) any Loss to the extent such Loss relates to the Retained Assets, (d) any Loss related to the exercise, settlement, acceleration, termination or expiration of any award granted under any of the Stock Plans prior to the Closing until all such awards have been exercised or terminated,
(e) any Loss related to the Overture Litigation, net of any collection by the Company on the accounts receivable received after the Closing Date from Overture or its Affiliates, until such litigation is finally settled and all amounts owing thereunder have been paid in full, (f) any Loss related to the termination or assignment of the agreement with Manchester United which is referred to as item 16 on Schedule 3.12, or (g) any Loss related to the arbitration proceedings in Malaysia in connection with the work force reduction implemented by Lycos Asia Limited in 2001 which is referred to on Schedule 3.21.

     Section 8.3 Buyer's Obligation to Indemnify. Subject to the provision of this Article VIII, subsequent to the Closing Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, agents, Affiliates and assigns (collectively, the "Seller Indemnified Persons") from and against all Losses suffered or incurred by any Seller Indemnified Person based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement or in any document or certificate delivered pursuant hereto, (ii) any breach of any covenant or agreement of Buyer in this Agreement, (iii) any Losses of the Company or a Company Subsidiary incurred as a result of any acts or omissions of the Company or Buyer occurring or circumstances or conditions created by the Company or Buyer in connection with the Company after the Closing Date.

     Section 8.4 Limitations on Indemnification.

     (a) Subject to Section 8.4(b), (i) Seller shall have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 8.2(a), unless and until their aggregate amount of Losses exceeds $250,000, after which the obligation of Seller shall be to indemnify the Buyer Indemnified Persons to the full extent of such Losses and (ii) Buyer shall have no obligation to indemnify Seller Indemnified Persons pursuant to Section 8.3(a) unless and until their aggregate amount of Losses exceeds $250,000, after which the obligation of Buyer shall be to indemnify the Seller Indemnified Persons to the full extent of such Losses.

     (b) The limitations in Sections 8.4(a) and 8.4(c) shall not apply with respect to (i) any Loss arising from a breach of any representation or warranty made in Sections 3.1, 3.2(a), 3.3, 4.1 or 4.2(a), (ii) indemnification sought pursuant to Section 8.2(d) and (e), (iii) indemnification sought pursuant to
Section 8.2(c), (iv) any Loss arising from a breach of any representation or warranty made in Section 3.10(a), (v) any breach of Section 5.6 (except to the extent such Loss arose from any action taken after the Closing Date by the Company or its Affiliates, (vi) any Loss arising from any breach of Sections 2.2(a) or 5.2(f), or (vii) any fraudulent or intentional misrepresentation or breach. The limitation in Section 8.4(a) shall not apply with respect to indemnification sought pursuant to Section 8.2(g).

     (c) No party shall be responsible to indemnify the other hereunder to the extent that claims against the Indemnifying Party exceed $15,000,000.

     (d) Each Party will only be liable for actual Losses, and in no event shall an Indemnifying Party have any liability for speculative, punitive, consequential or multiple-based damages or for lost profits or lost business opportunities, with regard to indemnification or other claims hereunder, except to the extent that the Loss is to a third party that has become entitled to such damages.

     (e) Seller shall have no obligation to indemnify Buyer Indemnified Persons for a breach of Section 3.16(b)(iii) except to the extent any party to the Contracts referred to therein recovers Losses from the Company and the Company Subsidiaries for any breach of such Contracts that occurred prior to the Closing Date.

     Section 8.5 Procedures Relating to Indemnification.(a) An indemnified person under Sections 8.2 or 8.3 (the "Indemnified Party") shall give prompt written notice to the indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnified Party is seeking indemnification under
Section 8.2 or 8.3, specifying in reasonable detail the nature of such Loss and the amount of such Loss (or if not then determinable, its best estimate of the amount of such Loss), except that any delay or failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder unless it is unreasonably prejudiced by reason of such delay or failure.

     (b) If a Loss is suffered or incurred for or on account of or arises from or in connection with any demand, claim, suit, action, cause of action, investigation or inquiry by a person not party to this Agreement (a "Third Party Claim"), the Indemnifying Party shall be entitled, if it so elects, to assume the defense thereof by delivering a notice to the Indemnified Party within ten
(10) business days of receipt of the Indemnified Party's notice thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party, or (ii) under applicable standards of professional conduct, a material conflict or other conflict in violation of ethical rules of professional conduct, between the Indemnifying Party and the Indemnified Party exists with respect to such Third Party Claim; in each such case the Indemnifying Party shall be responsible for the fees and expenses of such separate counsel. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have a material adverse effect on the Indemnified Party, except that the Indemnifying Party may, without the Indemnified Party's prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

     (c) If the Indemnifying Party fails to assume the defense of any Third Party Claim after notice thereof in accordance with this Section 8.5, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof. No Indemnified Party shall, without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim unless such Indemnified Party has undertaken the defense, compromise or settlement of such Third Party Claim in accordance with this Section 8.5(c) and the compromise or settlement of such Third Party Claim requires the Indemnifying Party to be responsible solely for money damages, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnifying Party from all liability in respect of such Third Party Claim. The Indemnifying Party shall pay for any Loss suffered or incurred for or on account of or arising from or in connection with any Third Party Claim with respect to which an Indemnified Party has undertaken the defense, compromise or settlement in accordance with this Section 8.5(c), subject to the limitations set forth in this Agreement.

     (d) The amount of any Losses for which indemnification is available hereunder shall be an amount: (i) net of any Tax benefit actually realized by the applicable Indemnified Party in the Tax year in which such amount is paid to such Indemnified Party, and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment paid by any third party with respect thereto, and (iii) net of any reserves for such Losses which were taken into account for purposes of determining the Purchase Price as such Purchase Price is adjusted pursuant to the provisions of Sections 2.2 and 2.3. The amount of the Tax benefits actually realized shall be determined by assuming that available Tax losses, Tax deductions and other Tax attributes of the Indemnified Party and its Subsidiaries from all other sources (including from prior Tax years) shall be deemed to be utilized on a "first generated/first used" basis.

     (e) To the extent that any provision of this Section 8.5 is in conflict with any provision in Section 5.6 (c), the provisions of Section 5.6(c) shall govern.

     Section 8.6 Losses relating to the CMU License and Retained Assets. Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that in no event shall Seller be required to indemnify Buyer pursuant to this Article VIII for

          (i) any Losses directly related to that certain License Agreement by and between Carnegie Mellon University, CMG Information Services, Inc., CMG @Ventures, L.P. and Lycos, Inc., dated as of June 16, 1995, as amended by that certain Amendment and Waiver to License Agreement, dated February 9, 1996 (the "CMU License"), a true and complete copy of which was previously delivered to Buyer, except to the extent such Losses arise from the failure of Seller to disclose prior to the Closing Date any notification from CMU of termination or alleged failure to pay royalty amounts under the CMU License other than those relating to the items set forth on Schedule 8.6; and

          (ii) any Losses relating to the Retained Assets to the extent such Losses arose from the failure of the Company or its Affiliates to perform
     (i) after the Closing Date, any of their respective obligations under any contract to which any of them is a party, other than the Lycos Europe Agreements, or (ii) at any time prior to, on, or after the Closing Date, any of their respective obligations with respect to the Lycos Europe Agreements.

     Section 8.7 Exclusive Remedy. Except as expressly provided for in Sections 5.5(b) and 5.6(e), the indemnification provided for in this Article VIII shall be the sole and exclusive post-Closing remedies available to any party against any other party for any claims under or based upon this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1 Summaries, Memoranda not Representations or Warranties. Buyer acknowledges and agrees that neither Seller, any of its representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Seller or its representatives to Buyer or any of its representatives or any information that is not included in this Agreement or the Schedules hereto, and neither Seller, any of its representatives nor any other Person will have or be subject to any liability to Buyer or any of its representatives resulting from the distribution of any such information to, or the use of any such information by, Buyer or any of its agents, consultants, accountants, counsel or other representatives.

     Section 9.2 Expenses. Except to the extent otherwise provided hereby, each Party shall bear and be solely responsible for payment of its own expenses, costs and fees (including attorneys' and auditors' fees and any brokerage, finder's or other fee or commission incurred by it to any broker, finder or investment banker retained by it in connection with the transactions contemplated by this Agreement) incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby shall be consummated.

     Section 9.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever and such provision will be modified rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     Section 9.4 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a "Notice") shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by method (b) or (c).

                   if to Buyer, to:

                   Daum Communications Corp.
                   12th Floor, Dacom Bldg.
                   706-1 Yeoksam-dong,

                   Kangnam-gu, Seoul 135-987
                   Attention:  Jae-woong Lee
                   Facsimile:  (82-2) 6003-5405

                   with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   Four Times Square
                   New York, New York 10036-6522
                   Attention:  Stephen Banker, Esq.
                   Facsimile:  (917) 777-2760

           if to Seller, to:

                   Executive Chairman
                   Terra Networks, S.A.
                   Calle Nicaragua, 54
                   08029 Barcelona,
                   Spain
                   Facsimile:  (34-93) 363-1645

                   with a copy to:

                   General Counsel
                   Terra Networks, S.A.,
                   Via de las Dos Castillas, 33
                   Edit. Atica 1
                   28224 Pozuelo de Alarcon
                   Madrid
                   Spain
                   Facsimile:  (34-91) 452-3881

     or, in each case, at such other address as may be specified in a Notice to the other party hereto. All Notices shall be deemed effective and given upon receipt or refusal of receipt.

     Section 9.5 Attorneys' Fees. Subject to Article VIII, if any Party initiates any legal action arising out of or in connection with this Agreement, the court shall apportion all attorneys' fees, expert witness fees and expenses incurred by the Parties in connection therewith as it deems fair and equitable.

     Section 9.6 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.7 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement and written agreements executed by both Parties as of and following the date hereof which will remain in full force and effect for the term provided for therein.

     Section 9.8 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     Section 9.9 Drafting History. In resolving any dispute or construing any provision in this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the Parties drafted such provision of this Agreement or (b) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The Parties acknowledge and agree that this Agreement was negotiated and drafted with each Party being represented by counsel of its choice and with each Party having an equal opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the Parties.

     Section 9.10 Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF. Each of the Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York, and the Federal court of the United States of America located in the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York or Federal court. Each of the Parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.11 Service of Process. The Parties hereto agree to receive service by personal delivery or by registered mail of all process in any Proceeding of any nature arising out of or relating to this Agreement at their respective addresses specified in Section 9.4, such service being hereby acknowledged by the Parties to be effective and binding service in every respect. The Parties hereby agree that service upon them by mail shall constitute sufficient notice. Notices delivered by mail hereunder shall be presumed received as evidenced by a delivery receipt furnished by the United States or Spanish Postal Service or any commercial delivery service. The Parties hereto also irrevocably consent to the service of process out of any of the aforementioned courts in any such Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Parties at their respective addresses specified in Section 9.4.

     Section 9.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

     Section 9.13 Assignment. This Agreement shall not be assignable or otherwise transferable, by operation of law or otherwise, by Buyer or Seller without the prior written consent of the other Party hereto; provided, however, that either Party may assign or transfer, by operation of law or otherwise, this Agreement to any of its wholly owned Subsidiaries or direct or indirect parent (it being understood and agreed that no such assignment or transfer by either Party pursuant to this proviso shall relieve either Party of any of its obligations hereunder). Any attempted assignment in violation of this Section
9.13 will be voidable and will entitle the other Party, to terminate this Agreement at its option.

     Section 9.14 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective legal representatives, successors and permitted assigns.

     Section 9.15 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all the Parties.

     Section 9.16 Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all federal, state, local, foreign and other transfer, sales, use, documentary, stamp and other similar Taxes imposed or arising out of the transactions contemplated by this Agreement will be shared equally by Buyer and Seller.

     Section 9.17 Failure to Close. If for any reason this Agreement is terminated prior to the Closing Date, Buyer shall return to Seller all documents and other information, including all originals and all copies thereof, theretofore delivered in connection with the transaction contemplated hereunder to Buyer or Seller. Buyer shall not retain copies of any such documents or other information, and shall not thereafter for a period of five years disclose to any person for any purpose or use any information conveyed to Buyer in connection with the transactions contemplated by this Agreement, except for such information that: (a) was possessed by Buyer without an obligation of confidentiality prior to the disclosure thereof by the Company or Seller; (b) was disclosed to Buyer by an independent third party without a violation of any obligation of confidentiality on the part of such third party to the Company or Seller; (c) is ascertainable from public or published information or trade sources; or (d) is required to be disclosed by law or court order.

     Section 9.18 No Solicitation. From the date hereof until the Closing Date (or the earlier termination of this Agreement), Buyer shall not, and shall not authorize or permit its Subsidiaries to, directly or indirectly, solicit, initiate or encourage any officers or employees of the Company to enter into any employment, management, consulting or other similar type of agreements with Buyer or a Subsidiary of Buyer other than general solicitations of employment not specifically directed at such officers or employees of the Company. In the event of an early termination of this Agreement for whatever reason, the foregoing non-solicitation obligation set forth in this Section 9.18 shall be extended until the third anniversary of such early termination.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                     TERRA NETWORKS, S.A.


                                     By: /s/ Joaquin Faura
                                         -------------------------------
                                         Name:  Joaquin Faura
                                         Title: Executive Chairman


                                     DAUM COMMUNICATIONS, CORP.


                                     By: /s/ Jae Woong-Lee
                                         -------------------------------
                                         Name:    Jae Woong-Lee
                                         Title:   Chief Executive Officer

                                     SELLER
                            STOCK PURCHASE AGREEMENT
                               DISCLOSURE SCHEDULE

          This Disclosure Schedule (the "Disclosure Schedule") is being delivered pursuant to the Stock Purchase Agreement dated as of July 30, 2004 (the "Agreement") between Terra Networks, S.A., a corporation organized and existing under the laws of the Kingdom of Spain ("Seller"), and Daun Communications, Corp., a corporation organized and existing under the laws of Korea (the "Buyer"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

          The Section numbers in this Disclosure Schedule correspond to the Section numbers in the Agreement. Disclosure of any information or document herein is not a statement or admission that it is material or required to be disclosed herein. References to any document do not purport to be complete and are qualified in their entirety by the document itself.

                                 Schedule 1.1(a)

                          Company Intellectual Property

     1. Search 8 (The LycoPedia): A suite of technology designed to aggregate and process web documents into a searchable index. A content processing and presentation capability that includes intelligent document chunking, chunk categorization and topic disambiguation.

     2. Lycos Circles: Circles is a technology authoring, collaboration and content management suite enabling users to keep in touch with the groups of people they are able to define and discover.

     3. Biz Manager: Biz Manager is a product that provides a user interface that allows advertising buyers the ability to manage and optimize multiple online acquisition campaigns and also generates different reporting.

                                 Schedule 1.1(b)

                             Short Term Investments


         As of July 28, 2004, Lycos, Inc. owns the following interests*:

                                                                    Agreements
                                                      Cost of the   Governing
               Name           Percentage Interest     Investment    Investment
--------------------------------------------------------------------------------
Dynabazaar                   2.52% (724,823 shares)   $0            None
    (formerly Fairmarket)
Total Sports Online ASA      1.47% (141,279 shares)   $105,323      None
Cross Media, Inc.            0.03% (13,073 shares)    $101,316      None
    (formerly Lifeminders)
Autobytel, Inc.              0.24% (98,344 shares)    $6,753,550    Stockholders
    (formerly Autoweb)                                              Agreement,
                                                                    dated April
                                                                    18, 2000
--------------
*Retained Assets

                                 Schedule 2.2(b)

        Certificate on Working Capital, Debt and Accrued Tax Liabilities


                                  See Attached.

                                                                     Column A                               Column B
                                                                 ----------------                        --------------
                                                                   ___/30/2004    Closing                 Closing date
                                       $__/30/2004   Adjustments Adjusted for SPA  Date    Adjustments  Adjusted for SPA     Notes
                                       ------------  ----------- ---------------- -------  -----------  ---------------- -----------
                                                                                                                         Adjusted to
                                                                                                                         exclude
Accounts Receivable                     9,197,266     (946,305)      8,248,951      TBD        TBD               TBD     Overture
Allowance for Doubtful Accounts        (1,024,034)          --      (1,024,034)     TBD        TBD               TBD
Proceeds and Other Current Assets       4,201,001           --       4,201,001      TBD        TBD               TBD
                                       ------------  ----------- ---------------- -------  -----------  ---------------- -----------
TOTAL CURRENT ASSETS                   12,455,094           --      $1,504,700      TBD        TBD               TBD

Cash Clearing - ADP Exp. Reimb.            52,012           --          52,012      TBD                          TBD
FICA - Employee Bonuses                   109,189           --         109,198      TBD                          TBD
Fed Unemploy WH-Foreign Tax WH             17,320           --          17,320      TBD                          TBD
Flex Spending Print. Withheld              30,294           --          30,294      TBD                          TBD
Stock Purchase Plan Withheld               13,777           --          13,777      TBD                          TBD
Accrued Credit Card Fees                   39,275           --          39,275      TBD                          TBD
                                                                                                                         Adjusted to
                                                                                                                         exclude
Accr Royalties - Partner Content          931,229      (93,020)        838,209      TBD        TBD               TBD     Overture
Security Deposit Payable                   90,223           --          90,223      TBD                          TBD
Accrued Rent                              225,676           --         225,876      TBD                          TBD
Accrued Losses                             79,876           --          79,864      TBD                          TBD
Accrued Consulting                         81,944           --          61,944      TBD                          TBD
Accrued Utilities                         275,291           --         270,201      TBD                          TBD
Accrued Bandwidth                         179,615           --         179,615      TBD                          TBD
                                                                                                                         Adjusted to
                                                                                                                         exclude
Accrued Content and Product Dvl.        2,630,037   (2,570,280)        100,567      TBD        TBD               TBD     Overture
Accrued Wages                             661,054           --         667,068      TBD                          TBD
Accrued Travel & Entertainment            164,001           --         164,061      TBD                          TBD
Accrued Vacation                          818,248           --         818,240      TBD                          TBD
Accrued Advertising                     1,387,718           --       1,387,718      TBD                          TBD
Accrued Insurance                          28,118           --          20,110      TBD                          TBD
Accrued Audit                             109,008           --         109,060      TBD                          TBD
                                                                                                                         Adjusted to
                                                                                                                         exclude
Accrued Legal                           4,880,879   (3,000,000)      1,860,878      TBD        TBD               TBD     Overture
Accrued On-Line Services                   11,784           --          11,764      TBD                          TBD
Accrued Commissions                       120,000           --         120,000      TBD                          TBD
Accrued Employee Motivational              31,454                       31,464      TBD                          TBD

                                                                     Column A                               Column B
                                                                 ----------------                        --------------
                                                                   ___/30/2004    Closing                 Closing date
                                       $__/30/2004   Adjustments Adjusted for SPA  Date    Adjustments  Adjusted for SPA     Notes
                                       ------------  ----------- ---------------- -------  -----------  ---------------- -----------
Accrued Traffic                         1,226,393                    1,226,393      TBD                          TBD
Accrued Ad Server                         466,025                      466,026      TBD                          TBD
Accrued Lic. & Maintenance Fees           579,535                      679,535      TBD                          TBD
Accrued Bonus                             972,239                      972,239      TBD                          TBD
Accrued Severance                       2,545,442                    2,545,442      TBD                          TBD
Other Accrued Liab. Curr. Grp. Co.        707,991                      707,091      TBD                          TBD
Other Accrued Expenses                    452,989                      402,000      TBD                          TBD
                                       ------------  ----------- ---------------- -------  -----------  ---------------- -----------
TOTAL Accrued Expenses (including
   tax-related)                        20,491,586                   14,728,288      TBD                          TBD

Accounts Payable                           80,722                       60,722      TBD                          TBD
Deferred Revenue                        3,291,394                    3,291,394      TBD                          TBD

TOTAL CURRENT LIABILITIES                                           14,100,402

WORKING CAPITAL                                                     (4,593,413)

Purchase Price Adjustment Calculation

Restricted Cash
Less: NPV Adjustment to
   Restricted Cash1
Less: Decrease in w/c Column A
   less Column B
Less:  Debt

Total Purchase Price Adj. (if positive, purchase price adjusted up; if negative, purchase price adjusted down)

     (1) NPV Adjustment to Restricted Cash based on calculation in Schedule 2.2(o)(o)

                               Schedule 2.2(b)(i)

                         Certificate on Restricted Cash


                                      See Attached.

Lycos, Inc.
Restricted Cash Analysis

(figures in US$)

 LOC #       Beneficiary           5/1/04       6/1/04     7/1/04      8/1/04      9/1/04     10/1/04   11/01/04    12/1/04
-------  ----------------------  ----------  ----------  ----------  ----------  ----------  ---------  ---------  ---------
1141117  Prospect Hill            3,290,000   3,290,000   3,290,000   3,290,000   3,290,000  3,290,000  3,290,000  3,290,000

1295830  CSI                      4,500,000   4,500,000   2,750,000   2,750,000   2,750,000  1,000,000  1,000,000          -

         BJW Associates, NY         468,000     468,000     468,000     468,000     468,000    468,000    468,000    468,000
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------  ---------

         Fleet Subtotal           8,258,000   8,258,000   6,508,000   6,508,000   6,508,000  4,758,000  4,758,000  3,758,000
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------  ---------

         Fleet Pledge Amount*    11,797,143  11,797,143   9,297,143   6,508,000   6,508,000  4,758,000  4,758,000  3,758,000

         BOA                      4,027,000   4,027,000   4,027,000   4,027,000   4,027,000  1,715,743  1,715,743         na

         Dividends                  163,589     167,050
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------  ---------

         Total BOA                4,190,869   4,194,050   4,027,000   4,027,000   4,027,000  1,715,743  1,715,743          -
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------  ---------

         Total Restricted Cash   15,988,012  15,991,193  13,324,143  10,535,000  10,535,000  6,473,743  6,473,743  3,758,000
                                 ==========  ==========  ==========  ==========  ==========  =========  =========  =========

         Amounts Becoming Unrestricted
            and to be paid to
            Terra Networks                                                                   4,061,257          -  2,715,743

                       Discount Rate for payments on
                           6/30/05, 12/31/05 and 6/30/06



 LOC #       Beneficiary                             1/1/05       2/1/05       6/30/05    12/31/05      6/30/06
-------  ------------------------------------     -----------    ---------    ---------   ---------   ---------
1141117  Prospect Hill                              3,290,000    3,290,000    1,096,667   1,096,667   1,096,667  Expires   5/9/2006

1295830  CSI                                                -            -

         BJW Associates, NY                           468,000      468,000      156,000     156,000     156,000  Expires   6/30/2009
                                                  -----------    ---------    ---------   ---------   ---------

         Fleet Subtotal                             3,758,000    3,758,000    1,252,667   1,252,667   1,252,667

         Fleet Pledge Amount*                       3,758,000    3,758,000    1,252,667   1,252,667   1,252,667

         BOA                                               na           na           na          na         na

         Dividends
                                                  -----------    ---------    ---------   ---------   ---------

         Total BOA                                          -            -            -           -          -
                                                  -----------    ---------    ---------   ---------   ---------

         Total Restricted Cash                      3,758,000    3,758,000    1,252,667   1,252,667   1,252,667
                                                  ===========    =========    =========   =========   =========

         Amounts Becoming Unrestricted
            and to be paid to
            Terra Networks                                  -            -    1,617,621   1,052,825   1,088,748

                       Discount Rate for payments on
                           6/30/05, 12/31/05 and 6/30/06                 7%

                                             NPV Adjustment to Restricted Cash                          596,906


*Prior to mid-July, actual amount owed on the letters of credit was 30% less than this number. Until that point, required to leave the total amount under the letter of credits divided by a factor of .7.

                                  Schedule 2.4

                           Exclusion of Certain Assets

     1    Terra Networks U.S.A. LLC, and Subsidiaries

     2. LE Holding Corp. and/or shares of Lycos Europe, N.V. held by Lycos, Inc. or its Subsidiaries and agreements with respect to the equity of such entity.

     3. Loan from Lycos Business Trust I to Terra Networks, S.A. in the principal amount of $130,000,000, plus all accrued interest pursuant to Loan Agreement dated as of May 13, 2004.

     4. Intercompany accounts receivables due from Terra Networks, S.A. or its Affiliates to Lycos, Inc. or its Affiliates in respect of services rendered other than pursuant to agreements listed Items 1-9 in
          Schedule 5.7 or such accounts receivable which are terminated prior to Closing.

     6. Minority Interests in certain entities as described on Schedule 1.1(b) as the same may exist on the Closing Date and equity related agreements thereto.

     7. All intercompany receivables owing by Terra Networks USA, Inc. to Lycos, Inc. or its Affiliates as of the Closing Date.

     8. All amounts owed by OneTravel.com, Inc. to Lycos, Inc. pursuant to the following loan agreements:

          a. Loan made by Lycos, Inc. to OneTravel.com, Inc. on November 21, 2003 in the principal amount of $299,574

          b. Loan made by Lycos, Inc. to OneTravel.com, Inc. on March 6, 2004 in the principal amount of $349,020

          c. Loan made by Lycos, Inc. to OneTravel.com, Inc. on April 29, 2004 in the principal amount of $232,680

     9    Cash except Restricted Cash.

                                 Schedule 3.2(b)

                       Company's Status and Authorization

     1    State of New York

     2    Commonwealth of Virginia

     3.   Commonwealth of Massachusetts (to be completed prior to Closing)

     4. Lycos Asia Limited and its Subsidiaries have not filed their statutory accounts for the fiscal years 2002 and 2003. Lycos Asia Limited is in the process of preparing the annual accounts and will use all commercially reasonable efforts to complete such filings prior to closing. Seller shall be responsible for all Taxes and fines associated with such filings.

                                  Schedule 3.4

                      Company Subsidiaries and Investments

(a)

                                                                     Percentage
                                                                       Owned
            Name                  Jurisdiction of Organization by    Lycos, Inc.
Wired Ventures, Inc.              State of Delaware                     100%
Lycos Japan, Inc.                 State of Delaware                     100%
Lycos Americas I, Inc.            State of Delaware                     100%
Lycos Americas II, Inc.           State of Delaware                     100%
Lycos Intangibles, LLC            State of Delaware                     100%
Lycos (Australia) Pty Limited     Commonwealth of Australia             100%
Tripod (Australia) Pty Limited    Commonwealth of Australia             100%
Wired Digital, Inc.               State of Delaware                     100%
Wired Japan, YK                   Japan                                 100%
Lycos de Argentina, SRL           Argentine Republic                    100%
Lycos Business Trust I            Commonwealth of Massachusetts         100%
Lycos Business Trust II           Commonwealth of Massachusetts         l00%
Quote LLC                         State of Delaware                     100%
Lycos Asia Limited                Singapore                             100%

Subsidiaries of Lycos Asia Limited

                                                                 Percentage
                                                                  Owned by
                                         Jurisdiction of         Lycos Asia
              Name                        Organization            Limited
Lycos Asia (Singapore) Pte. Ltd.       Singapore               100%
Lycos Asia (HK) Limited                Hong Kong               *50%
Mailcityasia (HK) Limited              Hong Kong               *50%
Tripod Asia (HK) Limited               Hong Kong               *50%
Pacific Harbour Investment Limited     Hong Kong               *50%
Triweb Resources Limited               British Virgin Islands  100%
Cyber Rapid Developments Limited       British Virgin Islands  100/o
Lycos Asia (M) Sdn Bhd                 Malaysia                100%
Lycos Asia Internet(Thailand) Limited  Thailand                99.9%**
Lycos Asia Internet Private Limited    Bangalore, India        50% by Lycos Asia
                                                               Limited
                                                               50% by Lycos Asia
                                                               (Singapore) Pt.
                                                               Ltd*
PT Lycos Asia Indonesia                Indonesia               99.9%*

*    50% owned by Evergold Nominees Limited in trust for Lycos Asia Limited

** 1 share each held by Mary Ong, Jeann Low, Bernard Chan, Michael Ripps, Tan Yew Sang, Lim Kim San and Nipa Wongyeekul.

*** Mary Ong holds 375 shares. In accordance with the Stock Purchase Agreement between Lycos, Inc. and Singtel, dated March 2004, Ms. Ong is obligated to transfer such shares to a designee of Lycos.


Affiliates

                                                             Percentage Owned by
          Name              Jurisdiction of Organization         Lycos, Inc.
Terra Lycos Ventures, LP      State of Delaware              13.2%
*Lycos Europe, N.V.           Kingdom of Netherlands         32.1%

(b) Non-Affiliates/Minority Interests: As of July 28, 2004, Lycos, Inc. owns the following interests*:

                                                              Agreements
                              Percentage        Cost of the   Governing
         Name                  Interest         Investment    Investment

Dynabazaar (formerly      2.52%                        $0     None
    Fairmarket)           (724,823 shares)
Total Sports Online       1.47%                  $105,323     None
    ASA                   (141,279 shares)
Cross Media, Inc.         0.03%                  $101,316     None
   (formerly              (13,073 shares)
   Lifeminders)
Autobytel, Inc.           0.24%                $6,753,550     Stockholders
   (formerly Autoweb)     (98,344 shares)                     Agreement, dated
                                                              April 18, 2000

* Retained Assets

                                  Schedule 3.8

                               Accounts Receivable


                                         None.

                                  Schedule 3.9

                                  Bank Accounts



   Bank name                          Address                                  Account #                  Account name
-----------------   --------------------------------------------------------  ---------------  ------------------------------------

Fleet Bank          100 Federal Street. MADE 12802B, Boston, MA 02106         937372-7094      Lyons, Inc.

Fleet Bank          100 Federal Street, MADE 12802B, Boston, MA 02106         942777-7370      Disbursement ZBA Acct

Fleet Bank          100 Federal Street. MADE 12802B. Boston, MA 02108         942838-0500      Gamesville.com

Fleet Bank          100 Federal Street, MADE 12802B. Boston, MA 02106         942775-2894      Lycos HR Expense Acct

Fleet Bank          100 Federal Street, MADE 12802B, Boston, MA 02106         942913-7780      Lycos Homepages

Fleet Bank          100 Federal Street, MADE 12802B, Boston, MA 02106         942913-7801      Lycos Mali & search

HSBC Bank Malta     237, 2nd Floor, Republic St. Valletta VLT 05 Malta        026066498401     Lycos Intangibles, LLC

South Trust Bank    150 Westpark Way, Suite 130, Euless, Texas 76040          71021526         Lycos, Inc.

Comerica Bank       P.O. Box 2249, San, Jose, CA 95109-2249                   1891571380       Quote.com, Inc.

Fleet Bank          100 Federal Street, MADE 12802B, Boston, MA 02106         04-3297338       MM custodian for Lycos GS

Fleet Bank          100 Federal Street, MADE 12802B. Boston, MA 02106         04-3277338LC     Loan Collateral Acct

Fleet Bank          100 Federal Street. MADE 12802B. Boston, MA 02106         0004443870       Custodian for Lycos Securities Corp.

Bank of America     P.O. Box 37032, Unit# 9011, San Francisco, CA 94137-9011  037105005089551  Collateral account for Lycos


        Brian Lucy and Julie Callagee are authorized to make withdrawals on all accounts.

                                  Schedule 3.10

                                   Tax Returns


(a)

           (i)

           ENTITIES                   JURISDICTION          YEAR             COMMENT
-----------------------------    ---------------------   --------    ----------------------
Lycos, Inc. and Subsidiaries     Federal                  2003       Extended until 9/15/04
                                 California               2003       Extended until 9/15/04
                                 Florida                  2003       Extended until 9/15/04
                                 Massachusetts            2003       Extended until 9/15/04
                                 New York State           2003       Extended until 9/15/04
                                 New York City            2003       Extended until 9/15/04
                                 Washington D.C.          2003       Extended until 9/15/04
                                 Georgia                  2003       Extended until 9/15/04
                                 New Jersey               2003       Extended until 9/15/04
                                 Pennsylvania             2003       Extended until 9/15/04
Lycos, Inc.                      Washington D.C.          2003       Extended until 9/15/04
                                 Georgia                  2003       Extended until 9/15/04
                                 New Jersey               2003       Extended until 9/15/04
                                 Pennsylvania             2003       Extended until 9/15/04
Wired Digital, Inc.              Washington D.C.          2003       Extended until 9/15/04
Lycos Business Trust I           Massachusetts            2003       Extended until 9/15/04
Lycos Business Trust II          Massachusetts            2003       Extended until 9/15/04
Quote LLC                        California               2003       Extended until 9/15/04

         (ii) AUDITS

           ENTITIES                   JURISDICTION        YEAR(s)            COMMENTS
-----------------------------    ---------------------   --------    ----------------------
Lycos, Inc. & Subsidiaries       New York State           8/1/98 -     Period of assessment
                                                          7/31/00      extends to 12/15/04


          (iii) Lycos, Inc. received a Commonwealth of Massachusetts Excise Tax Audit from July 31, 1998 - July 31, 2000 from the Department of Revenue. Lycos, Inc. received the Excise Tax Audit by letters dated July 14, 2004 and July 19, 2004, Lycos, Inc. and was informed of anticipated "Notices of Intention to Assess" against Lycos, Inc. and its Subsidiaries in the aggregate amount of $508,563, plus interest and penalties.

          (vi)

               1. Letter Agreement between Michael Ripps and Lycos, Inc., dated as of June 12, 2000, amended June 29, 2002 and July 17, 2003.

               2. Letter Agreement between Daniel J. Sullivan and Lycos, Inc., dated as of October 1, 2002, amended August 15, 2003 and May 14, 2004.

(b) See attachment,

LYCOS, INC. & SUBSIDIARIES
NOL CARRYOVER SUMMARY

                                    Net Operating Losses Through 2003
                        ---------------------------------------------------------
                            Total                      By Group
                        ------------  -------------------------------------------
                            NOLS                                                     TWO NOLS*
                           Through                                     Other       Allocated to    2004 Estimated**      Lycos NOLs
            Year          12/31/2003   Lycos & Subs    Terra USA    Acquisitions       Seller          NOL Usage     a/f Transaction
----------------------  ------------  -------------   ------------  ------------  --------------  -----------------  ---------------
2003 - est.               87,815,988    87,815,988                                  (40,563,968)                          47,252,020
2002                      50,687,125    50,687,125                                  (44,675,667)                           5,991,458
12/31/2001                63,785,603    15,960,716     47,824,887                   (31,590,502)                          32,195,101
7/31/2001                231,342,926   158,157,584     73,185,342                                                        231,342,926
2000                      50,960,650    35,501,298         52,564    17,406,790        (259,940)                          50,700,710
1999                     111,964,216    78,138,931                   33,825,285                        (5,490,281)       106,473,935
1998                      37,826,935    22,261,934                   15,565,001                       (37,826,935)                 -
1997                      15,887,892             -                   15,887,892                       (15,887,892)                 -
1996                       4,282,170             -                    4,282,170                        (4,282,170)                 -
1995                       1,426,108             -                    1,426,108                        (1,426,108)                 -
1994                          86,614             -                       86,614                           (86,614)                 -
                        ------------  -------------   ------------  ------------  --------------  -----------------  ---------------
TOTAL
(includes fiscal year
ends)                    656,046,227   446,503,674    121,062,793    88,479,860    (117,090,077)      (65,000,000)       473,956,150
NOLS TO TNO INC          117,090,077
NOLS TO BUYER            473,956,150
  TOTAL NOLS             591,046,227

                                                                                  --------------------
NOLS ACQUIRED BY SELLER WHICH ARE NOT SUBJECT TO SECTION 382 LIMITATIONS          |                  |
SINCE 10/30/00                                                                    |                  |
THIS DOES NOT INCLUDE NOL LIMITATIONS FROM THE BUYER ACQUISITION                  | 325,200,000 est. |
                                                                                  --------------------

     * NOLs to be allocated to TNO Inc. pursuant to Treas. Reg. 1.1502-21.

     ** Lycos is anticipating a $65 million taxable income for 2004 which includes the gain from the redeemed assets prior to the sale.

     TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE COMPANY, NONE OF THE REMAINING LOSSES ARE SUBJECT TO SRLY RESTRICTIONS.

                                                                        NET OPERATING LOSS SUMMARY STATES
    Year    Total Losses      CA        FL          ILL        MA          NY          DC     GA         NJ       PA       ACQUIRED
----------- ------------  ----------  ---------  ---------  -----------  ----------  -------  -------  ------  ---------  ----------
2003 - est.   43,774,688   7,975,978  7,369,679    313,127   17,362,548   8,409,088   86,042  100,078  28,601  2,129,549
2002          33,208,466   7,281,367          -    285,857   15,850,481   7,676,759   76,549   91,362       -  1,944,901
12/31/2001    30,654,818   2,308,729          -    194,194   25,656,401   1,646,730  220,101  354,405       -    275,258          -
7/31/2001    173,495,804  18,184,753          -  3,063,591  137,902,990  10,662,251   56,325  317,089       -  3,308,805
2000          25,940,025   5,335,835          -          -            -   2,730,407   65,658        -       -    401,335  17,406,790
1999          48,780,851   9,955,941          -          -            -     484,759        -        -       -  4,514,866  33,625,285
1998          15,565,001           -          -          -            -           -        -        -       -          -  15,565,001
1997          15,887,892           -          -          -            -           -        -        -       -          -  15,887,892
1996           4,282,170           -          -          -            -           -        -        -       -          -   4,282,170
1995           1,426,108           -                     -            -           -        -        -       -          -   1,426,108
1994              86,614           -          -          -            -           -        -        -       -          -      86,614
            ------------  ----------  ---------  ---------  -----------  ----------  -------  -------  ------  ---------  ----------
TOTAL
(includes
fiscal
year ends)   393,102,437  51,042,603  7,369,679  3,856,769  196,772,420  31,606,994  506,675  662,934  28,601 12,573,904  88,479,660



     NOTE: MA AND NY NOLS HAVE BEEN CARRIED FORWARD ON THIS SCHEDULE "POST APPORTIONMENT" FOR INFORMATIONAL PURPOSES ONLY.

                                 Schedule 3.11

                               Absence of Changes


a)

     1. Overture has filed counterclaims in the litigation disclosed on Item 2 of Schedule 3.12.

     2. Lycos, Inc. performed a restructuring commencing in February 2004, including, inter alia, a reduction in force, incurring a substantial charge associated with the restructuring, outsourcing its sales organization, and reducing it product offerings.

     3. Beginning no later than January 1, 2004, Lycos, Inc. implemented a policy of rejecting advertisements relating to online gambling operations.

     4. Pursuant to letters dated June 9, 2004, Google Inc. has, with respect to certain third party traffic and software applications, ceased providing services under the Google Order Form and Google Services Agreement between Lycos, Inc. and Google Inc., effective October 15, 2003, as amended as of October 30, 2003 and July 28, 2004.

b)

     1. Loan Agreement, dated as of May 13, 2004 between Lycos Business Trust I and Terra Networks, S.A.

     2. See Item 2 of Schedule 3.11(a)

     3. See Schedule 5.5(b)

     4. Letter of Guaranty, dated as of March 10, 2004 between Lycos, Inc. and Singapore Telecommunications Corporation.

     5. See Item 2 of Schedule 3.10(a)(vi)

c)   None

d)

     1. Lycos, Inc. has liquidated a substantial amount of its equity portfolio in companies in which it held a less than 20% interest in and which were non-affiliates of Lycos, Inc.

     2. The Company has, in the ordinary course of business, settled claims and/or released claims of less than $500,000 each (including, without limitation, GeekTech, Inc. v. Lycos, Inc. and Jeremy Cioe v. Lycos, Inc.).

     3. Email Services Agreement, dated as of April 30, 2004 between Lycos Intangibles, LLC and SK Communications Co. Limited.

     4. Redemption Agreement, dated as of June 30, 2004 between Lycos, Inc. and Lycos Triangle Partners, LLC.

     5. Lycos Asia Limited consummated a transaction on April 19, 2004 pursuant to which Lycos Asia Limited sold Lycos Asia (China) Limited, including its subsidiaries, to Intrepid Technology, Inc.

     6. License Agreement between Lycos, Inc. and Lycos Asia (China) Ltd. dated as of April 19, 2004.

e) Pursuant to letters dated June 9, 2004, Google has, with respect to Sidesearch and ClearSearch, exercised its option to cease providing certain services under the Google Order Form and Google Services Agreement between Lycos, Inc. and Google Inc. effective October 15, 2003, as amended as of October 30, 2003.

f)

     1. Pursuant to a Settlement Agreement and Amendment Number Two between Lycos, Inc. and Google Inc., dated as of July 28, 2004, Lycos, Inc. now receives approximately a 72% revenue share of the monetizable distributions under the Google Order Form and Google Services Agreement effective October 15, 2003, as amended October 30, 2003.

     2. See Item 2 on Schedule 3.12.

g)

     1. The domain name Lycos.org expired June 27, 2004 and was registered by a third party, Asia Ventures, Inc.

     2. See the i) Transition Services Agreement attached as Exhibit A to the Agreement, ii) Work for Hire Agreement attached as Exhibit B to the Agreement, and iii) Service Agreement attached as Exhibit C to the Agreement.

     3. Since December 31, 2003, the following domain names have lapsed:

             (A) Lyemail.com
             (B) LycosAsianmail.com
             (C) Lycosasiashop.com
             (D) Lycos-china.com
             (E) Lycos1.com
             (F) Lycos.com.sg

     4. See above Items 3 and 6 of Schedule 3.11(d).

     5. Redirect Agreement between Lycos, Inc. and Rakuten, Inc. dated as of April 27, 2004.

h)   None

i)

     1) Terra Networks, S.A. and/or Lycos, Inc. amended the employment agreements for the individuals disclosed on Schedule 5.5(b).

     2) In connection with the termination of all of its employees, Lycos Asia Limited has provided severance benefits to certain employees. Except for certain obligations to Michael Ripps described in the contract set forth on Items I and 2 in Schedule 5.5(b), all payments and other obligations have been fully satisfied.

     3) In connection with reduction of workforce referred to in Item 2 of
Schedule 3.11(a) above, Lycos, Inc. provided severance benefits to the employees subject to such reduction.

     4) See Item 2 of Schedule 3.10(a)(vi)

     5) Amended and Restated Letter Agreement dated as of May 10, 2004 between Lycos, Inc. and Thomas Wilde.

j)   See Items 18 and 19 of Schedule 3.16(a).

k)   None

1)   None

m)

     1) Lycos Asia's Limited Chief Executive Officer, Michael Ripps, left Lycos Asia Limited in February 2004 and has not been replaced. In March 2004, Lycos Asia Limited dismissed Rex Mai, the country manager of its China operations.

     2) Lycos Asia Limited has terminated or allowed to resign all of the staff in its Singapore office. Currently, Lycos Asia Limited contracts the services of two individuals for finance and operational needs.

     3) Other than Schedules 3.1 1(m)(1) and (2), there have been no material changes in relations with employee base in the aggregate. For changes with customers and suppliers, see Schedule 3.11(a).

n)   None

o)   See Schedule 3.11(i).

p)   None except as described in this Schedule 3.11.

                                Schedule 3.11(g)

                            Confidentiality Agreement


                FORM OF MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE
                                    AGREEMENT


     AGREEMENT dated and effective as of the ____ day of________ 200_ by and between Lycos, Inc. and ____________________ (each of which may be referred to herein as the "Owner" and/or the "Recipient", as the case may be, of information).

     WHEREAS, the parties have entered into discussions concerning a possible business relationship or transaction and may determine to enter into such a relationship or transaction (the "Transaction");

     WHEREAS , to further these ends, an Owner may disclose to a Recipient certain of the Owner's Proprietary Information (as hereinafter defined) for the purpose of enabling the Recipient to evaluate the Transaction and perform thereunder, if the Transaction is consummated; and

     WHEREAS, the parties agree that the Owner's information is proprietary and confidential property of the Owner.

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the acceptance and sufficiency of which are hereby acknowledged, each of the parties hereto, intending to be legally bound, does hereby agree as follows:

     1. Proprietary Information. In the course of evaluating the Transaction, and if consummated, performing in accordance with the terms to be negotiated for the Transaction, the Recipient will have access to, among other things, certain of the Owner's confidential and proprietary business documents and information, including, but not limited to, marketing data, financial information, sources of supply, technologies, products, know-how, product specifications, trade secrets, current and future product marketing plans, current and future research and development, and product characteristics and specifications, all of which are or may be deemed to be confidential and proprietary and are owned and used by or are exclusively licensed to the Owner. Such information shall be referred to hereinafter as "Proprietary Information" and shall also include any and all other confidential and proprietary information relating to the business conducted by the Owner; the terms or details of the Transaction, the fact that the parties have entered into discussions regarding the Transaction, and the details of such discussions; provided, however, that the following information shall not be deemed Proprietary Information: (i) information which has become publicly available (unless made publicly available by either (a) breach hereunder by the Recipient or (b) a Representative), (ii) information which was rightfully received by the Recipient from a source not under obligation of confidentiality to the Owner, (iii) information in the possession of the Recipient, in written or other recorded form, prior to disclosure by the Owner, (iv) information which is developed by the Recipient independent of any Proprietary Information, and (v) information which the Owner has approved in writing for release by the Recipient without restriction. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Proprietary Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice and the disclosing party has sought all available safeguards against widespread dissemination prior to such disclosure. Proprietary Information may be preliminary or incomplete and relate to products under development or planned for development. PROPRIETARY INFORMATION IS PROVIDED "AS IS." NO WARRANTIES ARE MADE BY EITHER PARTY. THE OWNER ACCEPTS NO RESPONSIBILITY FOR ANY EXPENSES, LOSSES OR ACTIONS INCURRED OR UNDERTAKEN BY RECIPIENT AS A RESULT OF RECIPIENT'S USE OF PROPRIETARY INFORMATION. Recipient acquires no intellectual property rights under this Agreement except the limited rights necessary to evaluate the Transaction and to perform thereunder if the Transaction is consummated.

     2. Protection of Proprietary Information. The Recipient acknowledges that the Owner has protected the secrecy of all Proprietary Information, that said Proprietary Information is of critical importance to the Owner, that a violation of this Agreement would seriously and irreparably impair and damage the Owner's business, and that the Recipient shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Owner. If the Owner is a publicly-held company, the Recipient understands that the Owner's Proprietary Information may be considered material, non-public information under Federal and state securities laws and the Recipient could be found in violation thereof if the Recipient takes advantage of such information by (i) trading in the Owner's or any other entity's stock, or (ii) furnishing information to others in connection with the trading of such stock.

     3. Non-Use and Non-Disclosure. The Recipient shall hold the Proprietary Information in secrecy and confidence in accordance with the provisions of this Agreement and shall use the Proprietary Information solely for the purpose of evaluating whether to enter into the Transaction and to perform thereunder if the Transaction is consummated. The Recipient shall not disclose, divulge, provide or otherwise make available any Proprietary information, or any portion or summary thereof, to any person, firm, corporation or other entity other than to Recipient's officers, directors, employees, shareholders, accountants, attorneys and agents ("Representatives") on a need-to-know basis, if such persons are bound in writing to Recipient by confidentiality obligations at least as restrictive as the terms of this Agreement, in order to permit those people to assist the Recipient to evaluate the Transaction and to perform thereunder if the Transaction is consummated. In the event that the Owner requests in writing, the Recipient shall deliver to the Owner all documents and other recordings containing Proprietary Information supplied to the Recipient and all copies thereof and agrees to destroy all notes, summaries, analyses and compilations prepared by the Recipient or for the Recipient's use containing or reflecting any such Proprietary Information.

     4. Non-Compete and Other Restrictions. The Recipient shall not use, directly or indirectly, any Proprietary Information in connection with or for the purpose of competing with the Owner in the Owner's line of business.

     5. Ownership of Proprietary Information. All Proprietary Information shall remain the exclusive property of the Owner and nothing in this Agreement, or any course of conduct between the parties shall be deemed to grant to the Recipient any rights in or to the Proprietary Information of the Owner, or any part thereof, other than as expressly granted herein.

     6. Remedies. It is specifically understood and agreed that any breach of this Agreement is likely to result in irreparable injury to the Owner and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Owner shall be entitled to seek the specific performance of this Agreement by the Recipient and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

     7. Governing Law. This Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts. Each party hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action related to this Agreement must be brought in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection that may exist, now or in the future, with respect to any of the foregoing.

     8. Waiver; Severability. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

     9. Definitive Agreement. Neither party is legally obligated to go forward with the Transaction or any other business transaction. Either party may terminate discussions or negotiations with the other party at any time. Either party may engage in discussions or negotiations with third parties, even if such discussions or negotiations relate to possible business transactions similar or identical to the Transaction.







                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract under seal as of the day and year first above written.

                                       LYCOS, INC.


                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                       -----------------------------------------


                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                  Schedule 3.12

                                   Litigation


1. Riaz Valani, et al. v. Lycos, Inc., et al. The plaintiffs brought suit against Lycos, Inc. ("Lycos") in the United States District Court for the Northern District of California, alleging that Lycos breached a written contract and an implied covenant of good faith and fair dealing, tortiously interfered with a prospective business advantage and engaged in unfair business practices by failing to make an "earn-out" payment allegedly due and owing under a merger agreement between, among others, Lycos and IMDI. The complaint asserts that the "earn-out" clause of the contract required Lycos to make a payment to the former shareholders of IMDI of up to $15,000,000. The complaint seeks compensatory and punitive damages in an amount to be determined at trial. Lycos has answered the complaint and denied the relevant allegations. Discovery has commenced and the parties have engaged in motion practice with respect to, inter alia, plaintiffs jury demand.

2. Lycos. Inc. v. Overture Services, Inc. v. FindWhat.com, Inc. Lycos, Inc. brought a complaint against Overture Services, Inc. ("Overture") in the United States District Court for the District of Massachusetts. The complaint alleges that Overture breached the anti-assignment, confidentiality, and payment provisions of a services agreement between the parties in connection with Overture's merger with a key competitor of Lycos, Yahoo!, Inc. The complaint seeks declaratory relief and damages in an amount to be determined at trial. Overture brought counter-claims against Lycos for breath of contract and breach of implied covenant of good faith and fair dealing. Overture also brought a claim for patent infringement against Lycos and a third party, FindWhat.com, Inc. The parties have engaged in settlement negotiations pursuant to which certain commercial arrangements between Lycos, Inc., Overture, Inktomi and Fast may be amended.

3. Sherwood Partners, Inc. v. Lycos, Inc. On May 18, 2001, Sherwood Partners, Inc., as the Assignee for the Benefit of Creditors (the "Assignee") for International Thinklink Corporation (the "Debtor"), filed a complaint against Lycos in the Superior Court for Los Angeles County, California. The Assignee seeks to recover a payment of $1,000,000 made to Lycos by the Debtor in December 2000. The Assignee asserts that the payment constituted a preferential transfer that the Assignee is authorized to recover under California Civil Code Section 1800. On June 19, 2001, Lycos removed the action from the State Court to the United States District Court for the Central District of California. On November 18, 2002, the Assignee moved for summary judgment in its favor on its preference claim against Lycos, and on January 10, 2003, the District

     Court granted the Assignee's motion. On January 16, 2003, the District Court entered judgment in favor of the Assignee and against Lycos in the amount of $1,000,000 together with pre-judgment interest of $131,697.90. Lycos' appeal of the judgment has been fully briefed and is pending before the Ninth Circuit Court of Appeals.

4. IDT Corp. V. Telefonica, S.A., Terra Networks, SA., and Lycos, Inc. On June 22, 2001 IDT Corp. ("IDT") filed a claim in the United States District Court, District of New Jersey, in connection with a joint venture in which IDT, Telefonica, S.A. ("Telefonica") and Terra Networks, S.A. were parties. The plaintiffs allege tortious interference with prospective economic advantage against Lycos, Inc. for damages in amount to be determined at trial, punitive damages and prejudgment and post-judgment interest. Since January 1, 2003, the parties have continued to engage in pretrial discovery, which is essentially complete with the exception of discovery related to expert witnesses. This aspect of pretrial discovery will proceed after the court rules on the pending motions for summary judgment discussed below. In July 2003, the defendants filed motions with the court asking that summary judgment be granted as to all of IDT's claim, including those asserted against Telefonica. In addition, in June 2003, defendant Terra Networks, S.A. filed various counterclaims against IDT, and IDT has moved to dismiss the counterclaims. The court has not yet ruled on the motions for summary judgment or on IDT's motion to dismiss. The court has not yet ruled on Telefonica's objections to the September 2002 ruling of a magistrate judge granting IDT permission to amend its second amended complaint to include a claim against Telefonica under Section 20(a) of the Securities Exchange Act.

5. Neoplanet Demand Letter dated September 24, 2003. NeoPlanet, Inc. ("NeoPlanet") has demanded payment under an Integration Agreement between NeoPlanet and Lycos. On September 24, 2003, NeoPlanet alleged that Lycos owes $199,920.25. On October 24, 2003, NeoPlanet increased that amount $214,147.22. In addition, NeoPlanet stated that if Lycos was unable to demonstrate that it had provided advertising impressions for which NeoPlanet had paid $1,300,000, it should refund that amount.

6.   Breach Notices and Demand Letters to Google and Google Breach Notices:1

     a) Notification of Breach Letter from Lycos, Inc. to Google Inc. dated February 5, 2004

     b)   Letter from Lycos, Inc. to Google Inc. dated May 3, 2004


-----------------------------
     1 See Item I of Schedule 3.11(f).

     c) Notification of Breach Letter from Google Inc. to Lycos, Inc. dated May 7, 2004.

     d)   Letter to Google Inc. from Lycos, Inc. dated May 13, 2004.

7. Carnegie Mellon University ("CMU") Demand Letters dated October 2, 2000 and June 15, 2004. On October 2, 2000 and June 15, 2004, CMU requested payments by Lycos of royalties due from use of the registered trademark Lycos(R) pursuant to the license agreement between CMU and Lycos dated June 16, 1995 and amended February 6, 1996.

8. Universal Communication Systems, Inc., Michael J. Zwebner, et al. v. Lycos, Inc. and Terra Lycos, Inc. d/b/a The Lycos Network. The class action case was filed July 7, 2004 in the United States District Court for the Southern District of Florida and Lycos has been served in the action. The complaint alleges consumer fraud, cyber stalking and trade name dilution against Lycos and the Lycos Network. The plaintiffs seek $300,000,000 in actual and consequential damages and a mandatory injunction requiring the defendants to delete all postings on its "Raging Bull" website that appear on the Universal Communication Systems, Inc. ("USCY") message board, delete the USCY message board, and enjoin the defendants from creating and maintaining a USCY message board.

9. United States Grand Jury Subpoena (E.D. Mo) dated December 11, 2003 seeking documents related to commercial advertising of offshore Internet Gambling business.

10. Eulitz & Schrader Demand Letter (counsel to Nikolai Riesenkainpff) dated July 5, 2004, seeking payment of commission relating to Lycos' entry into the Google Ad Sense Agreement (as referenced in Item 3 of Schedule 3.16(a)).

11. Letters dated July 20, 2004 and July 21, 2004 from Portal Player alleging unlawful interference with a confidentiality agreement with former employee and disclosure of trade secrets in connection with publication of a Wired News story appearing on July 20, 2004.

12.  Global Crossing Invoice dated March 23, 2004.

13. Nicole Fiffe v. Terra Networks USA, Inc. The case was tiled in the Circuit Court in and for Miami Dade County. Terra has filed a petition to remove it to the District Court for the Southern District of Florida, and it has been assigned a different case number. Fiffe brought an action for discrimination under Title VII of the Civil Rights Act of 1964 (as amended by the Pregnancy Discrimination Act of 1976) and for an alleged violation of the Florida Civil Rights Act.

14. County of Dallas v. Lycos, Inc. The case was filed on November 21, 2003, and Lycos filed its answer on February 6, 2004. The most recent statement for alleged taxes due from the year 2000 reflects a total amount due of $87,893.36.

15.  Commonwealth of Massachusetts Franchise Tax Audit from July 31, 1998-July
     31. 2000 from Department of Revenue. By letters dated July 14, 2004 and July 19, 2004, Lycos, Inc. was informed of anticipated "Notices of Intention to Assess" against Lycos, Inc. and its Subsidiaries in the aggregate amount of $508,563, plus interest and penalties.

16. In connection with the termination of the Promotion and Services Agreement dated as of May 17, 2002 between Lycos, Inc., Lycos Asia Limited, Lycos Europe, N.V. and Manchester United PLC, Lycos Asia Limited has been in discussions with Manchester United relating to a $750,000 prepayment made by Manchester United to Lycos Asia Limited. See Schedule 3.21 regarding Lycos Asia Limited.

17. Lycos Asia Limited is involved in an arbitration proceedings in Malaysia relating to the work force reduction implemented by Lycos Asia Limited in 2001.

                                Schedule 3.13(b)

                              Compliance with Laws

                       Governmental Approval and Consents


     See Item 4 of Schedule 3.2 regarding Lycos Asia Limited's compliance with local requirements to the annual reports.

                                  Schedule 3.14

                                 Permitted Liens


1. See the Master Services Agreement referenced in Item 11 of Schedule 3.16 for rights that could give rise to Liens.

2. See the Global Services Agreement referenced in Item 10 of Schedule 3.16 for rights that could give rise to Liens.

3.   See County of Dallas v. Lycos, Inc. referenced in Item 14 of Schedule 3.12.

                                  Schedule 3.15

                                     Leases


Real Estate Leases


Party                                             Location                     Termination Date
--------------------------------    --------------------------------      ---------------------------

Winter Management Corp              115 5th Ave.                          August 31, 2009
                                    New York, NY 10003

Prospect Hill Acquisition Trust     100 5th Ave.                          March 31, 2008
                                    Waltham, MA 02451

Global HQ                           1230 Avenue of the Americas New       January 19, 2005
                                    York, NY 10020

Storage Networks, Inc.              100 5th Ave.                          January 12, 2005
                                    Waltham, MA 02451

Gorr Partners, LLC                  660 3rd Street                        December 31, 2004
                                    San Francisco, CA 94107

HRC Corporation                     298 5th Avenue New York, NY 10017     August 31, 2004

                                    3, Tampines Grande,
LC Ventura (Tampines)               AIA Tampines
Pte Ltd                             #02-04                                May 15, 2005
                                    Singapore 528799

Real Estate Subleases

Party                               Location                              Termination Date
--------------------------------    --------------------------------      ---------------------------
Once Labs, Inc.                     100 5th Avenue                        March 31, 2008
                                    Waltham, MA 02451
Office Tiger, LLC                   298 Fifth Avenue                      August 31, 2004
                                    New York, NY  10017
Perkins Eastman Architects          115 Fifth Avenue                      August 31, 2009
                                    New York, NY  10003

Equipment Leases

Party                               Location                              Termination Date
--------------------------------    --------------------------------      ---------------------------
Bank of America                     Various computer equipment            November 1, 2004
CSI                                 Various computer equipment            November 1, 2004

                                  Schedule 3.16

                                    Contracts


(a)

     1. Google Order Form and Google Services Agreement between Lycos, Inc. and Google Inc., effective October 15, 2003, as amended as of October 30, 2003

     2. Google Settlement Agreement and Amendment Number Two to Google Order Form and Google Services Agreement between Lycos, Inc. and Google Inc., dated as of July 28, 2004

     3. Google Services Agreement Content Targeted Advertising Program (Ad Sense) Order Form and Google Services Agreement between Lycos, Inc. and Google Inc., effective August 20, 2003, as amended as of October 15, 2003

     4. Syndication Agreement by and between Lycos, Inc. and LookSmart, Ltd., dated as of July 8, 2003, amended as of May 1, 2004

     5. Content Agreement by and between Lycos, Inc. and Monster, Inc., dated as of November 13, 2003

     6. E-Commerce Agreement by and between Lycos, Inc. and BizRate.com, Inc., dated as of April 4, 2003, as amended

     7. Oracle License and Services Agreement between Lycos, Inc. and Oracle Corporation and purchase order dated as of November 21, 2001

     8. License Agreement by and between Carnegie Mellon University, CMG information Services, Inc., CMG @Ventures, L.P. and Lycos, Inc., dated as of June 16,1995, as amended February 9,1996

     9. Paymentech Merchant Services, Inc. Credit Card Processing Services Agreement between Lycos, Inc. and Paymentech LP, dated as of January 22, 1999, as amended as of November 1, 2002 and as of June 4, 2004

     10. Amended and Restated Agreement by and between Lycos, Inc. and Verizon New Media Services, Inc., dated as of August 1, 2001, as amended July 1, 2003

     11. Global Services Agreement between Cable & Wireless USA, Inc., and Lycos, Inc., dated as of April 9, 2002 and as amended June 6, 2003, and the Letter Agreements from Lycos, Inc. to Telefonica Data USA, Inc. dated October 22, 2003 (the letters memorialize Lycos, Inc.'s agreement with Telefonica Data to use its best efforts to facilitate the assignment of Global Services Agreement)

     12. Master Services Agreement by and between Lycos, Inc. and Telefonica Data USA, Inc., and letter agreement related thereto, each dated as of November 18, 2003

     13. Private Label Services Agreement by and between Lycos, Inc. and FindWhat.com, dated as of July 29, 2002

     14. 24/7 Real Media, Inc. and Lycos, Inc. Services Agreement, dated as of February 2004

     15. Technology Services Agreement by and between Lycos, Inc. and 24/7 Real Media, dated as of February 2004

     16. Amended and Restated Services Agreement by and between Position Technologies, Inc. and Lycos, Inc., dated as of February 19, 2004

     17. Amended and Restated Pilot and License Agreement by and between Lycos, Inc. and Argo Technology, Inc., dated as of January 13, 2004, as amended as of February 27, 2004

     18. Professional Services Agreement by and between Fast Search & Transfer International AS and Lycos, Inc., dated as of May 7, 2004

     19. Fast Data Search Enterprise License Agreement Order Form by and between Lycos, Inc. and Fast Search & Transfer International AS, dated as of January 30, 2004 and amended as of May 7, 2004

     20. Information Services Agreement, dated as of July 1, 2001, as amended by Amendment #1 to Information Services Agreement dated as of December 16, 2002 between Terra Networks, S.A. and Inktomi Corporation (note that the term of this contract has expired according to its terms, but Lycos still receives algorithmic results from Inktomi and pays Inktomi according to the terms of this contract)

     21. Inktomi Search Submit Reseller Agreement, dated as of November 4, 2002 between Lycos, Inc. and Inktomi Corporation

     22. Agreement, dated as of February 21, 2002, as amended by Amendment No. 1 dated as of June 14, 2002 and Amendment No.

          2 dated as of April 21, 2003 between Lycos, Inc. and Fast Search & Transfer

     23. Internet Services Order Form between Lycos, Inc. and Reuters America, LLC, dated as of July 1, 2004

     24. SPC Information Distribution License Agreement by and between Standard & Poor's Comstock, Inc. and Lycos, Inc., dated as of September 24, 2002

     25. NY Stock Exchange Agreement for Receipt and Use of Market Data between Quote.com and NYSE, dated as of September 17, 1997

     26. NASDAQ Stock Market, Inc. Vendor Agreement, and Distributor Agreement by and between NASDAQ and Quote.com, dated as of August 29, 2002

     27. AP Digital Current News License Agreement between Press Association, Inc. and Lycos, Inc., dated as of July 28, 2004

     28. Distribution Agreement between Dow Jones & Company, Inc. and Quote.com, dated as of October 2, 1996

     29. Email Services Agreement between SK Communications Co. Limited and Lycos Intangibles, LLC, dated as of April 30, 2004.

     30. License Agreement (Lycos) between Lycos Intangibles, LLC and Lycos Korea, Inc., dated as of August 14, 2002 (this Agreement will expire on August 14, 2004)

     31. License Agreement (Tripod) between Lycos Intangibles, LLC and Lycos Korea, Inc., dated as of August 14, 2002 (this Agreement will expire on August 14, 2004)

     32. Letter Agreement between Lycos, Inc. and Lycos Korea, Inc., dated as of August 14, 2002 (relating to the guaranty of the obligations of Lycos Intangibles, LLC by Lycos, Inc.)

     33. Indemnification Letter Agreement between Lycos, Inc. and Lycos Korea, Inc., dated as of August 14, 2002

     34. Agreement for the Purchase and Sale of Economic Rights between Lycos, Inc. and Lycos Intangibles, LLC dated as of August 13, 2002

     35. License Agreement (Tripod) between Tripod, Inc. and Lycos Europe, N.V., effective as of February 29, 2000

     36. European License Agreement (Hotbot) between Wired Digital, Inc. and Lycos Europe, N.V., effective as of February 29, 2000, as amended November 26, 2001

     37. European License Agreement (Angelfire) between WhoWere? Inc. and Lycos Europe, N.V., effective as of February 29, 2000

     38. European License Agreement (MyLycos) between Lycos, Inc. and Lycos Europe, N.V., dated as of February 18, 2000

     39. Guaranty Letters by Lycos, Inc. to Lycos Europe, N.V., dated as of February 18, 2000 (with respect to the obligations of its subsidiaries regarding the aforementioned licenses with Lycos Europe, N.V.)

     40. Shareholders Agreement by and among Lycos, Inc., Bertelsmann Internet Holding GmbH, Christoph Mohn Internet Holding GmbH, Fireball Internet GmbH, dated as of February 18, 2000, as amended February 7, 2002 and January 27, 2003

     41. Guaranty Letter by Lycos, Inc, to Singapore Telecommunications Corporation, dated as of March 10, 2004

     42. Letter Agreement regarding certain intellectual property developments between Lycos, Inc. and Singapore Telecommunications Corporation, dated as of March 10, 2004

     43. Redirect Agreement between Lycos, Inc. and Rakuten, Inc., dated as of April 27, 2004

     44. License Agreement between Lycos, Inc. and Lycos Asia (China) Ltd., dated as of April 19, 2004

     45. Enterprise License Schedule between Terra Networks, S.A. and Vignette Ltd., dated as of October 22, 1999, as amended dated June 30, 2004 (pending signature)

     46. Master Services Agreement and Attachments between DoubleClick, Inc. and Terra Networks, S.A., dated as of January 1, 2002, as amended by Global Addendum. dated December 1, 2003

     47. Participation Agreement between Lycos, Inc. and Lycos Asia Limited, dated as of May 17, 2002, related to the Promotion and Services Agreement and Website Site Development and Hosting Services Agreement referenced in Items 48 and 49 on this Schedule 3.16.

     48. Promotion and Services Agreement by and among Lycos, Inc., Lycos Asia Limited, Lycos Europe, N.V. and Manchester United PLC dated May 17, 2002

     49. Website Production Development and Hosting Services Agreement dated May 17, 2002 between Manchester United Interactive Limited and Lycos Asia Limited

     50. Commercial Agreement between Bertlesmann AG, Terra Networks, S.A. and Lycos, Inc., dated as of June 1, 2003

     51. Trademark License and URL Ownership Agreement between Advance Magazine Publishers Inc. and Wired Ventures Inc., dated as of June 15, 1998 and the associated agreements previously provided to Daum Communications Corp.

     52.  See Items 1 and 2 of Schedule 3.10(a) (vi)

     53. Waiver and Agreement between Lycos, Inc. and Lycos Europe, N.V., dated as of June 4, 2003

     54. License Agreement (Lycos Search Service), dated as of February 16, 2000 and amended November 26, 2001 between Lycos, Inc. and Lycos Europe, N.V.

     55. Lycos China Intellectual Property Assignment Agreement between Lycos Information Services (Shanghai) Co. Ltd and Lycos, Inc., dated as of April 19, 2004

     56. Lycos China Domain Names Assignment Agreement between Lycos Information Services (Shanghai) Co. Ltd and Lycos, Inc., dated as of April 19, 2004

     57. Lycos China Domain Names Assignment Agreement between Shanghai Lycos Internet Co. Ltd and Lycos, Inc.

     58. Indemnification Letter made by Lycos, Inc. to Mary Ong dated April 15, 2004

(b) None.

                                  Schedule 3.18

                                 Privacy Matters


     1. See Item 8 of Schedule 3.l2 regarding Universal Communication Systems, Inc. and Michael Zwebner v. Lycos, Inc. and Terra Lycos, Inc.

     2. In the ordinary course of its business the Company and Company Subsidiaries receive complaints from individual consumers regarding, among other issues: (1) alleged violations of Lycos' Terms of Service; (2) Privacy Policies;
(3) Subscription Agreements; and (4) Subscription billing practices.

                                  Schedule 3.19

                                    Insurance


      Line of Insurance                     Carrier                   Policy Number         Policy Period
---------------------------    --------------------------------   --------------------    -------------------
Property                       Allianz                            CLP 300728              03/31/04 - 03/31/05
Earthquake - California        Essex Insurance - 1st Excess       ESPW20I2                03/31/04 - 03/31/05
Earthquake - California        Westchester Surplus - 2nd Excess   I20634509               03/31/04 - 03/31/05
Professional Liability         AIG                                320-82-82               05/31/04 - 05/31/05
General Liability              Lexington Insurance Co.            743287                  05/31/04- 05/31/05
Umbrella Liability             National Union Insurance Co.       BE 5494231              05/1/04 - 05/1/05

Workers Compensation           Wassau Insurance Co.               WCCY91531546013         06/30/04- 06/15/05
EPL                            AIG-Primary                        5110126                 01/01/04-01/01/05
EPL                            Chubb-1st Excess                   8170-6802               01/01/04-01/1/05
EPL                            St. Paul - 2nd Excess              568CM1775               01/01/04 -01/01/05
Crime                          Travelers                          104238134               01/01/04 -01/01/05
Fiduciary Liability            Travelers                          104238133               01/01/04 -01/01/05
D&O                            National Union Insurance Co.       518-84-81               10/30/03 - 10/30/04
                               Primary
D&O                            St. Paul - 1st Excess              568CM1297               10/17/00 - 10/30/06
D&O - Runoff Lycos             National Union Insurance Co. -     473-12-38               10/30/00 - 10/30/06
                               Primary
D&O - Runoff Lycos             Lloyds - 1st Excess                FF015240Z002            10/30/00 - 10/30/06
D&O - Runoff Lycos             National Union Insurance Co. -     473-12-42               10/30/00 - 10/30/06
                               2nd Excess
D&O - Runoff Lycos             Lloyds - 3rd Excess                FK015250Z002            10/30/00 - 10/30/06
D&O - Runoff Lycos             Liberty Mutual -4th Excess         LN073597/010            10/30/00- 10/30/06
D&O - Runoff Lycos             Royal Insurance - 5th Excess       PSF002534               10/30/00 - 10/30/06
D&O - Runoff Wired Ventures    Executive Risk - Primary           751-168691-99           03/31/99 - 06/30/05
D&O - Runoff Wired Ventures    Lloyds - 1st Excess                DOE 200531              03/31/99 - 06/30/05
D&O - Runoff Wired Ventures    Executive Risk - 2nd Excess        752-168696-99           03/31/99-06/30/05
D&O - Runoff Who Where?        Lloyds - Primary                   DOM 3000638             11/06/97-12/31/04
D&O - Runoff Who Where?        TIG - 1st Excess                   XD03800 17 12           11/06/97 - 12/31/04
D&O/EPL - Runoff               Lloyds                             90002057                11/05/99 - 07/31/06
Metrosplash.com

                                  Schedule 3.22

                   Employee Benefit Plans and Related Matters



(a)

     1. Lycos, Inc. Health Plan (fully insured by Blue Cross Blue Shield of Massachusetts)

     2..  Lycos, Inc. Dental Plan (fully insured by Guardian Life Insurance
          Company

     3. Lycos, Inc. Life, AD & D (basic life, voluntary life and AD & D insured with UNUM Life Insurance Company of America)

     4. Lycos, Inc. Disability Plan (Long-term Disability fully insured by UNUM Life Insurance Company of America and Short-term Disability is self-insured with ASO contract by UNUM Life Insurance Company of America)

     5.   Lycos, Inc. Vision Plan (fully insured by Vision Service Plan)

     6. Lycos, Inc. Business Travel Accident Plan (fully insured by UNUM Life Insurance Company of America)

     7.   Lycos, Inc. Group Legal Plan (insured through Hyatt Legal (MetLife)
          Plans)

     8. Lycos, Inc. Health Care & Dependent Reimbursement Plans (self-funded, administered by Benefit Concepts)

     9.   Lycos, Inc. Savings & Retirement 401k Plan (administered by Vanguard)

     10.  Lycos, Inc. COBRA program (administered through Benefit Concepts)

     11. Lycos, Inc. MetPay Program (self-funded auto & home insurance through MetLife)

     12.  Lycos, Inc. Tuition Reimbursement Program

     13. Lycos, Inc. Employee Assistance Program (administered by Sobel and Raciti)

     14.  Lycos, Inc. Credit Union (self-funded through Digital Credit Union)

     15.  Lycos, Inc. 2004 Incentive Bonus Program

     16.  Lycos, Inc. Fiscal Year 2004 Commission Plan

     17.  Lycos Inc. Vacation/Time Off Programs

     18.  Gamesville.com, Inc. 1999 Stock Option and Incentive Plan

     19.  Lycos, Inc. 1996 Stock Option Plan

     20.  Lycos, Inc. 2000 Stock Option Plan

     21.  Matchmaker.com, Inc. 1999 Incentive Stock Plan

     22.  Quote.com, Incorporated 1996 Stock Option Plan

     23.  Tripod, Inc. 1995 Stock Option Plan

     24.  U.S. Program Under Phase II of the Terra Networks, S.A. Stock Option
          Plan

     25.  Valent Software Corporation 1998 Stock Option/Stock Issuance Plan

     26.  Whowhere? Inc. 1995 Stock Plan

     27.  Wisewire Corporation 1995 Amended and Restated Stock Option Plan

     28. Wisewire Corporation 1996 Amended and Restated Non-Employee Stock Option Plan

     29.  Agreements with employees identified on Schedule 5.5(b)

(f) The Lycos Savings and Retirement 401(k) Plan is under review by the U.S. Department of Labor Employee Benefit Security Administration.

(g)  Agreements with employees identified on Schedule 5.5(b).

(h)  Agreements with employees identified on Schedule 5.5(b).

                                  Schedule 3.23

                            Dealings with Affiliates


1. Transition Services Agreement in the form of Exhibit A between Terra Networks, S.A. and Lycos, Inc. to be executed in connection with the consummation of the Stock Purchase Agreement

2. Work for Hire Agreement in the form of Exhibit B between Terra Networks, S.A. and Lycos, Inc. to be executed in connection with the execution of the Stock Purchase Agreement

3. Service Agreement in the form of Exhibit C between Terra Networks, S.A. and Lycos, Inc. to be executed in connection with the consummation of the Stock Purchase Agreement

4. *Loan Agreement, dated as of May 13, 2004 between Lycos Business Trust I and Terra Networks, S.A.

5. *Loan Agreement, dated as of November 8, 2001 between Lycos Business Trust I and Terra Networks USA, Inc. in the principal amount of $151,552,952.10 plus accrued interest

6. *Management Fee Agreement, dated as of September 10, 2002 between Lycos, Inc. and Terra Networks, S,A.

7. License Agreement (Lycos Search Service), dated as of February 16, 2000 and amended November 26, 2001 between Lycos, Inc. and Lycos Europe, N.V.

8. European License Agreement (Tripod), dated as of February 29, 2000 between Tripod, Inc. and Lycos Europe, N.V.

9. European License Agreement (Angelfire), dated as of February 29, 2000 between WhoWhere? Inc. and Lycos Europe, N.V.

10. European License Agreement (Hotbot), dated as of February 29, 2000 and amended November 26, 2001 between Lycos, Inc. and Lycos Europe, N.V.

11. License Agreement (Sonique), dated as of February 29, 2000 between Internet Music Distribution, Inc. and Lycos Europe, N.V.

*Retained Asset

12. European License Agreement (MyLycos), dated as of February 18, 2000 between Lycos, Inc. and Lycos Europe, N.V.

13. Preferred Promotion and Linking Agreement (Lycos Gainesville), dated as of February 18, 2000 between Lycos, Inc. and Lycos Europe, N.V.

14. Waiver and Agreement (Lycos Search and Logo), dated as of June 4, 2003 between Lycos, Inc. and Lycos Europe, N.V.

15. Sales Commission Agreement, dated March 15, 2002 between Lycos, Inc. and Lycos Europe, N.V.

16. Content Agreement, dated as of August 5, 2003, as amended August 28, 2003 between Lycos, Inc. and OncTravel.com, Inc.

17. Master Services Agreement and a related side letter, dated as of November 18, 2003 between Lycos, Inc. and Telefonica Data USA, Inc.

18. Amended and Restated License(s), dated as of February 18, 2000 between Lycos, Inc. and Lycos Europe, N.V.

19. *Loan Agreement, dated as of November 21, 2003 from Lycos, Inc. to OneTravel.com, Inc. in an aggregate principal amount of $299,574

20. *Loan Agreement, dated as of March 16, 2004 from Lycos, Inc. to OneTravel.com, Inc. in an aggregate principal amount of $349,020

21. *Loan Agreement, dated as of April 20, 2004 from Lycos, Inc. to OneTravel.com, Inc. in an aggregate principal amount of $232,680

22. *Loan Agreement, dated as of October 17, 2001 by and among Lycos, Inc., Singapore Telecommunications Limited and Lycos Asia Limited (there are no amounts owing or obligations outstanding to Singapore Telecommunications Limited under the Loan Agreement)

23. *Loan Agreement, dated as of February 11, 2002 between Lycos, Inc. and Lycos Asia Limited

24. *Loan Agreement, dated as of March 15, 2002 between Lycos Business Trust I and Lycos Asia Limited

*Retained Asset or terminated prior to Closing

25. *Loan Agreement, dated as of May 26, 2002 by and among Lycos Business Trust I, Lycos, Inc., Singapore Telecommunications Limited and Lycos Asia Limited, as amended December 12, 2002 and April 2, 2003 (there are no amounts owing or obligations outstanding to Singapore Telecommunications Limited under the Loan Agreement)

26. *Loan Agreement, dated as of June 9, 2003 by and among Lycos Business Trust I, Lycos, Inc., Singapore Telecommunications Limited and Lycos Asia Limited (there are no amounts owing or obligations outstanding to Singapore Telecommunications Limited under the Loan Agreement)

In addition, Lycos receives certain services pursuant to contracts between Terra Networks, S.A. and third parties:

     a. Information Services Agreement dated as of July 1, 2001, as amended by Amendment #1 to Information Services Agreement dated as of December 16, 2002 between Terra Networks, S.A. and Inktomi Corporation (as discussed in Schedule 3.16, this contract has expired according to its terms, but Lycos still receives algorithmic results from Inktomi and pays Inktomi according to the terms of this contract)

     b. Master Services Agreement between DoubleClick, Inc. and Terra Networks, S.A., dated as of January 1, 2002, as amended by Global Addendum dated December 1, 2003












*Retained Asset or terminated prior to Closing

                                  Schedule 3.25

                                   Lycos Asia


     1. Email Services Agreement between SK Communications Co. Limited and Lycos Intangibles, LLC dated as of April 30, 2004 (this Agreement will expire August 14, 2006)

     2. License Agreement (Lycos) between Lycos Intangibles, LLC and Lycos Korea, Inc. dated as of August 14, 2002 (this Agreement will expire on August 14, 2004)

     3. License Agreement (Tripod) between Lycos Intangibles, LLC and Lycos Korea, Inc. dated as of August 14, 2002 (this Agreement will expire on August 14, 2004)

     4. Agreement for the Purchase and Sale of Economic Rights between Lycos, Inc. and Lycos Intangibles, LLC dated as of August 13, 2002 (this Agreement does not have a termination date)

     5. Redirect Agreement between Lycos, Inc. and Rakuten, Inc. dated as of April 27, 2004 (this Agreement has a month to month term)

     6. License Agreement between Lycos, Inc. and Lycos Asia (China) Ltd. dated as of April 19, 2004 (this Agreement will expire 270 days from the commencement date)

                                 Schedule 5.1(b)

                               Conduct of Business


     1. Between signing and closing, Daniel Sullivan and board members affiliated with Singapore Telecommunications Limited will resign from the Board of Directors of Lycos Asia Limited and all its Subsidiaries and will be replaced by a person designated by Lycos, Inc. and consented to by Daum Communications, Corp.

     2. Prior to closing, Lycos, Inc. shall capitalize, cancel or eliminate all amounts owed to Lycos, Inc. by Terra Networks USA, Inc. other than Retained Assets, including but not limited to, amounts outstanding under the Loan Agreement between Terra Networks USA, Inc. and Lycos Business Trust I, Inc. dated November 8, 2001 in the principal amount of $151,552,952.10 plus all interest thereon.

     3. Prior to closing, Lycos, Inc. agrees to cancel, terminate or otherwise eliminate the Loan Agreements and all amounts owing or other obligations outstanding with respect to the Loan Agreements set forth on Items 22-26 on Schedule 3.23.

     4. Prior to closing and in accordance with Section 2.2, Lycos, Inc. may transfer all of its shares in Lycos Europe, N.Y. to LE Holding Corp.

     5. In connection with terminating the Manchester United Agreements with Lycos Asia Limited identified in Schedule 3.16, Lycos Asia Limited may transfer certain hardware, software and domain names held by it, but used exclusively in connection with those agreements to Manchester United or a third party identified with Manchester United.

     6. Any transaction relating to the transfer of Retained Assets to Terra Networks, S.A. or its Affiliates.

                                 Schedule 5.5(b)

                      Employee and Employee Benefit Matters


     1. Amended and Restated Letter Agreement, dated as of March 29, 2004, and amended July 21, 2004, between Mark Stoever and Lycos, Inc.

     2. Incentive Fee Letter Agreement, dated as May 10, 2004, between Mark Stoever and Lycos, Inc.

     3. Amended and Restated Letter Agreement, dated as of March 29, 2004 and amended July 21, 2004, between Andrew W. Feinberg and Lycos, Inc.

     4. Amended and Restated Letter Agreement, dated as of March 29, 2004 and amended July 21, 2004 between Brian Lucy and Lycos, Inc.

     5. Amended and Restated Letter Agreement, dated as of May 10, 2004 and amended July 21, 2004, between Donald Zereski and Lycos, Inc.

     6. Amended and Restated Letter Agreement, dated as of May 10, 2004 and amended July 21, 2004, between Steven Gross and Lycos, Inc.

     7. Amended and Restated Letter Agreement, dated as of May 10, 2004, between Thomas Wilds and Lycos, Inc.

                                  Schedule 5.7

                           Intercompany Arrangements


     1. License Agreement (Tripod) between Tripod, Inc. and Lycos Europe, N.V., effective as of February 29, 2000

     2. European License Agreement (Hotbot) between Wired Digital, Inc. and Lycos Europe, N.V., effective as of February 29, 2000, as amended November 26, 2001

     3. European License Agreement (Angelfire) between WhoWhere? Inc. and Lycos Europe, N.V., effective as of February 29, 2000

     4. European License Agreement (MyLycos) between Lycos, Inc. and Lycos Europe, N.V., dated as of February 18, 2000

     5. Guaranty Letters by Lycos, Inc. to Lycos Europe, N.V., dated as of February 18, 2000 (with respect to the obligations of its subsidiaries regarding the aforementioned licenses with Lycos Europe, N.V.)

     6. Shareholders Agreement by and among Lycos, Inc., Bertelsmann Internet Holding GMbH, Christoph Mohn Internet Holding GmbH, Fireball Internet GmbH, dated as of February 18, 2000, as amended February 7, 2002 and January 27, 2003

     7. Master Services Agreement by and between Lycos, Inc. and Telefonica Data USA, Inc., and letter agreement related thereto, each dated as of November 18, 2003

     8. Content Agreement, dated as of August 5, 2003, as amended August 28, 2003 between Lycos, Inc. and OneTravel.com, Inc.

     9. License Agreement (Lycos Search Service), dated as of February 16, 2000 and amended November 26, 2001 between Lycos, Inc. and Lycos Europe, N.V.

     10. Work for Hire Agreement in the form of Exhibit B between Terra Networks, S.A. and Lycos, Inc. to be executed in connection with execution of the Stock Purchase Agreement

     11. Service Agreement in the form of Exhibit C between Terra Networks, S.A. and Lycos, Inc. to be executed in connection with the consummation of the Stock Purchase Agreement

                                 Schedule 6.1(b)

                    Conditions to Obligations of Each Party;
                      All Requisite Governmental Approvals


     1.   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                 Schedule 6.2(e)

               Conditions to Obligations of Buyer; Good Standings


     1.   Lycos, Inc.

          a)   Commonwealth of Massachusetts

          b)   State of New York

          c)   Commonwealth of Virginia

     2.   Wired Ventures, Inc. - State of Delaware

     3.   Lycos Japan, Inc. - State of Delaware

     4.   Lycos Americas I, Inc. - State of Delaware

     5.   Lycos Americas II, Inc. - State of Delaware

     6.   Lycos Intangibles, LLC - State of Delaware

     7.   Wired Digital, Inc. - State of Delaware

     8.   Lycos Business Trust I - Commonwealth of Massachusetts

     9.   Lycos Business Trust II- Commonwealth of Massachusetts

     10.  Quote LLC - State of Delaware

                                  Schedule 8.6

             Losses relating to the CMU License and Retained Assets


     1. Carnegie Mellon University ("CMU") Demand Letters dated October 2, 2000 and June 15, 2004. On October 2, 2000 and June 15, 2004, CMU requested payments by Lycos of royalties due from use of the registered trademark Lycos(R) pursuant to the license agreement between CMU and Lycos dated June 16, 1995 and amended February 6, 1996.

                                    EXHIBIT A

                          TRANSITION SERVICES AGREEMENT

         TRANSITION SERVICES AGREEMENT dated as of [CLOSING DATE] (the "Effective Date") between Lycos, Inc, a Virginia corporation ("Lycos"), and Terra Networks, S.A., a Spanish corporation ("Terra"). Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned such terms in the Stock Purchase Agreement described below.

                                   WITNESSETH:

         WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement, dated as of July [*], 2004 (the "Stock Purchase Agreement"), between Daum Communications Corp., a Korean corporation ("Daum") and Terra, Lycos is transferring to Terra the Retained Assets in consideration for the Redeemed Shares and Terra is selling to Daum all Purchased Shares of Lycos; and

         WHEREAS, in connection with the Stock Purchase Agreement, Lycos is willing, on the terms and subject to the conditions hereinafter set forth, to provide for the duration of the Transition Period (as hereinafter defined) certain transition services requested by Terra in connection with the transfer of the Retained Assets and sale of the Purchased Shares pursuant to the Stock Purchase Agreement; and

         WHEREAS, in connection with the Stock Purchase Agreement, Terra is willing, on the terms and subject to the conditions hereinafter set forth, to provide for the duration of the Transition Period (as hereinafter defined) certain transition services requested by Lycos in connection with the transfer of the Retained Assets and sale of the Purchased Shares pursuant to the Stock Purchase Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE 1
                    Transition Services and Transition Period

         1.1. Transition Services.

         (a) Lycos shall provide to Terra and/or certain Terra Subsidiaries (as detailed in Schedule 1) the transition services described in Schedule 1-A attached hereto (the "Terra Transition Services"). Terra shall provide to Lycos and/or certain Lycos Subsidiaries (as detailed in Schedule 1) the transition services described in Schedule 1-B attached hereto (the "Lycos Transition Services"). As used herein, (i) "Terra Subsidiaries" shall mean any corporation in which Terra owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests; (ii) "Lycos Subsidiaries" shall mean the Company Subsidiaries as defined in the Stock Purchase

Agreement; and (iii) the Terra Transition Services and the Lycos Transition Services are hereinafter referred to as the "Transition Services".

         (b) Lycos shall provide the Terra Transition Services in the same general manner and according to the same general standards that similar services are performed by it for its own operations. Nothing herein shall be construed to require Lycos to provide any Transition Services to Terra beyond the scope and content of the business of Lycos and its Subsidiaries (as defined in the Stock Purchase Agreement) immediately prior to the Closing Date. Terra shall provide the Lycos Transition Services in the same general manner and according to the same general standards that similar services are performed by it for its own operations. Nothing herein shall be construed to require Terra to provide any Transition Services to Lycos beyond the scope and content of the business of Lycos and its Subsidiaries (as defined in the Stock Purchase Agreement) immediately prior to the Closing Date.

If either party becomes aware of a material deficiency in the performance of a Transition Service provided or procured hereunder (a "Service Level Breach"), such party may deliver a written notice of the Service Level Breach to the providing party. Upon receipt of such notice, the providing party shall use commercially reasonable efforts to remedy the Service Level Breach as soon as reasonably possible.

         (c) Lycos shall use its commercially reasonable efforts to assist Terra and/or Terra Subsidiaries, in finalizing the transfer of the Retained Assets (including without limitation Terra Networks Operations, Inc. ("Terra USA")) with the goal of achieving a seamless transition of Terra USA's business as it relates to its employees, customers, suppliers, governmental entities, and other business relationships. Similarly, Lycos shall work in good faith with any Terra and/or Terra Subsidiaries to schedule and accomplish a timely, smooth and organized migration or discontinuation of any ongoing services being provided by Lycos to Terra and the Terra Subsidiaries and its respective end-users. Terra shall use its commercially reasonable efforts to assist Lycos, in procuring the services provided under the Lycos Transition Services directly from other third party providers with the goal of achieving a seamless transition.

         (d) Each party shall deliver to the other party copies of such documents, records and information as are reasonably necessary to achieve a seamless transition; provided, that in no event shall Lycos be required to provide Terra with third party confidential information or with any books, records or other documents relating to the operations of Lycos following the Closing Date and which do not relate to the Transition Services provided hereunder. In addition, upon the termination of this Agreement, Lycos promptly shall deliver to Terra and/or Terra Subsidiaries, as applicable, copies of all records in Lycos' possession that may be reasonably necessary for Terra and/or Terra Subsidiaries to assume complete internal responsibility for all of the services being transitioned hereunder.

         (e) Terra shall, promptly after the date hereof, cease using the name "LYCOS," any other trademark that is part of the Company Intellectual Property, or any confusingly similar mark or name (collectively, the "LYCOS" mark) in any prominent manner (e.g., use of the name on splash screens, advertising collateral (where the name is prominently featured), domain names, etc.). Terra shall, reasonably after the date hereof but no later than February 1, 2005, cease all uses of the "LYCOS" mark in any manner.

         1.2. Transition Period. Lycos shall provide the Transition Services from the Closing Date until the expiration of the periods of time set forth on
Schedule 1 next to each Terra Transition Service and Terra shall provide the Lycos Transition Services from the Closing Date until the expiration of the periods of time set forth on Schedule 1 next to each Transition Service (the latest of such date, the "Transition Period").

         1.3. Additional Services. In addition to the Terra Transition Services to be provided in accordance with Section 1.1(a), if requested by Terra and as needed by Terra and/or Terra Subsidiaries, to conduct its business during the Terra Transition Period, Lycos shall provide reasonable additional services to Terra and/or Terra Subsidiaries. In addition to the Lycos Transition Services to be provided in accordance with Section 1.1(a), if requested by Lycos and as needed by Lycos and/or Lycos Subsidiaries, to conduct its business during the Lycos Transition Period, Terra shall provide reasonable additional services to Lycos and/or Lycos Subsidiaries. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by Lycos and Terra.

                                   ARTICLE 2
                    Consideration for the Transition Services

         2.1. Consideration for Transition Services.

         (a) Terra shall pay, or shall cause the relevant Terra Subsidiary to pay, the amounts set forth on Schedule 2-A (the "Terra Transition Fees") for each Terra Transition Service. Lycos will invoice Terra, or the relevant Terra Subsidiary as identified on Schedule 1 or as otherwise designated by Terra, on a monthly basis covering all fees for Terra Transition Services provided during the previous month to the invoice, and payment in full by wire transfer of immediately available funds to a bank account designated by Lycos will be due within sixty (60) days of the date of the invoice.

         (b) Lycos shall pay, or shall cause the relevant Lycos Subsidiary to pay, the amounts set forth on Schedule 2-B (the "Lycos Transition Fees") for each Lycos Transition Service. Terra will invoice Lycos, or the relevant Lycos Subsidiary as identified on Schedule 1 or as otherwise designated by Lycos, for Lycos Transition Services provided during the previous month to the invoice received for the services from the third party to the agreements set forth on
Schedule 1-B and payment in full by wire transfer of immediately available funds to a bank account designated by TERRA will be due within sixty (60) days of the date of the invoice.

         2.2. Taxes. Contemporaneously with the payment by Terra or a Terra Subsidiary of any monetary amount due hereunder, Terra or the relevant Terra Subsidiary will be responsible for the payment of any sales and/or use tax properly required by any governmental taxing authority in connection therewith. In addition to any other amounts payable to Lycos, Terra or the relevant Terra Subsidiary shall promptly reimburse Lycos for any taxes, excises, imposts, duties, levies, withholdings or other similar charges (collectively, "Taxes") (excepting any Taxes based on net income), provided however that Lycos shall cooperate with Terra and any Terra Subsidiaries to avoid or minimize any tax withholdings consistent with the past practice of Lycos. For such purposes, Lycos shall deliver to Terra or the relevant Terra

Subsidiary the appropriate tax certificates or documentation provided same is duly and timely requested by Terra.

                                   ARTICLE 3
              No Warranties; Limitation on Liability; Force Majeure

         3.1. No Representations and Warranties. THERE ARE NO EXPRESS REPRESENTATIONS OR WARRANTIES BY EITHER PARTY AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AS TO THE TRANSITION SERVICES TO BE PERFORMED HEREUNDER.

         3.2. Limitation on Liability. In no event shall either party be liable for any special, indirect, punitive, incidental or consequential damages (including without limitation lost profits or loss of goodwill) to the other party arising from the provision of Transition Services by it hereunder, whether or not caused by or resulting from negligence or breach of obligations hereunder unless such negligence may be characterized as gross negligence or willful misconduct. The maximum liability of either party hereunder shall be limited to amounts due to be paid during the term of this Agreement. Notwithstanding anything to the contrary in the foregoing, and not exclusive of any other remedy available to Terra, in the event of a substantial and continuing failure on the part of Lycos to provide or procure any Transition Services, where such failure is reasonably expected to have a material adverse effect on Terra and/or Terra Subsidiaries, Terra shall be entitled to seek specific performance to cause Lycos to provide or procure such Transition Services.

         3.3. Force Majeure. The obligations of either Party hereunder shall be suspended to the extent that the performance of its obligations is delayed or prevented, in whole or in part, by acts of God or public enemy, war, inclement weather, fire, floods, major accidents, strikes, lockouts, labor disputes, labor shortages, riots, demonstrations, sabotage, laws, rules and regulations of governmental bodies or agencies, governmental action or inaction, order or restraints of governmental or other competent authorities, inability to obtain or unavoidable delay in obtaining necessary materials, facilities and/or equipment in the open market, interruption or unavoidable delay in communication or transportation, or any other cause, whether similar or dissimilar to those specifically enumerated above, which shall be beyond its reasonable control.

                                   ARTICLE 4
                                 Indemnification

         4.1. Indemnification. Terra agrees to indemnify, defend and hold harmless Lycos, its affiliates and their respective directors, officers, employees, agents and representatives (each a "Terra Indemnified Party"), from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to reasonable attorney's fees and other expenses of litigation, costs, assessments, interest and any penalties) in any way relating to, in connection with, or in any way arising out of: (i) any gross negligence or willful misconduct by Terra or a Terra Subsidiary arising out of the use of the Transition Services supplied under this Agreement or otherwise related to this Agreement; (ii) any Terra and/or Terra Subsidiary act or omission connected with the provision of any Transition Service by Lycos in the performance of this Agreement; (iii) any event or circumstance which would not have occurred but for the gross negligence or willful acts of Terra or any Terra Subsidiaries, or any of their respective directors, officers, employees, agents, or representatives, (iv) any Terra or Terra Subsidiary product or information provided to Lycos in connection with the Transition Services; or (v) the business or operations of Terra; except in each case to the extent caused by Lycos' gross negligence or willful misconduct. The indemnity obligations of Terra hereunder shall apply to claims, actions and demands for which any Indemnified Party may be, or may be claimed to be, partially or solely liable. All indemnification payments under this Agreement shall be made promptly by wire transfer of immediately available funds to a bank account designated by the Indemnified Party.

         Lycos agrees to indemnify, defend and hold harmless Terra, its affiliates and their respective directors, officers, employees, agents and representatives (each a "Lycos Indemnified Party" and together with the Terra Indemnified Parties, each an "Indemnified Party"), from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to reasonable attorney's fees and other expenses of litigation, costs, assessments, interest and any penalties) in any way relating to, in connection with, or in any way arising out of Lycos' gross negligence or willful misconduct, or that of any of Lycos' directors, officers, employees, agents, or representatives, in connection with the provision of any Lycos Transition Service under this Agreement. All indemnification payments under this Agreement shall be made promptly by wire transfer of immediately available funds to a bank account designated by the Indemnified Party.

         4.2. Third Party Claims. The Indemnified Party shall promptly notify the indemnifying party in writing of any third party (including without limitation any Terra Subsidiary) claim, action or demand for which any Indemnified Party intends to claim indemnification hereunder; provided, however, that failure to give such notice shall not relieve the indemnifying party from its indemnity obligations hereunder except to the extent it is actually prejudiced thereby. Upon receipt of such written notice, the indemnifying party may, at its option, assume the defense of the Indemnified Party against such claim, action or demand (including the employment of counsel reasonably satisfactory to the Indemnified Party, and the payment of expenses), and Indemnified Party will reasonably cooperate with the indemnifying party in connection therewith. The Indemnified Party will permit the indemnifying party to settle any claim, action or demand and agrees that Terra will control such settlement; provided, however, that such settlement is for monetary relief only, does not adversely affect the Indemnified Party's rights under this Agreement or impose any obligations on the Indemnified Party in addition to those stated in this Agreement. The indemnifying party, in the defense of any claims, actions or demands, will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to the claim, action or demand.

         The Indemnified Party shall have the right to employ separate counsel in any such claim, action or demand and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party unless (i) the indemnifying party shall have failed, within 10 days after having been notified by the Indemnified Party of the existence of such claim, action or demand, to assume the defense thereof or to notify the Indemnified Party in writing that it will assume the defense of such claim, action or demand, (ii) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (iii) the named parties to any such claim, action, or demand (including any impleaded parties) include both the Indemnified Party and indemnifying party, and the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party which are not available to, or the assertion of which would be adverse to the interests of the Indemnified Party. The indemnifying party shall not be liable to indemnify the Indemnified Party for any settlement of any such claim or action effected without its prior written consent, which consent shall not be unreasonably withheld or delayed.

         4.3. Other Matters. The provisions of this Article 4 shall be in addition to any and all other obligations and liabilities that Terra and Lycos may have to any Indemnified Party at common law, and shall survive the expiration or earlier termination of this Agreement.

                                   ARTICLE 5
           Termination; Early Termination; Consequences of Termination

         5.1. Termination. This Agreement shall expire at the end of the Transition Period. Notwithstanding the foregoing, (i) upon Terra's reasonable request and not less than 15 days prior written notice to the end of a Transition Period for any given Terra Transition Service, Lycos shall extend that Transition Period for such Terra Transition Service for an additional 45 day period, subject to the payment of a single lump sum covering all fees for Terra Transition Services to be provided during the extended transition period, and (ii) upon Lycos' reasonable request and not less than 15 days prior written notice to the end of a Transition Period for any given Lycos Transition Service, Terra shall extend that Transition Period for such Lycos Transition Service for an additional 45 day period, subject to the payment of the Lycos Transition Fees in accordance with Section 2.1.

         5.2. Early Termination. Terra or any Terra Subsidiary shall have the right to reduce or terminate at any time the provision of any Terra Transition Service rendered to them with 30 days prior written notice to that effect. Lycos shall have the right to reduce or terminate at any time the Lycos Transition Services it receives from Terra with 30 days prior written notice to that effect with the only obligation of payment of the amounts owed as of the day of the termination. Terra may exercise the early termination right with regard to all, at the same time, or to any, individually, of the Services listed in the
Schedule 1-A.

         5.3. Consequences of Termination. Termination of this Agreement will not affect the rights of the party providing the Transition Service to receive all amounts owed to it hereunder for any and all Transition Services rendered prior to the termination of this Agreement.

                                   ARTICLE 6
                         Licenses & Third Party Consents

         6.1. Separation. With respect to any hardware or software licenses that are utilized as of the date hereof in connection with the Transition Services, Lycos and Terra agree to cooperate and use their reasonable efforts to cause, on or before the expiration of the relevant terms hereunder, such licenses to be separated and allocated between the parties so that Terra and/or any Terra Subsidiary receives a number of such licenses that is consistent with the historical usage of the licensed hardware or software by Terra and/or the Terra Subsidiaries and Lycos and/or any Lycos Subsidiary receives a number of such licenses that is consistent with the historical usage of the licensed hardware or software by Lycos and/or the Lycos Subsidiaries.

         6.2. Third Party Consents. Each Party's obligations to deliver and provide any Transition Services described in this Agreement is conditioned upon its obtaining the consent, where necessary, of any relevant third party provider; provided, however, that if such consent cannot be obtained, the parties shall use their respective reasonable efforts to arrange for alternative methods of delivering such service.

                                    ARTICLE 7
                                  Miscellaneous

         7.1. Cooperation. The parties hereto shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other during the Transition Period in order to minimize any disruption to their respective businesses, including without limitation, producing on a timely basis all information that is reasonably requested with respect to the performance of the services and the transition at the end of the Term.

         7.2. Relationship of the Parties. Nothing herein shall constitute, be construed to be, or create a partnership, joint venture or similar relationship between them, and that any actions performed by or on behalf of another party hereunder shall be as an agent for such other party. Lycos does not have the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of Terra, or any Terra Subsidiary, or to assume or create any obligation or liability of any kind, express or implied, on behalf of Terra, or any Terra Subsidiary, or to bind Terra, or any Terra Subsidiary, in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of, or to bind in any manner whatsoever, Terra, or any Terra Subsidiary (except as to any actions taken by Lycos at the express written request and direction of Terra).

         7.3. No Implied Assignments or Licenses. Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or tradedress, patent right or other intellectual or industrial property right.

         7.4. Amendments. This Agreement may be amended, supplemented or waived only by a subsequent writing signed by all of the parties hereto.

         7.5. Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

         7.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York, without regard to the principles of conflict of laws thereunder. Terra hereby irrevocably submits to the jurisdiction of the courts of the State of New York, and the Federal court of the United States of America located in the Southern District of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York or Federal court. Each of the Parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Agreement, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         7.7. Notices. All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "Notice") shall be in writing and shall be sufficiently given: (a) if hand delivered or sent by telecopy; (b) if sent by nationally recognized overnight courier; or (c) if sent by registered or certified mail, postage prepaid, return receipt requested; and in each case addressed as follows:

         If to Lycos:      Att: General Counsel

                           Lycos, Inc.
                           100 Fifth Avenue
                           Waltham, MA 02451
                           U.S.A.

         If to Terra:      Att: General Counsel
                           Terra Networks, S.A.
                           Via de las Dos Castillas 33, Edificio Atica 1
                           28224 Pozuelo de Alarcon, Madrid
                           Spain

or such other address as shall be furnished by any of the parties in a Notice. Any Notice shall be deemed given upon receipt.

7.8. Counterparts. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same

Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties hereto.

         7.9. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party.

         7.10. Headings. The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

         7.11. Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings (whether written or oral) among the parties with respect to such subject matter.

         7.12. Disputes. Terra and Lycos agree that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to make a claim or demand with regard to this Agreement, officers of each, shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute and to disclose to the other all relevant information relating to such dispute.

         7.13. Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any person, other than the Terra Subsidiaries and the Indemnified Party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                      Lycos, Inc.

                                      By: ______________________________________
                                          Name:
                                          Title:



                                      Terra Networks, S.A.

                                      By: ______________________________________
                                          Name:
                                          Title:



                                      By: ______________________________________
                                          Name:
                                          Title:

Schedule 1-A

Terra Transition Services and Transition Periods

------------------------------------------------------------------------------------------------------------------------------------
Service                                                        Term of Service            Terra or Terra Subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
1. Saber/Hotstats: Continued access to, and use of this        6 months                   All Terra Subsidiaries using
tool to monitor and extract reports of audience metrics                                   Saber/Hotstats as of Closing (Terra USA,
(page views, unique visitors, etc.). Lycos shall host                                     Terra Colombia, Terra Venezuela, Terra
the platform related to Saber/Hotstats being                                              Peru, Terra Argentina, Terra Central
responsible of managing all technical and operational                                     America and Caribe)
aspects related to this platform, including without
limitation backups of all current information as well
as backup at end of Transition Period; provide
cooperation and assistance to Terra in the migration of
data stored therein upon the expiration of the
Transition Period or earlier as requested by Terra. The
parties shall cooperate to prohibit Terra's access to
Lycos' data and Lycos' access to Terra's data.
------------------------------------------------------------------------------------------------------------------------------------
2. Tripod Chile: Continued insertion of the relevant            6 months                  Terra Chile
"taggs" on web pages of the Chilean Tripod site and
assignment of all web traffic statistics (unique
visitors, page views, etc.) for the purpose of any
local audience monitoring entity. Terra Chile may link
from its portal to Tripod Chile. Lycos shall provide
operational and technical maintenance and support with
regard to this Service.

------------------------------------------------------------------------------------------------------------------------------------

3. PeopleSoft: Lycos shall provide: Continued access           6 months                   Terra USA
and use of this ERP and all information stored and
processed therein, including without limitation
continued connectivity to CORIO; technical support in
connection this service (e.g. modification to accounts,
creation of new accounts, etc.); and storage of
historical data for period of at least 3 years

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Service                                                        Term of Service            Terra or Terra Subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
or until such stored data can be migrated to Terra USA,
subject to the ability to segragate Lycos and Terra data.

------------------------------------------------------------------------------------------------------------------------------------

4. SendMail: Redirect of all "corp.terralycos.com" and         6 months                   Terra USA and Terra Colombia
any other corporate email accounts to the corresponding
Terra Subsidiary; continued access to and use of all
elements currently integrated with SendMail including
without limitation spam filtering (with relation to
Lotus Notes) and direct synchronization. Lycos shall
host the Terra domains that may be used during the
Transition Period including, but not limited to the
domain names for Terra USA and Terra Colombia domain
names. Lycos shall continue to provide technical
support as tofor SendMail and shall provided this
service to the corporate mails hosted in the USA.

------------------------------------------------------------------------------------------------------------------------------------

5. WiredNews Online Content: Continued right to                6 months                   All Terra Subsidiaries translating
translate into Spanish and Portuguese the Wired content                                   and posting WiredNews Online Content as
and posted in certain Terra portals with Wired and                                        of Closing (Terra USA, Terra Brazil,
Terra look and feel.                                                                      Terra Argentina, Terra Central America
                                                                                          and Caribe)
------------------------------------------------------------------------------------------------------------------------------------

6. Public Relations: public relations services from            3 months                   Terra USA
Lycos and Lycos' contractors and employees (including
former Terra USA employee Ms. Ana Sanchez).

------------------------------------------------------------------------------------------------------------------------------------

7. Email Backup: Continued physical backup of corporate        6  months                  Terra USA and Terra Colombia
email for Terra USA and Terra Colombia to Terra servers
located in Waltham; cooperation and assistance in
delivery of such Terra servers to Miami.

------------------------------------------------------------------------------------------------------------------------------------

8. Off-Site Storage: Lycos will assist Terra with              6 months                   Terra USA
regard to off site storage until Terra e-mail servers
are relocated to Miami. Lycos
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Service                                                        Term of Service            Terra or Terra Subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
will cooperate with Terra until Terra can enter
into a new agreement with Iron Mountain for off-site
storage of Terra USA's DLT back-up tapes.

------------------------------------------------------------------------------------------------------------------------------------

9. Lotus Notes Support: Continued access to and use of         Until the expiration of    Terra USA
Lotus Notes Passport and Knowledge Base support.               the current support term

------------------------------------------------------------------------------------------------------------------------------------

10. [FAS (Fix Asset System): Continued access to and           3 months                   Terra USA
use of this service until such time as Terra USA
establishes its own service; cooperation and assistance
from Lycos in migration of all Terra USA information
contained therein to new Miami service.]

------------------------------------------------------------------------------------------------------------------------------------

11. ADP (Payroll System): Continued access to and use          3 months                   Terra USA
of this service until such time as Terra USA procures a
new agreement with ADP; cooperation and assistance from
Lycos in migration of all Terra USA information
contained therein to new Miami service. Terra USA shall
use commercially reasonable efforts to enter into an
agreement with ADP.

------------------------------------------------------------------------------------------------------------------------------------

12. Messenger: Continued access to and use of domain           6 months                   All Terra Subsidiaries
im.lycos.com in connection with Messenger; continued
provision of service, including without limitation
engineering and operations support, until the date of
migration of Messenger platform to Terra USA
environment; cooperation and assistance in migration of
platform and knowledge transfer.

------------------------------------------------------------------------------------------------------------------------------------

13. WAN support: Continued WAN support to all Terra USA        3 months                   Terra USA
offices, including without limitation, reconfiguration
of routers, ACLs, and troubleshooting.

------------------------------------------------------------------------------------------------------------------------------------

14. Terra USA Sales Documentation:                             3 months                   Terra USA

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Service                                                        Term of Service            Terra or Terra Subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
Lycos to provide  Terra with Terra USA
sales documentation.

------------------------------------------------------------------------------------------------------------------------------------

Schedule 1-B

Lycos Transition Services and Transition Periods

The benefits of the services provided under the following contracts [to the extent allowable under the applicable current agreements]:

------------------------------------------------------------------------------------------------------------------------------------
Service                                             Term of Service                       Lycos or Lycos Subsidiaries
------------------------------------------------------------------------------------------------------------------------------------
[Enterprise License Schedule between Terra          The earlier of 6 months or            Lycos and its Subsidiaries
Networks, S.A. and Vignette Ltd. dated as of        such time that Lycos  enters
October 22, 1999, and amended by the new into       a new contract for such services
Enterprise Schedule dated June 30, 2004]
------------------------------------------------------------------------------------------------------------------------------------

[Master Services Agreement between DoubleClick,     The earlier of 6 months or            Lycos and its Subsidiaries
Inc. and Terra Networks, S.A. dated as of January   such time that Lycos  enters
1, 2002, as amended by Global Addendum dated        into a new contract for
December 1, 2003.]                                  such services
------------------------------------------------------------------------------------------------------------------------------------

Schedule 2-A

Terra Transition Fees

          ----------------------------------------------------------------------

          Service                                      TransitionFee ($)
          ----------------------------------------------------------------------

          1. Omitted intentionally
          ----------------------------------------------------------------------

          2. Saber/Hotstats                            $3,000
          ----------------------------------------------------------------------

          3. Tripod Chile                              $4,900/month
                                                       including
                                                       withholding taxes
          ----------------------------------------------------------------------

          4. PeopleSoft                                $7,100/month
          ----------------------------------------------------------------------

          5. SendMail                                  $2,000/month
          ----------------------------------------------------------------------

          6. WiredNews Online Content                  $1,666/month
          ----------------------------------------------------------------------

          7. Public Relations                          $2,400/month
          ----------------------------------------------------------------------

          8. Email Backup:                             direct cost plus 5%
          ----------------------------------------------------------------------

          9. Off-Site Storage (Iron Mountain           direct cost plus 5%
              Assignment)
          ----------------------------------------------------------------------

          10. Lotus Notes Support                      direct cost plus 5%
          ----------------------------------------------------------------------

          11. FAS (Fix Asset System)                   direct cost plus 5%
          ----------------------------------------------------------------------

          12. ADP (Payroll System)                     direct cost plus 5%
          ----------------------------------------------------------------------

          13. Messenger Support                        direct cost plus 5%
          ----------------------------------------------------------------------

          14. WAN Support                              direct cost plus 5%
          ----------------------------------------------------------------------

          15. Terra USA Sales                          direct cost plus 5%
              Documentation Interface
          ----------------------------------------------------------------------

Schedule 2-B

Lycos Transition Fees

--------------------------------------------------------------------------------

Service                                           TransitionFee ($)
--------------------------------------------------------------------------------

Vignette [Pro rated post-Closing maintenance and upgrade fees paid to Vignette; in no event shall Transition Fees include reimbursement for any prepaid amounts under such contract]
--------------------------------------------------------------------------------

DoubleClick                             [Pro rated post-Closing maintenance and
                                        upgrade fees paid to DoubleClick (if
                                        any); in no event shall Transition Fees
                                        include reimbursement for any prepaid
                                        amounts under such contract.]
--------------------------------------------------------------------------------

[PeopleSoft]                            [pro rated maintenance]
--------------------------------------------------------------------------------

[Portal]                                [pro rated maintenance]
--------------------------------------------------------------------------------

[Other  - to confirm]
--------------------------------------------------------------------------------

                                    EXHIBIT B
                             WORK FOR HIRE AGREEMENT

         This Work for Hire Agreement (the "Agreement") is made and entered into as of July 30, 2004 ("Effective Date") by and between LYCOS, INC., a corporation organized under the laws of the State of Virginia, U.S.A. ("Lycos"), and TERRA NETWORKS, S.A., a corporation organized under the laws of the Kingdom of Spain ("Terra").

                                    RECITALS

         WHEREAS Lycos personnel developed, pursuant to the instructions of and for the benefit of Terra, computer software, not including any third party intellectual property that may be integrated or otherwise embodied therein, (the "Subject Software"), described in the functional specifications contained in Schedule A attached hereto and incorporated by reference, as "work for hire" products.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Rights and Payment. Lycos and Terra confirm and agree that it was the intention of the parties that the Subject Software was developed for Terra by Lycos as a "work for hire" (as such term is defined in the United States Copyright Act) and as such, ab initio, was and continues to be the property of Terra, and Terra hereby agrees, subject to the terms and conditions of this Agreement, as consideration for the prior development of the Subject Software, to pay to Lycos the amounts described on Schedule B attached hereto, which amounts shall be paid to Lycos within fifteen (15) days from the Effective Date. Notwithstanding the foregoing and for the avoidance of doubt, Lycos hereby confirms that it intended to and did assign and sell to Terra all right, title and interest in the Subject Software together with all patents, copyrights, trade secrets and other proprietary rights created by Lycos in creating the Subject Software by Lycos. Terra hereby agrees, as consideration for the prior assignment and sale of the Subject Software, to pay to Lycos the amounts described on Schedule B attached hereto, which amounts shall be paid to Lycos within fifteen (15) days from the Effective Date. For purposes of clarity, the amounts on Schedule B shall only be paid once. In either case, whether the Subject Software is transferred according to the first or second sentence of this Section 1, (i) the Subject Software shall be delivered to Terra in object code and source code along with all associated existing documentation, (ii) Lycos shall execute and aid in the preparation of any documents necessary to secure any copyright, patent, or other intellectual property rights in the Subject Software at no charge to Terra (except that Terra will pay for all out-of-pocket costs and expenses related thereto), and (iii) immediately upon receipt of the payment referenced in Schedule B, Lycos hereby acknowledges that Lycos shall have no ownership interest in, or right to use, the Subject Software.

         2. Acceptance by Terra. Terra acknowledges that it has had sufficient opportunity to test the Subject Software and agrees that the Subject Software conforms with the specifications provided by Terra to Lycos, and hereby accepts the Subject Software. Lycos has no further development, maintenance or other support obligation with respect to the Subject Software, and Terra shall be responsible for the further development, maintenance and other support of the Subject Software.

         3. Third Party Intellectual Property. Terra acknowledges that Lycos is not assigning or granting any rights to any third party intellectual property, including, without limitation, any third party intellectual property listed on Schedule A, which may be necessary for the operation of the Subject Software. Upon request, each party will reasonably cooperate with the other party in identifying any third party rights that are necessary for use of the Subject Software. Terra will, at its own expense, obtain and maintain any and all governmental or other authorizations, licenses, registrations and filings that may be required under any applicable laws or third party contractual agreements for Terra to use the Subject Software in accordance with the terms of this Agreement.

         4. DISCLAIMER. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE. TERRA ACCEPTS THE SUBJECT SOFTWARE AS IS.

         5. Indemnification. Terra shall hold harmless, defend and indemnify Lycos and its Affiliates, and their directors, officers, employees, agents and contractors, against any and all claims, actions, proceedings and suits brought or made by any third party and all third party liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other litigation expenses) incurred by Lycos arising out of or related to the creation or use by Terra or a Terra Affiliate of the Subject Software, including, without limitation, any development or enhancement thereof or integration with other software.

         6. Confidentiality.

         6.1. Confidentiality. During the term of this Agreement and thereafter in perpetuity, each party shall keep strictly confidential, and shall not disclose (other than to an Affiliate or any advisers, each on a confidential basis), any confidential information of the other party or any of its Affiliates received under or in connection with this Agreement, including without limitation the source code of the Subject Software or any information, written or oral, relating to costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae or plans for future development; provided, however, that confidential information shall not include, and the disclosure restrictions of this Section 6.1 shall not apply to, any information received by either party from the other which:

         (a) was already known to the recipient (through no wrongful act) at the time of receipt from its own independent sources as evidenced by such party's written records and which was not acquired, directly or indirectly, from the other party, except that the foregoing exclusion from confidentiality will not apply to the Subject Software or associated documentation obtained by a party through its affiliate relationship with the other party;

         (b) was at the time of receipt, or thereafter becomes, in the public domain through no wrongful act of the recipient;

         (c) is rightfully received by the recipient from a third party legally entitled to disclose such information free of confidentiality restrictions;

         (d) is disclosed by the recipient pursuant to the order of any court or in connection with any legal proceeding commenced by or against the recipient, provided that prior to any such disclosure the recipient shall give the other party a reasonable opportunity to seek a protective order with respect to any such disclosure; or

         (e) is disclosed by the recipient, or any Affiliate of the recipient, as required under any applicable securities laws.

         "Affiliate" means any entity controlled by, under common control with, or which controls a party. Upon the expiration or termination of this Agreement, each party shall either destroy or return to the other party all memoranda, notes, records, reports and other documents (including all copies thereof) containing any confidential information of such other party and in such other party's possession or under its control at the time of such expiration or termination, and shall give written certification of compliance with this paragraph to such other party.

         7. Limitation of Liability. EXCEPT FOR THIRD PARTY DAMAGES PAYABLE PURSUANT TO SECTION 6 (INDEMNIFICATION), TO THE EXTENT PERMITTED BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE UNDER OR FAILURE OF PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT FOR ASSIGNMENT FEE PAYMENT OBLIGATIONS AND INDEMNIFICATION OBLIGATIONS UNDER SECTION 6 (INDEMNIFICATION), TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE AMOUNTS PAID UNDER THIS AGREEMENT.

         8. Miscellaneous.

         8.1. Notices. Any notice, request, demand, approval or consent required or permitted under this Agreement shall be in writing and shall be effective upon actual receipt when delivered by (a) registered mail, postage prepaid, return receipt requested, (b) personal delivery, (c) an overnight courier of recognized reputation (such as DHL or Federal Express), or (d) transmission by facsimile (with confirmation by mail), in each case addressed as follows:

                 If to Lycos:      Lycos, Inc.
                                   100 Fifth Avenue
                                   Waltham, MA  02451, U.S.A
                                   Attention:  General Counsel

                                   Telephone:  (781) 370-2700
                                   Facsimile:  (781) 370-3433

                 If to Licensee:   Terra Networks, S.A.
                                   Via de las Dos Castillas 33, Edificio Atica 1
                                   28224 Pozuelo de Alarcon, Madrid, Spain
                                   Attention:  General Counsel

Either party may change its address or facsimile number for notice purposes by notice given to the other party in accordance with this Section 8.1.

         8.2. Entire Agreement. This Agreement, including the schedules referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous letters of intent, agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.

         8.3. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, invalid or void in any respect, no other provision of this Agreement shall be affected thereby, all other provisions of this Agreement shall nevertheless be carried into effect and the parties shall amend this Agreement to modify the unenforceable, invalid or void provision to give effect to the intentions of the parties to the extent possible in a manner which is valid and enforceable.

         8.4. Remedies and Waivers. All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other rights or remedies which the parties may have. The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         8.5. Governing Law. This Agreement shall be governed, in all respects, including as to validity, interpretation and effect, by, and interpreted in accordance with, the internal laws of the State of New York in the United States of America without giving effect to the conflict of laws rules thereof. The parties hereby irrevocably consent (i) to the exclusive jurisdiction of the United States federal and state courts located in the State of New York and irrevocably waive any rights to assert forum non conveniens, and (ii) to the service of process by mail or such other means as may be permitted by applicable law.

         8.6. Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.

         8.7. Controlling Language. This Agreement has been prepared, negotiated and signed in English, and English is the controlling language of this Agreement.

         8.8. Third Party Beneficiary. This Agreement is not intended to and does not confer any rights on any third party, and no such third party shall be a third party beneficiary under or in respect of this Agreement.

         8.9. Survival. All terms of this Agreement, which by their nature extend beyond its termination, remain in effect until fulfilled and apply to respective successors and assigns.

         8.10. Binding Effect. Terra may not assign this Agreement (including without limitation by operation of law, change in ownership (other than by merger) or otherwise) or any of its rights or delegate any of its duties under this Agreement without the prior written consent of Lycos. Any such attempted assignment will be null and void.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      LYCOS, INC.,
                                      a corporation organized under the laws of Virginia, USA

                                      By:  _____________________________________

                                      Its:  ____________________________________



                                       TERRA NETWORKS, S.A.
                                       a corporation organized under the laws of the Kingdom of Spain

                                       By:  ____________________________________

                                       Its:  ___________________________________

                                    SCHEDULES
SCHEDULE #A#    Subject Software

SCHEDULE #B#    Consideration

                                  SCHEDULE #A#

                                SUBJECT SOFTWARE

The Subject Software comprises all software set forth below that is owned by Lycos. Third party software is not included, and any third party software listed is included for informational purposes only.

TIME TRACKER

Time Tracker is a processes and activities tracking system. Based on the following subsystems:

     o    Authentication, based on intranet Windows NT 'trusted domains'

     o    Web based application with ASP technology over IIS web server.

     o    SQL Server database with the following tablespaces:

          -    Enact: 2 Tables

          - Agreementation: table with the users profiles. Slightly integrated with documentation. (The parties agree that such component is NOT TO BE TRANSFERRED TO Terra.)

     o Reporting system. Based on Microsoft Analysis Server, part of SQL Server product.

TERRALYCOS.COM WEB SITE

     o The content and graphical design (and backup of all the historical data and designs) of Terra Lycos' corporate web site, located as of the Effective Date at www.terralycos.com.


TERRA MESSENGER

Terra Lycos Messenger ("TLM") is an instant messaging platform designed to support multiple languages and brands on a common system. The service supports both Terra Lycos employees and external users and is free to use. All TLM users are able to IM with one another; the service is not partitioned into separate communities, though each brand or language can have its own web portal to promote and complement the IM service. Usernames on TLM have the form "name@domain.com", where "domain.com" indicates (for most features) the brand and language to present to that user.

TLM version 4.0

Component Technologies & Dependencies

Operating System(s): Windows 2000 for the core IM servers and web sites; Red Hat Linux for the authentication and database server

Licensed Software:  IBM Sametime 3.1, including Lotus Domino

Open-Source/Free Software: OpenLDAP (LDAP-based authentication server); PostgreSQL (database); IIS (webserver); Tomcat (app server, 4.0 only).

In-House (Proprietary) Software: the Windows-based TLM desktop client itself (Developed by Telefonica I+D)

custom modifications (in C) to OpenLDAP for authentication (Developed by Lycos based on Opensource)

ASPs that generate all the web portals and serve a central XML resource file requested by the client at the start of each session (Developed by Lycos)

the Java-based Notification Engine that processes text alerts sent by external services to TLM users (Developed by Lycos based on IBM Sametime tech.)

the Java-based Presence Engine that allows services, including the web portals, to determine whether a user is online or not (Developed by Lycos based on IBM Sametime tech.)

[4.0 version only] Java servlets and JSPs for the TLM client's nav bar server (Developed by Telefonica I+D)

Additional Dependencies: TLM does not perform authentications solely on its own; the OpenLDAP server makes requests to other authentication systems depending on the domain of the user attempting to login. Typically, OpenLDAP will make an HTTP request to a local country's proprietary auth system for any user whose domain corresponds to that country (e.g. @terra.com.br users are authenticated by OpenLDAP against Terra Brazil's TLPSI/Bridge system).

Details

The major components of the TLM architecture interact as follows:

Desktop client: The client sends and receives instant messages through the Sametime software. When a user logs on, it also requests an XML file from a frontend URL that describes particular client settings for that user.

Web/MUX servers: These frontend Win 2K servers, managed by a load balancer, serve all web requests (including the nav bar servlets and JSPs starting with 4.0) and also handle the initial connections from clients. They run IIS and the Sametime MUX software (and Tomcat with 4.0). Following the initial connection to a MUX, clients are directed to a backend Sametime server. The CGI scripts hosted on these servers also connect to the PostgreSQL database for user profile information and nav bar settings.

Sametime servers: These Win 2K backend servers manage client connections and presence information through additional Sametime software and Domino storage. For authentication, they make requests to the OpenLDAP server via the LDAP protocol.

LDAP/Database server: This Red Hat Linux server, currently a standalone, is where the PostgreSQL user database and the customized OpenLDAP server run.

                                  SCHEDULE #B#

                                  CONSIDERATION

                                 $US ___ 300,000

                                    EXHIBIT C

                            SEARCH SERVICE AGREEMENT

         This Search Service Agreement (the "Agreement") is made and entered into as of ___, 2004 (subject to Section 11.12 below, "Effective Date") by and between LYCOS, INC., a corporation organized under the laws of the State of Virginia, U.S.A. ("Lycos"), and TERRA NETWORKS, S.A., a corporation organized under the laws of the Kingdom of Spain ("Terra").

                               CERTAIN DEFINITIONS

         "Lycos Software" is the object code and related documentation for a set of software components described in Schedule A attached hereto and incorporated by reference.

         "Internet Search Service" is an online service whereby Users can enter Queries in a search box and receive Search Results.

         "Search Results Providers" are parties with whom Terra has a license to receive search results ("Search Results") in response to Queries.

         "Users" are users of the Terra Web Sites on which a search box appears.

         "Terra Web Sites" are the URLs listed in Schedule B attached hereto and incorporated by reference.

         "Queries" are words entered into a search box by Users.

                                    RECITALS

         WHEREAS Lycos owns the Lycos Software and Lycos agrees to provide Terra with certain services and rights with respect to the Lycos Software according to the terms of this Agreement.

         WHEREAS Terra wishes to receive from Lycos certain services and rights with respect to the Lycos Software according to the terms of this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services. Subject to the terms and conditions of this Agreement, Lycos hereby provides to Terra, on behalf of itself and the Terra Entities (as defined below), and Terra, on behalf of itself and the Terra Entities, hereby accepts from Lycos, the Lycos Software solely so that Terra and the Terra Entities may, anywhere the web sites listed in Schedule B are operated by Terra Entities as of the Effective Date of the Agreement and during the Term, (i) pass Queries to Search Results Providers, (ii) receive the resultant Search Results, and (iii) display on Terra Web Sites Search Results to Users. Terra may not license, transfer, or assign the Lycos Software, nor may Terra operate the Lycos Software on behalf of, or for the benefit of any third party, as an application service provider, service bureau, outsourcer, consultant or other service provider. In no event may Terra provide access to or the benefit of the Subject Software to any competitor of Lycos. Except as expressly set forth herein, no other right or interest is granted to Terra, and all such other rights and interests are expressly reserved by Lycos. Lycos shall retain all rights of ownership to the Lycos Software and all intellectual property comprising the Lycos Software, including any permitted modifications, enhancements, derivative works and/or improvements to the Lycos Software made by Terra or a Terra Entity. Terra shall notify Lycos of any proposed modifications, enhancements, derivative works and/or improvements to be made by Terra, or a Terra Entity, to the Lycos Software. Lycos may approve such proposed modifications, enhancements, derivative works and/or improvements in its sole discretion. "Terra Entities" are Terra and any entities controlled by, under common control with, or which controls Terra.

         2. Supporting, Hosting, Personnel.

         (a) Lycos shall provide technical support to Terra with respect to the Lycos Software during the Term. Such technical support shall be provided in the same scope and manner and according to the same general standards as such services were being performed by Lycos for Terra with respect to the Terra activities set forth in Section 1 of this Agreement prior to the Effective Date. The parties hereto acknowledge that such support consisted generally of "second level" support for Terra's use of the Lycos Software. Terra will provide all necessary hosting, power, bandwidth and any other resources (e.g., hardware) necessary to deploy and maintain the Internet Search Service. Terra will provide all necessary product, engineering, operations and any other personnel necessary to deploy and maintain the Internet Search Service in accordance with this Agreement.

         (b) Additionally, Lycos acknowledges that Terra is migrating the search services platform from its current location to a different Terra USA environment, and that Lycos agrees to provide operation and engineering support for such migration that is reasonably required to be obtained from Lycos before, during and for a reasonable shake-down period after migration to the Terra USA environment (but in no event after the end of the Term), provided that such support does not materially increase the manpower and other resources historically dedicated by Lycos to Terra in connection with the support described in Section 2(a) immediately above.

         3. Service Fee. Terra shall pay to Lycos the sum of seven thousand dollars (US$7000) per month covering the services expressly set forth herein to be provided during the Term of this Agreement. Lycos will invoice Terra, or the relevant Terra Subsidiary as identified on Schedule B or as otherwise designated by Terra, on a monthly basis covering all fees for the Service to be provided during the previous month to the invoice, and payment in full by wire transfer of immediately available funds to a bank account designated by Lycos will be due within sixty (60) days of the date of the invoice.

         4. Third Party Intellectual Property. Terra acknowledges that Lycos is not granting any rights to any third party intellectual property, including, without limitation, any third party intellectual property included in the software listed on Schedule A, or which may be necessary for the operation of the Lycos Software. Upon request, Lycos will reasonably cooperate with Terra in identifying any third party rights that are necessary for use of the Lycos Software. Lycos will inform Terra within 30 days of any claim of infringement filed by third parties as to the use of any of the Lycos Software so that Terra may take appropriate action with respect to Terra's activities.

         5. Representations and Warranties. Terra, on behalf of itself and the Terra Entities, represents and warrants that (i) it has the full and exclusive right to grant or otherwise permit Lycos to access the Terra (and each of the Terra Entities') network of websites solely as necessary for Lycos to perform its obligations and exercise its rights under this Agreement, and (ii) to its knowledge it is unaware of any claims by any third parties adverse to any of such intellectual property rights. Each party will, at its own expense, obtain and maintain any and all governmental authorizations, licenses, registrations and filings that may be required under any applicable laws to execute or perform this Agreement, except that Terra will be responsible for obtaining all governmental authorizations, licenses, registrations necessary in outside of the United States of America.

         6. DISCLAIMER. EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, QUALITY, NON-INFRINGEMENT, TITLE OR OTHERWISE WHICH WOULD EXTEND BEYOND THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. TERRA, ON BEHALF OF ITSELF AND THE TERRA ENTITIES, ACCEPTS THE LYCOS SOFTWARE AND SUPPORT SERVICES UNDER THIS AGREEMENT AS IS. LYCOS WILL BE FREE FROM ANY LIABILITY FOR DAMAGES AND LOSSES OF ANY NATURE ARISING FROM OR RELATED TO THE LACK OF AVAILABILITY OR CONTINUITY OF THE SERVERS OR WEBSITES OF TERRA OR THE TERRA ENTITIES, OR THE SERVERS OF THE SEARCH RESULTS PROVIDERS.

         7. Indemnification. Terra shall hold harmless, defend and indemnify Lycos and its affiliates, and their directors, officers, employees, agents and contractors, against any and all claims, actions, proceedings and suits brought or made by any third party and all third party liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other litigation expenses) incurred by Lycos, arising out of or related to the provision of the Lycos Software, and Terra's use of the Lycos Software, including, without limitation, any development or enhancement thereof or integration with other software.

         8. Confidentiality.

         8.1. Confidentiality. During the Term of this Agreement and thereafter, each party shall keep strictly confidential, shall use solely for the purposes of this Agreement, and shall not disclose (other than to an Affiliate or any advisers on a confidential basis), any confidential information of the other party or any of its Affiliates received under or in connection with this Agreement, including without limitation any information, written or oral, relating to costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae or plans for future development; provided, however, that confidential information shall not include, and the disclosure restrictions of this Section 8.1 shall not apply to, any information received by either party from the other which:

         (a) was already known to the recipient (through no wrongful act) at the time of receipt from its own independent sources as evidenced by such party's written records and which was not acquired, directly or indirectly, from the other party, except that the foregoing exclusion from confidentiality will not apply to the Lycos Software or associated documentation obtained by Terra through its affiliate relationship with Lycos;

         (b) was at the time of receipt, or thereafter becomes, in the public domain through no wrongful act of the recipient;

         (c) is rightfully received by the recipient from a third party legally entitled to disclose such information free of confidentiality restrictions;

         (d) is disclosed by the recipient pursuant to the order of any court or in connection with any legal proceeding commenced by or against the recipient, provided that prior to any such disclosure the recipient shall give the other party a reasonable opportunity to seek a protective order with respect to any such disclosure; or

         (e) is disclosed by the recipient, or any Affiliate of the recipient, as required under any applicable securities laws.

"Affiliate" means any entity controlled by, under common control with, or which controls a party. Upon the expiration or termination of this Agreement, each party shall either destroy or return to the other party all memoranda, notes, records, reports and other documents (including all copies thereof) containing any confidential information of such other party and in such other party's possession or under its control at the time of such expiration or termination, and shall give written certification of compliance with this paragraph to such other party.

         9. Term and Termination. The term ("Term") of this Agreement shall commence on the Effective Date and continue for six (6) months unless terminated earlier as provided below. Either party may terminate this Agreement (a) if the other party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party or its business; or (b) upon the occurrence of a material breach of a material provision by the other party if such breach is not cured within thirty (30) days after written notice is received by the breaching party identifying the matter constituting the material breach. In addition, (i) Terra may terminate this Agreement at any time upon thirty (30) days prior written notice to Lycos and shall be obligated to pay the service fee only through the date of termination and (ii) Lycos may terminate this Agreement or suspend its performance under this Agreement, which termination or suspension shall take immediate effect, if the operation of Terra or a Terra Entity, including, without limitation, its web page content and the management thereof, violates or fails to comply with any applicable law or regulation.

         10. Limitation of Liability. EXCEPT FOR THIRD PARTY DAMAGES PAYABLE PURSUANT TO SECTION 7 HEREOF, TO THE EXTENT PERMITTED BY

APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE UNDER OR FAILURE OF PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT FOR SERVICE FEE PAYMENT OBLIGATIONS AND INDEMNIFICATION OBLIGATIONS UNDER
SECTION 7, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE FEES PAID UNDER THIS AGREEMENT.

11. Miscellaneous.

11.1. Notices. Any notice, request, demand, approval or consent required or permitted under this Agreement shall be in writing and shall be effective upon actual receipt when delivered by (a) registered mail, postage prepaid, return receipt requested, (b) personal delivery, (c) an overnight courier of recognized reputation (such as DHL or Federal Express), or (d) transmission by facsimile (with confirmation by mail), in each case addressed as follows:

                 If to Lycos:     Lycos, Inc.
                                  100 Fifth Avenue
                                  Waltham, MA 02451, U.S.A
                                  Attention:  General Counsel
                                  Telephone:  (781) 370-2700
                                  Facsimile:  (781) 370-3433

                 If to Terra:     Terra Networks, S.A.
                                  Via de las Dos Castillas 33, Edificio Atica 1
                                  28224 Pozuelo de Alarcon, Madrid, Spain
                                  Attention:  General Counsel

Either party may change its address or facsimile number for notice purposes by notice given to the other party in accordance with this Section 11.1.

         11.2. Entire Agreement. This Agreement, including the schedules referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous letters of intent, agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.

         11.3. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, invalid or void in any respect, no other provision of this Agreement shall be affected thereby, all other provisions of this Agreement shall nevertheless be carried into effect and the parties shall amend this Agreement to modify the unenforceable, invalid or void provision to give effect to the intentions of the parties to the extent possible in a manner which is valid and enforceable.

         11.4. Remedies and Waivers. All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other rights or remedies which the parties may have. The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         11.5. Governing Law. This Agreement shall be governed, in all respects, including as to validity, interpretation and effect, by, and interpreted in accordance with, the internal laws of the State of New York in the United States of America without giving effect to the conflict of laws rules thereof. The parties hereby irrevocably consent (i) to the exclusive jurisdiction of the United States federal and state courts located in the State of New York and irrevocably waive any rights to assert forum non conveniens, and (ii) to the service of process by mail or such other means as may be permitted by applicable law.

         11.6. Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.

         11.7. Controlling Language. This Agreement has been prepared, negotiated and signed in English, and English is the controlling language of this Agreement.

         11.8. Third Party Beneficiary. This Agreement is not intended to and does not confer any rights on any third party, and no such third party shall be a third party beneficiary under or in respect of this Agreement.

         11.9. Survival. All terms of this Agreement, which by their nature extend beyond its termination, remain in effect until fulfilled and apply to respective successors and assigns.

         11.10. Binding Effect. Terra may not assign this Agreement (including without limitation by operation of law, change in ownership (other than by merger) or otherwise) or any of its rights or delegate any of its duties under this Agreement without the prior written consent of Lycos. Any such attempted assignment will be null and void.

         11.11. Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not be effective until the closing of that certain Stock Purchase Agreement dated as of on or about July 30, 2004 between Terra Networks, S.A., a corporation organized and existing under the laws of Spain ("Seller"), and Daum Communications, Corp., a corporation organized and existing under the laws of Korea ("Buyer"), under which Buyer shall purchase from Seller all of the issued and outstanding shares of common stock of Lycos.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       LYCOS, INC.,
                                       a corporation organized under the laws of Virginia, USA


                                       By:
                                          --------------------------------------

                                       Its:
                                           -------------------------------------



                                       TERRA NETWORKS, S.A.
                                       a corporation organized under the laws of the Kingdom of Spain

                                       By:
                                          --------------------------------------

                                       Its:
                                           -------------------------------------

                                    SCHEDULES

SCHEDULE #A#     Lycos Software

SCHEDULE #B#     Terra Web Sites

                                  SCHEDULE #A#
                                 LYCOS SOFTWARE


Supported Operating System
Microsoft Windows 2000

Software Components

Terra Search Doctree
- This includes all application-specific files for all regional Terra Search implementations. These ASP, CSS, XML, and XSLT files implement the specific business logic and user interface requirements of buscador.terra.* sites.

Search Toolkit 1.4.6
- The Search Toolkit is a collection of tools to facilitate the building of search engine websites. It is primarily written in Microsoft ASP/JScript with some supporting COM objects to provide functionality not generally available to scripting. The core functions of the toolkit center on using a user's query input for fetching results in XML asynchronously from an arbitrary number of sources and rendering them in the application web page through the application of XSLT.

Search Service 1.4.6
- The Search Service is a collection of tools to facilitate the building of search engine websites. It is primarily written in Microsoft ASP/JScript with some supporting COM objects to provide functionality not generally available to scripting. The Search Service acts as a middle tier, mediating between front-end applications and data sources on the back end.

Intercept Object 10.0.0.4
- The Intercept object is a COM DLL. The Intercept object is used to perform analysis on user input. It is used to categorize a user's query and, thereby, provides the underpinning for the Nightsurf and TPI integrations.

Documentation

Terra Search Documentation
Documentation for Terra Search will include existing release notes for Terra Search, and existing release notes and user guides for Search Toolkit and Search Service.

                                   SCHEDULE B

www.terra.es
www.terra.com.br
www.terra.com.mx
www.terra.com
www.terra.com.ar
www.terra.cl
www.terra.com.pe
www.terra.com.co
www.terra.com.ve
www.terra.com.gt
www.terra.co.cr
www.terra.com.do
www.terra.com.hn
www.terra.com.ni
www.terra.com.sv
www.terra.com.pr
www.terra.com.uy

                                    EXHIBIT D

                          SOFTWARE LICENSING AGREEMENT

         This Software License Agreement (the "Agreement") is made and entered into as of August 5___, 2004 by and between LYCOS, INC., a corporation organized under the laws of the State of Virginia, U.S.A. ("Lycos"), and TERRA NETWORKS, S.A., a corporation organized under the laws of the Kingdom of Spain ("Terra").

                                    RECITALS

         WHEREAS, Terra desires to use in its business certain computer software described in Schedule A attached hereto, to the extent owned by Lycos (the "Subject Software"), and hereby incorporated by reference.

         NOW, Therefore, in consideration of the mutual covenants contained herein, and for other valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. License. Subject to the terms and conditions of this Agreement, Lycos hereby grants Terra a global, perpetual, license to use each of the Subject Software solely for its internal business purposes. Terra may sublicense the Subject Software solely to its Affiliates solely for use for their internal business purposes and upon the terms of this Agreement. "Affiliate" of any entity means any other entity controlled by, under common control with, or which controls such entity. Each Terra Affiliate's access to or use of the Subject Software shall constitute its agreement to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, in no event may Terra (a) provide access to or the benefit of the Subject Software to any third party, including without limitation any competitor of Lycos, (b) operate the Lycos Software on behalf or for the benefit of any third party, as an application service provider, service bureau, outsourcer, consultant or otherwise or (c) use the Lycos Software to compete with Lycos or (c) otherwise exploit the Subject Software to generate revenue (other than such revenue as may be generated indirectly through the use of the Subject Software to support Terra's and its Affiliates' businesses). The Subject Software licensed under this Agreement shall be delivered to Terra in object code and source code along with all of Lycos' existing associated documentation. Terra shall have the right to further develop, enhance or integrate with other software the Subject Software, subject to Terra obtaining all necessary third party rights. Terra acknowledges that it has no rights to, and Lycos has no obligation to provide, any updates, enhancements or other derivative works or replacements of the Subject Software. Lycos shall retain all right, title and interest in and to the Subject Software and all intellectual property comprising the Subject Software. Except as expressly set forth herein, no other right or interest is granted to Terra, and all such other rights and interests are expressly reserved by Lycos.

         2. Limited Maintenance. During the first three (3) months after the Effective Date, Lycos will provide reasonable "second level" bug fix support substantially the same in scope and manner, and according to the same general standards, as such services are performed by Lycos for itself. Beyond that date, Lycos shall not be obliged to provide Terra with any maintenance or support services, and Terra shall be responsible for the further maintenance and support of the Subject Software.

         3. Maintenance & License Fees. In consideration for the use of the Subject Software as set forth herein, Terra shall pay to Lycos the license fees described on Schedule B attached hereto (the "License Fee"), which amounts shall be paid to Lycos within fifteen days from the Effective Date. In consideration for the maintenance support set forth in Section 2 above, Terra shall pay to Lycos the fully burdened costs therefor, plus five percent (5%) (the "Maintenance Fee"), which amounts shall be paid to Lycos on a monthly basis as incurred, with amounts due net thirty (30) days from date of invoice.

         4. Third Party Intellectual Property. Terra acknowledges that Lycos is not granting any rights to any third party intellectual property, including, without limitation, any third party intellectual property included in the software listed on Schedule A, or which may be necessary for the operation of the Subject Software. Upon request, Lycos will reasonably cooperate with Terra in identifying any third party rights that are necessary for use of the Subject Software. Terra will, at its own expense, obtain and maintain any and all governmental or other authorizations, licenses, registrations and filings that may be required under any applicable laws or third party contractual agreements for Terra to use the Subject Software in accordance with the terms and conditions of this Agreement. During the first six (6) years after the Effective Date, Lycos will inform Terra within 30 days of becoming aware of any claim of infringement filed by third parties as to the use of any of the Subject Software so that Terra may take appropriate action.

         5. DISCLAIMER. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, NON-INFRINGEMENT, TITLE OR OTHERWISE. TERRA ACCEPTS THE SUBJECT SOFTWARE AND SUPPORT SERVICES UNDER THIS AGREEMENT AS IS.

         6. Indemnification. Terra shall hold harmless, defend and indemnify Lycos and its affiliates, and their directors, officers, employees, agents and contractors, against any and all claims, actions, proceedings and suits brought or made by any third party and all third party liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other litigation expenses) incurred by Lycos, arising out of or related to the grant of rights to Lycos Software under this Agreement, and Terra's use of the Subject Software, including, without limitation, any development or enhancement thereof or integration with other software.

         7. Confidentiality.

         7.1. Confidentiality. During the term of this Agreement and thereafter in perpetuity, each party shall keep strictly confidential, shall use solely as permitted by this Agreement and shall not disclose (other than to an Affiliate bound by this Agreement or any advisers, each on a confidential basis), any confidential information of the other party or any of its Affiliates received under or in connection with this Agreement, including without limitation the source code of the Subject Software or any information, written or oral, relating to costs, profits, markets, sales, products, product development, key personnel, pricing policies, operational methods, technology, know-how, technical processes, formulae or plans for future development; provided, however, that confidential information shall not include, and the disclosure restrictions of this Section 7.1 shall not apply to, any information received by either party from the other which:

         (a) was already known to the recipient (through no wrongful act) at the time of receipt from its own independent sources as evidenced by such party's written records and which was not acquired, directly or indirectly, from the other party, except that the foregoing exclusion from confidentiality will not apply to the Subject Software or associated documentation obtained by Terra through its affiliate relationship with Lycos;

         (b) was at the time of receipt, or thereafter becomes, in the public domain through no wrongful act of the recipient;

         (c) is rightfully received by the recipient from a third party legally entitled to disclose such information free of confidentiality restrictions;

         (d) is disclosed by the recipient pursuant to the order of any court or in connection with any legal proceeding commenced by or against the recipient, provided that prior to any such disclosure the recipient shall give the other party a reasonable opportunity to seek a protective order with respect to any such disclosure; or

         (e) is disclosed by the recipient, or any Affiliate of the recipient, as required under any applicable securities laws.

Upon the expiration or termination of this Agreement, each party shall either destroy or return to the other party all memoranda, notes, records, reports and other documents (including all copies thereof) containing any confidential information of such other party and in such other party's possession or under its control at the time of such expiration or termination, and shall give written certification of compliance with this paragraph to such other party.

         8. Limitation of Liability. EXCEPT FOR BREACHES OF SECTION 7 HEREOF (CONFIDENTIALITY), AND THIRD PARTY DAMAGES PAYABLE PURSUANT TO SECTION 6 (INDEMNIFICATION), TO THE EXTENT PERMITTED BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM PERFORMANCE UNDER OR FAILURE OF PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT FOR BREACHES OF SECTION 7 HEREOF, LICENSE FEE PAYMENT OBLIGATIONS AND INDEMNIFICATION OBLIGATIONS UNDER
SECTION 6, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY

BE LIABLE FOR DAMAGES IN EXCESS OF THE FEES PAID UNDER THIS AGREEMENT.

         9. Termination. Lycos may terminate this Agreement, or any portion of this Agreement, upon written notice to Terra (i) in the event of a material breach by Terra of any material provision of this Agreement that remains uncured for thirty (30) days after Terra's receipt of written notice of such breach,
(ii) in the event Terra (or any permitted successor organization) ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing to its inability to pay its debts as they become due, or is insolvent or the subject of receivership and (iii) in the event of any change of control of Terra to any Lycos competitor, or any attempted assignment by Terra of any of its rights or delegation any of its duties (including without limitation by operation of law, change of control or otherwise) under this Agreement to any Lycos competitor. For the purposes of this section, the parties recognize that a merger between Terra and another entity will result in a permitted successor organization and is not deemed to be a cessation of doing business by Terra.

         10. Miscellaneous.

         10.1. Notices. Any notice, request, demand, approval or consent required or permitted under this Agreement shall be in writing and shall be effective upon actual receipt when delivered by (a) registered mail, postage prepaid, return receipt requested, (b) personal delivery, (c) an overnight courier of recognized reputation (such as DHL or Federal Express), or (d) transmission by facsimile (with confirmation by mail), in each case addressed as follows:

              If to Lycos:         Lycos, Inc.
                                   100 Fifth Avenue
                                   Waltham, MA 02451, U.S.A.
                                   Attention:    General Counsel
                                   Telephone:    (781) 370-2700
                                   Facsimile:    (781) 370-3433

              If to Licensee:      Terra Networks, S.A.
                                   Via de las Dos Castillas 33, Edificio Atica 1
                                   28224 Pozuelo de Alarcon, Madrid, Spain
                                   Attention:    General Counsel

Either party may change its address or facsimile number for notice purposes by notice given to the other party in accordance with this Section 10.1.

         10.2. Entire Agreement. This Agreement, including the schedules referred herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement. This Agreement supersedes all previous letters of intent, agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement. This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.

         10.3. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, invalid or void in any respect, no other provision of this Agreement shall be affected thereby, all other provisions of this Agreement shall nevertheless be carried into effect and the parties shall amend this Agreement to modify the unenforceable, invalid or void provision to give effect to the intentions of the parties to the extent possible in a manner which is valid and enforceable.

         10.4. Remedies and Waivers. All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other rights or remedies which the parties may have. The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         10.5. Governing Law. This Agreement shall be governed, in all respects, including as to validity, interpretation and effect, by, and interpreted in accordance with, the internal laws of the State of New York in the United States of America without giving effect to the conflict of laws rules thereof. The parties hereby irrevocably consent (i) to the exclusive jurisdiction of the United States federal and state courts located in the State of New York and irrevocably waive any rights to assert forum non conveniens, and (ii) to the service of process by mail or such other means as may be permitted by applicable law.

         10.6. Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.

         10.7. Controlling Language. This Agreement has been prepared, negotiated and signed in English, and English is the controlling language of this Agreement.

         10.8. Third Party Beneficiary. This Agreement is not intended to and does not confer any rights on any third party, and no such third party shall be a third party beneficiary under or in respect of this Agreement.

         10.9. Survival. All terms of this Agreement, which by their nature extend beyond its termination, remain in effect until fulfilled and apply to respective successors and assigns.

         10.10. Binding Effect. Terra may not assign this Agreement (including without limitation by operation of law, change in ownership or otherwise) or any of its rights or delegate any of its duties under this Agreement without the prior written consent of Lycos. Any such attempted assignment will be null and void.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       LYCOS, INC.,
                                       a corporation organized under the laws of Virginia, USA


                                       By:
                                            ------------------------------------

                                       Its:
                                             -----------------------------------




                                       TERRA NETWORKS, S.A.
                                       a corporation organized under the laws of the Kingdom of Spain


                                       By:
                                            ------------------------------------

                                       Its:
                                            ------------------------------------

                                    SCHEDULES



SCHEDULE #A#     Subject Software

SCHEDULE #B#     License Fee

                                 SCHEDULE # A #

                                [DAUM TO CONFIRM]

                                SUBJECT SOFTWARE

       The Subject Software comprises all software set forth below that is owned by Lycos. Third party software is not included, and any third party software listed is included for informational purposes only.

PANGEA

Pangea is a back-office application to facilitate Site Management, the content and processes a site requires to run.

Pangea provides the framework to address the many, varied processes of Site Management including:

     o Process Workflow - how content is integrated into the production environment

     o User Workflow - who enters content, who checks content, who releases content

     o Release Workflow - how content is formally released into the production environment

Content is created by a process, or more often a user. It is modelled in Pangea as a component. A collection of components is referred to as a page. All content is defined by template objects that specify both what content to collect, and what output to produce.

Component Technologies & Dependencies

     o    Operating System(s):

          o    Windows 2000 Server

     o    Licensed Software:

          o    Microsoft IIS

          o    MS SQL Server

          o    Vignette

     o    Open-Source Software:

          o    N/A

     o    In-House (Proprietary) Software:

          o    WorkFlow Server 2.1

     o    Additional Dependencies:

          o    N/A

CATMAN

Catman is an acronym that stands for Centralized Ad Tag MANagement. Without centrally managed ad tags, a lot of engineering and ad tech effort is spent making the same changes to ad tags on many different sites. Centrally managing ad tags means reducing that effort to a small fraction, with changes occurring dramatically faster with fewer errors. Catman achieved this goal by providing the following features;

[ ] Centralize ad tag data, removing the onus of ad tag maintenance from the Portal front ends

[ ] Centralize the business logic for determining which ad tags to display, under which conditions

[ ]   Minimize dependencies on any one Ad serving vendor

[ ]   A browser based GUI for managing ad tags and business logic

Catman is for internal use only. It is an infrastructure used by the ad technology team and has no direct user interactions.

Component Technologies & Dependencies

     o Operating System(s): Windows IIS for ServerSide Catman and any platform for Clientside Catman. Windows .NET Server for Catman mid-tier.

     o    licensed Software: IIS Webserver, SqlServer 2000 Database

     o    Open-Source Software: None

     o In-House (Proprietary) Software: WorkFlow Server, AXIS (.NET WebServices), Proprietary JavaScript compiler

     o    Additional Dependencies: WorkFlow Server, AXIS

Details

The diagram below describe the Catman architecture:


     o Catman Admin UI - A user interface to add/modify the rules in the Catman database.

     o Ad data tier - Ad data-tier is the database where all rules are stored. This is a backend only database. Ad data-tier includes stored procedures that is used to interface with the UI.

     o Workflow Server - Workflow server is used to release changes from the database to production Catman MT and Catman Scripts server. Workflows are invoked from the Catman Admin UI vis the HTTP interface.

     o Ad Middle-Tier - Ad Middle-tier creates XML/XSLT files from the database depending on the rules set by the UI.

     o Catman Middle-Tier - Catman Middle-tier provides a pre-processed XML and XSLT files pre-processed by the Ad MT. These files and templates are used by the server side Catman.

     o Catman Script Server - Catman Script server holds Javascript files preprocessed by the Ad MT and used by the Client-side Catman.

     o Catman Toolkit (Server-side) - Catman Toolkit with API called from the ASP pages that needs Catman integration.

     o Catman Toolkit (Client-side) - Catman Toolkit for Javascript includes for client-side Catman integration.

WORK FLOW SERVER

The WorkFow Server is a back-office application to automate process.

WorkFlow Server serves as the backbone to many parts of the new content management system. It provides flexibility, scalability, and efficiency to operations that enhance or maintain content in live service. Its primary advantage is that the implementation has been abstracted into a set of available functions, called tasks, and that these tasks can be configured and organized in any manner the user chooses through the use of simple XML configurations. It allows Terra-Lycos to adapt to most business needs without having to release a single compiled module, resulting in time-to-market of products being dramatically reduced. Some examples of WorkFlows include:

     o receive news articles from Reuters IDS, verify the articles are composed of only valid XHTML, post the articles on a TIBCO bus

     o receive sports score updates from FOXSports via HTTP GET every 15 seconds, verify the scores updates are composed of only valid XML, load the scores update into an XML DOM and add our teamcodes via a dictionary object, store the scores update in a MS SQLServer database

     o extract the latest advertising rules from a MS SQLServer database, transform the rules from our abstract rules language into valid JavaScript, push the JavaScript to production servers via secure FTP

Component Technologies & Dependencies

     o    Operating System(s):

          o    Windows 2000 Server

          o    RedHat Linux

     o    Licensed Software:

          o    Microsoft IIS - for administration

          o    Microsoft SOAP Toolkit 3.0 - for administration

          o    MS SQL Server - for logging-only

     o    Open-Source Software:

          o    Sun Java 1.4

          o    Apache Ant 1.5

          o    Mind Electric GLUE - for administration

     o    In-House (Proprietary) Software:

          o    N/A

     o    Additional Dependencies:

          o Licensed technologies that WorkFlows automate such as interaction with Perforce, MS SQL, Oracle, TIBCO

          o Open-Source technologies that WorkFlows automate such as interaction MySQL

Details

The WorkflowServer has two main conceptual objects. The first is called a workflow, which is an organized collection of tasks that are arranged to achieve an objective. For example, an objective could be "build a partner catalog from a comma delimited feed that is available on their FTP server", or "transform a set of possible malformed XML for public consumption". The objective is broken into a series of steps, or tasks, which are available through the WorkflowServer. The tasks are then arranged through the use of dependencies, or statements indicating that a step requires a previous step or steps to be executed. Upon successful configuration and execution of a workflow, the objective should be achieved.

The other conceptual object of the WorkflowServer is an activator. An activator is an object which listens for an event and responds to that event by starting a set of workflows. Events that an activator can listen for can range from a message available on the TIB to the system clock reaching a specific date and/or time. Activators are used to trigger workflows in a known and periodic manner. In other words, we use activators when there is a specific schedule or set of criteria when a set of workflows should start.

A series of separate JAR files define the WorkFlow Architecture:

     o    WorkFlow Implementation Library

     o WorkFlow Tasks Library - the actual tasks such as Web Fetching, FTP, SQL, email ...

     o WorkFlow Task Framework Library - defines interface Task and the methods a Task must implement

The separation allows other programs to use our classes and methods without inheriting the workflow architecture. Additionally, the distribution facilitates extension such as the definition of new tasks.

WorkFlows are written as XML documents. WorkFlows have a root element "workflow", then any number of "job" elements underneath. A "job" is an individual instance of a task, where the type of task is a fully qualified JAVA class path. The underlying elements to a "job" make up the task's configuration. Internally, WorkFlow configurations are transformed into pure XSL stylesheets. Jobs are placed as children of an XSL template match statement. This allows us to have "interlaced" XSL in our workflows later while maintaining backwards compatibility.

AXIS

Axis is a Microsoft.NET based data service driver which allows data to be queried and retrieved from any number of defined data sources. It provides mechanisms to serialize the data into XML, and to transform, merge, and otherwise manipulate the data before sending it back to the client.

A primary goal of Axis is to allow such a data service to be defined declaratively rather than programmatically through a simple configuration file. An Axis service is accessed (typically) by the client via HTTP (i.e. it runs as a Web service) so querying an Axis based Web service simply requires hitting an URL with the desired query-string parameters. Most commonly, Axis based services will return XML, but the return of plain text and binary data (i.e. images) is also supported.

Axis is driven by a configuration file, which itself is an XML file. Each config file is used to define a single data service which supports any number of "methods" which can retrieve, manipulate, and return data based upon specified arguments. A single instance of an Axis Web service can serve any number of separate services, each controlled by its own config file. A single master Axis XML config file (axis.xml) is used to define the Web services, each named and referring to its own config file.

Component Technologies & Dependencies

     o    Operating System(s): Windows .NET Server.

     o    licensed Software: IIS Webserver

     o    Open-Source Software: None

     o    In-House (Proprietary) Software: None

     o    Additional Dependencies: None

Details

This diagram is a visual overview of the basic Axis architecture followed by a brief description of the various components.


Here are some things to notice.

     o    HTTP Web Interface
          Axis provides a way to build Web services, i.e. a way to query a Web server for data (typically, but not limited to, XML) based on a given request. Queries to Axis can be in the form of an HTTP GET. The request contains the name of the Axis service and method within that service, as well as any arguments as name/value pairs. An Axis service is defined by an XML config file. The Axis engine does its thing based on the request and the Axis service config file and returns the response to the client; typically this is XML, but it can also be straight text or even binary data.

     o    Axis Config File
          The Axis config XML is what you, as the Web service provider, implement. There is one config file per service, each may contain any one or more methods. Multiple services may exist under a single Axis Web site.

          There are two different mechanisms Axis can use to discover service config files. Either (1) an axis.xml file is used to define and refer to all of the known services, or (2) the axis sub-directory is searched for sub-directory containing a config.xml file - these are assumed to be Axis services which are named for the sub-directory.

          When an Axis service is first referenced, its config file is loaded, parsed and is decomposed into internal named objects - data-sources, data-queries, data-serializers, methods. Thereafter, the actual config file is no longer accessed. Note however that Axis does "watch" the file for changes and when it is updated, it will automatically be reloaded no IIS restarts!

     o    Data Sources
          Axis data-sources are used to define the source for some data, for example, an URL via HTTP, a Database, or a Lycos Catalog via CMD. Axis has built-in support for exactly these three data-sources. Other data-sources can be defined via plug-ins using the IDataSource interface. The three built-in data-sources can be defined in the config file using the http-source, database-source, and catalog-source elements.

     o    Data Queries
          Axis data-queries are used to define basic queries for data, for example, an URL for HTTP, SQL for Database, or a CMD query for a Lycos Catalog. Axis has built-in support for exactly these three data-queries. Other data-queries can be defined via plug-ins using the IDataQuery interface. The three built-in data-queries can be defined in the config file using the http-query, database-query, and catalog-query elements.

     o    Data Serializers
          Axis data-serializers are used to define a mapping from the actual raw data from data-fetch, to XML. Axis has built-in support for transforming or "serializing" the result of a database-fetch and a catalog-fetch to XML. Other data-serializers can be defined via plug-ins using the IDataSerializer interface. The two built-in data-serializers can be defined in the config file using the database-serializer, and catalog-serializer elements.

     o    Data Fetchers
          Axis data-fetchers are used to retrieve data (typically and by default, XML) from a given named data-source, using a given named data-query, and applying a given data-serializer, if any. If explicitly specified, non-XML, i.e. text (e.g. badly formed HTML), or binary (e.g. a JPEG image) may also be retrieved.

     o    Data Writers
          Axis data-writers can also be used to write data, specifically, to a database.

     o    Data Outputer
          Nothing is actually sent back to the client without explicitly requesting that it be output. A data-output element allows this to be done. For convenience it is also possible to simply set an output attribute on a data-fetch to be true.

     o    Data Providers
          As is shown in the diagram, Axis currently supports three kinds of data providers databases (SQL Server & Oracle), HTTP, and Lycos Catalog (CMD). We've just added simple file support as well but it's not yet in the latest official release.

                                  SCHEDULE #B#

                                   LICENSE FEE

                                   50,000 US$